Exhibit 10

EXECUTION COPY

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF FEBRUARY 16, 2021

AMONG

PATTERSON COMPANIES, INC.,

AS THE BORROWER

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

MUFG BANK, LTD.,

AS ADMINISTRATIVE AGENT

BANK OF AMERICA, N.A.

AND

FIFTH THIRD BANK, NATIONAL ASSOCIATION,

AS CO-SYNDICATION AGENTS

AND

THE TORONTO-DOMINION BANK, NEW YORK BRANCH,

U.S. BANK NATIONAL ASSOCIATION

AND

TRUIST BANK,

AS CO-DOCUMENTATION AGENTS

MUFG BANK, LTD.,

BANK OF AMERICA, N.A.

AND

FIFTH THIRD BANK, NATIONAL ASSOCIATION,

AS JOINT LEAD ARRANGERS AND JOINT BOOKRUNNING MANAGERS

TABLE OF CONTENTS

PAGE

ARTICLE I

DEFINITIONS

1.1	Certain Defined Terms	2
1.2	Terms Generally	40
1.3	Financial Covenant Calculations	41
1.4	Amendment and Restatement of Existing Credit Agreement and Existing Loan Agreement	41
1.5	Divisions	43

ARTICLE II

THE CREDITS

2.1	Initial Term Loans	43
2.2	Revolving Loans	43
2.3	Swing Line Loans	44
2.4	Determination of Dollar Amounts; Repayment of Loans; Termination; Mandatory Prepayments	47
2.5	Commitment Fee; Aggregate Revolving Loan Commitment; Incremental Term Loans; Additional Term Loans	49
2.6	Minimum Amount of Each Advance	51
2.7	Optional Principal Payments	51
2.8	Method of Selecting Types and Interest Periods for New Advances	51
2.9	Conversion and Continuation of Outstanding Advances; No Conversion or Continuation of Eurocurrency Advances After Default	52
2.10	Method of Borrowing	53
2.11	Changes in Interest Rate, etc.	54
2.12	Rates Applicable After Default	54
2.13	Method of Payment; Unavailability of Original Currency	54
2.14	[RESERVED]	55
2.15	Noteless Agreement; Evidence of Indebtedness	55
2.16	Telephonic Notices	56
2.17	Interest Payment Dates; Interest and Fee Basis	56
2.18	Notification of Advances, Interest Rates, Prepayments and Commitment Reduction	57
2.19	Lending Installations	57
2.20	Non-Receipt of Funds by the Administrative Agent	58
2.21	Market Disruption	59
2.22	Judgment Currency	59
2.23	Replacement of Lender	60

i

2.24	Facility LCs	60
2.25	[RESERVED]	67
2.26	Defaulting Lenders	67

ARTICLE III

YIELD PROTECTION; TAXES

3.1	Yield Protection	69
3.2	Changes in Capital Adequacy Regulations	70
3.3	Availability of Types of Advances	70
3.4	Funding Indemnification	80
3.5	Taxes	80
3.6	Lender Statements; Survival of Indemnity	85
3.7	Alternative Lending Installation	86

ARTICLE IV

CONDITIONS PRECEDENT

4.1	Conditions Precedent to Closing	86
4.2	Each Credit Extension Following the Closing Date	89

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1	Existence and Standing	89
5.2	Authorization and Validity; Binding Effect	90
5.3	No Conflict; Government Consent	90
5.4	Financial Statements	90
5.5	Material Adverse Change	91
5.6	Taxes	91
5.7	Litigation and Contingent Obligations	91
5.8	Subsidiaries	91
5.9	ERISA	91
5.10	Accuracy of Information	92
5.11	Regulation U	92
5.12	Material Agreements	92
5.13	Compliance With Laws	92
5.14	Ownership of Properties	92
5.15	Plan Assets; Prohibited Transactions	92
5.16	Environmental Matters	93
5.17	Investment Company Act	93
5.18	Status as Senior Debt	93
5.19	Insurance	93
5.20	Solvency	93
5.21	No Default or Unmatured Default	93

5.22	Reportable Transaction	93
5.23	Post-Retirement Benefits	94
5.24	Anti-Corruption Laws and Sanctions	94
5.25	Money Laundering and Counter-Terrorist Financing Laws	94
5.26	Affected Financial Institutions	94

ARTICLE VI

COVENANTS

6.1	Financial Reporting	94
6.2	Use of Proceeds	96
6.3	Notice of Default	97
6.4	Conduct of Business	97
6.5	Taxes	97
6.6	Insurance	97
6.7	Compliance with Laws	97
6.8	Maintenance of Properties	98
6.9	Inspection; Keeping of Books and Records	98
6.10	Dividends	98
6.11	Merger	98
6.12	Sale of Assets	99
6.13	Investments and Acquisitions	100
6.14	Indebtedness	103
6.15	Liens	106
6.16	Affiliates	108
6.17	Financial Contracts	109
6.18	Subsidiary Covenants	109
6.19	Contingent Obligations	109
6.20	Leverage Ratio	109
6.21	Interest Expense Coverage Ratio	110
6.22	[RESERVED]	110
6.23	Additional Subsidiary Guarantors	110
6.24	Foreign Subsidiary Investments	110
6.25	Subordinated Indebtedness	110
6.26	Sale of Accounts	111
6.27	Anti-Corruption Laws	111
6.28	Most Favored Lender Status	111

ARTICLE VII

DEFAULTS

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1	Acceleration	114
8.2	Amendments	116
8.3	Preservation of Rights	118

ARTICLE IX

GENERAL PROVISIONS

9.1	Survival of Representations	118
9.2	Governmental Regulation	118
9.3	Headings	118
9.4	Entire Agreement	118
9.5	Several Obligations; Benefits of this Agreement	118
9.6	Expenses; Indemnification	119
9.7	Numbers of Documents	120
9.8	Accounting	120
9.9	Severability of Provisions	120
9.10	Nonliability of Lenders	120
9.11	Confidentiality	121
9.12	Lenders Not Utilizing Plan Assets	121
9.13	Nonreliance	122
9.14	Disclosure	122
9.15	Performance of Obligations	122
9.16	Relations Among Lenders	123
9.17	USA Patriot Act Notification	123
9.18	Interest Rate Limitation	123
9.19	No Advisory or Fiduciary Responsibility	123
9.20	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	124
9.21	Release of Guarantors	124
9.22	Acknowledgment Regarding Any Supported QFCs	125

ARTICLE X

THE ADMINISTRATIVE AGENT

10.1	Appointment; Nature of Relationship	126
10.2	Powers	126
10.3	General Immunity	126
10.4	No Responsibility for Loans, Recitals, etc.	126
10.5	Action on Instructions of Lenders	127
10.6	Employment of Agents and Counsel	127
10.7	Reliance on Documents; Counsel	127
10.8	Administrative Agent’s Reimbursement and Indemnification	128
10.9	Notice of Default	128
10.10	Rights as a Lender	128
10.11	Lender Credit Decision	129
10.12	Successor Administrative Agent	129

10.13	Administrative Agent and Arranger Fees	130
10.14	Delegation to Affiliates	130
10.15	No Duties Imposed on Co-Syndication Agents, Co-Documentation Agents or Arrangers	130
10.16	Certain ERISA Matters	130

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1	Setoff	131
11.2	Ratable Payments	132

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1	Successors and Assigns; Designated Lenders	132
12.2	Participations	134
12.3	Assignments	136
12.4	Dissemination of Information	138
12.5	Tax Certifications	138

ARTICLE XIII

NOTICES

13.1	Notices; Effectiveness; Electronic Communication.	138
13.2	Change of Address, Etc.	139
13.3	Communications on Electronic Transmission System	139

ARTICLE XIV

COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION

14.1	Counterparts; Effectiveness	140
14.2	Electronic Execution of Assignments	140

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1	CHOICE OF LAW	140
15.2	CONSENT TO JURISDICTION	141
15.3	WAIVER OF JURY TRIAL	141

v

ARTICLE XVI

BORROWER GUARANTY

SCHEDULES

Commitment Schedule

LC Issuer Commitment Schedule

Pricing Schedule

Schedule 1.1.1	-	Eurocurrency Payment Office of the Administrative Agent

Schedule 1.1.2	-	Existing Facility LCs

Schedule 5.8	-	Subsidiaries

Schedule 6.13	-	Investments

Schedule 6.14	-	Indebtedness

Schedule 6.15	-	Liens

EXHIBITS

Exhibit A	-	Form of Compliance Certificate

Exhibit B	-	Form of Assignment and Assumption Agreement

Exhibit C	-	Form of Promissory Note for Term Loan

Exhibit D	-	Form of Promissory Note for Revolving Loan

Exhibit E	-	Form of Designation Agreement

Exhibit F	-	Form of Guaranty

Exhibit G	-	Form of U.S. Tax Compliance Certificate

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This Second Amended and Restated Credit Agreement, dated as of February 16, 2021 (as it may be amended, restated, supplemented or otherwise modified from time to time), is entered into by and among Patterson Companies, Inc., a Minnesota corporation, as the Borrower, the Lenders from time to time party hereto and MUFG Bank, Ltd., as Administrative Agent.

PRELIMINARY STATEMENTS

WHEREAS, the Borrower, the lenders party thereto and MUFG Bank, Ltd., as administrative agent thereunder, are currently party to the Amended and Restated Credit Agreement, dated as of January 27, 2017 (as amended, supplemented or otherwise modified prior to the Closing Date, the “Existing Credit Agreement”);

WHEREAS, the Borrower, the lenders party thereto and MUFG Bank, Ltd., as administrative agent thereunder, are currently party to the Loan Agreement, dated as of December 20, 2019 (as amended, supplemented or otherwise modified prior to the Closing Date, the “Existing Loan Agreement”);

WHEREAS, the Borrower, the Lenders party hereto and the Administrative Agent have (a) entered into this Agreement in order to (i) amend and restate the Existing Credit Agreement in its entirety; (ii) amend and restate the Existing Loan Agreement in its entirety; (iii) extend the applicable maturity date in respect of the existing revolving credit facility under the Existing Credit Agreement; (iv) re-evidence the “Loans” under, and as defined in, the Existing Loan Agreement and extend the applicable maturity date in respect thereof; (v) re-evidence the “Obligations” under, and as defined in, the Existing Credit Agreement, which shall be repayable in accordance with the terms of this Agreement; (vi) re-evidence the “Obligations” under, and as defined in, the Existing Loan Agreement, which shall be repayable in accordance with the terms of this Agreement; and (vii) set forth the terms and conditions under which the Lenders will, from time to time, make loans and extend other financial accommodations to or for the benefit of the Borrower and (b) agreed that the Departing Lender shall cease to be a party to the Existing Credit Agreement as more specifically set forth in Section 1.4 of this Agreement;

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement or the Existing Loan Agreement or be deemed to evidence or constitute full repayment of any such obligations and liabilities, but that this Agreement amend and restate in its entirety each of the Existing Credit Agreement and the Existing Loan Agreement and re-evidence the obligations and liabilities of the Borrower and its Subsidiaries outstanding thereunder, which shall be payable in accordance with the terms hereof; and

WHEREAS, it is also the intent of the Borrower to confirm that all obligations under the applicable “Loan Documents” (as referred to and defined in the Existing Credit Agreement and the Existing Loan Agreement, respectively) shall continue in full force and effect as modified or restated by the Loan Documents (as referred to and defined herein) and that, from and after the Closing Date, all references to the “Credit Agreement” or “Loan Agreement” contained in any such existing “Loan Documents” shall be deemed to refer to this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree that each of the Existing Credit Agreement and the Existing Loan Agreement is hereby amended and restated as follows:

ARTICLE I

DEFINITIONS

1.1    Certain Defined Terms. As used in this Agreement:

“2011 Note Purchase Agreement” means the Note Purchase Agreement, dated as of December 8, 2011, entered into by the Borrower and certain of its Subsidiaries with respect to their issuance and private placement of senior unsecured debt securities (the “2011 Senior Notes”), as such Note Purchase Agreement may be amended, modified or supplemented from time to time in a manner that is not materially adverse to the interests of the Lenders; provided that no such amendment, modification or supplement shall increase the aggregate outstanding principal amount of the 2011 Senior Notes in excess of the original face amount thereof (less any prepayments made in respect thereof).

“2011 Senior Notes” has the meaning set forth in the definition of “2011 Note Purchase Agreement”.

“2015 Note Purchase Agreement” means the Note Purchase Agreement, dated as of March 23, 2015, entered into by the Borrower and certain of its Subsidiaries with respect to their issuance and private placement of senior unsecured debt securities (the “2015 Senior Notes”), as such Note Purchase Agreement may be amended, modified or supplemented from time to time in a manner that is not materially adverse to the interests of the Lenders; provided that no such amendment, modification or supplement shall increase the aggregate outstanding principal amount of the 2015 Senior Notes in excess of the original face amount thereof (less any prepayments made in respect thereof).

“2015 Senior Notes” has the meaning set forth in the definition of “2015 Note Purchase Agreement”.

“2018 Note Purchase Agreement” means the Note Purchase Agreement, dated as of March 29, 2018, entered into by the Borrower and certain of its Subsidiaries with respect to their issuance and private placement of senior unsecured debt securities (the “2018 Senior Notes”), as such Note Purchase Agreement may be amended, modified or supplemented from time to time in a manner that is not materially adverse to the interests of the Lenders; provided that no such amendment, modification or supplement shall increase the aggregate outstanding principal amount of the 2018 Senior Notes in excess of the original face amount thereof (less any prepayments made in respect thereof).

“2018 Senior Notes” has the meaning set forth in the definition of “2018 Note Purchase Agreement”.

“Accounting Changes” has the meaning set forth in Section 9.8 hereof.

“Accounts” means the Borrower’s or a Subsidiary’s right to the payment of money from the sale, lease or other disposition of goods or other assets by the Borrower or a Subsidiary, a rendering of services by the Borrower or a Subsidiary, a loan by the Borrower or a Subsidiary, the overpayment of taxes or other liabilities of the Borrower, or otherwise, however such right to payment may be evidenced, together with all other rights and interests (including all liens and security interests) that the Borrower or Subsidiary may at any time have against any account debtor or other party obligated thereon or against any of the property of such account debtor or other party.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Closing Date, by which the Borrower or any of its Subsidiaries (i) acquires any going concern business or all or substantially all of the assets of any Person, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires from one or more Persons (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding ownership interests of a partnership or limited liability company of any Person.

“Additional Term Advance” means a borrowing hereunder consisting of Additional Term Loans (i) made by the applicable Additional Term Lenders on the same Borrowing Date or (ii) converted or continued by the applicable Additional Term Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the applicable Additional Term Loans of the same Type and, in the case of Eurocurrency Loans, for the same Interest Period.

“Additional Term Commitment” means, as to any Term Lender, its obligation to make an Advance consisting of Additional Term Loans.

“Additional Term Lender” means, at any time, a Lender that has an Additional Term Commitment or an Additional Term Loan at such time.

“Additional Term Loans” has the meaning set forth in Section 2.5.3.

“Administrative Agent” means MUFG, including its branches and affiliates, in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, as Administrative Agent, and any successor Administrative Agent appointed pursuant to Article X.

“Administrative Questionnaire” means, with respect to any Lender, the administrative questionnaire delivered by such Lender to the Administrative Agent upon becoming a Lender hereunder, as such questionnaire may be updated from time to time by notice from such Lender to the Administrative Agent.

“Advance” means a Revolving Advance or a Term Advance, as the context may require.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lenders” has the meaning set forth in Section 2.23.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Outstanding Revolving Credit Exposure” means, at any time, the aggregate of the Outstanding Revolving Credit Exposure of all the Lenders.

“Aggregate Revolving Loan Commitment” means the aggregate of the Revolving Loan Commitments of all the Lenders, as may be increased or reduced from time to time pursuant to the terms hereof. The Aggregate Revolving Loan Commitment on the Closing Date is Seven Hundred Million and 00/100 Dollars ($700,000,000).

“Agreed Currencies” means:

(a)    in the case of Term Advances, Dollars; and

(b)    in the case of Revolving Advances, (i) Dollars, (ii) euro, (iii) Pounds Sterling and (iv) any other currency (x) that is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars, (y) for which a LIBOR Screen Rate is available in the Administrative Agent’s determination and (z) that is agreed to by the Administrative Agent and each of the Lenders.

“Agreement” means this Second Amended and Restated Credit Agreement, as it may be amended, restated, supplemented or otherwise modified and as in effect from time to time.

“Agreement Accounting Principles” means generally accepted accounting principles as in effect in the United States from time to time, applied in a manner consistent with that used in preparing the financial statements of the Borrower referred to in Section 5.4.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1⁄2 of 1% and (c) the Eurocurrency Rate for a one month Interest Period in Dollars on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that the Eurocurrency Rate for any day shall be based on the Eurocurrency Rate at approximately 11:00 a.m. London time on such day, subject to the interest rate floors set forth therein. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate, respectively. If the Alternate Base Rate as so determined would be less than one percent (1%) per annum, such rate shall be deemed to be one percent (1%) per annum for purposes of this Agreement.

“Animal Health” means Animal Health International, Inc., a Colorado corporation.

“Annual Financial Statements” means audited consolidated balance sheets and related consolidated statements of income and comprehensive income, changes in stockholders’ equity and cash flows of the Borrower for the fiscal years ending April 25, 2020, April 27, 2019 and April 28, 2018, in each case prepared in accordance with generally accepted accounting principles in the United States and accompanied by an unqualified report thereon by their respective independent registered public accountants.

“Anti-Corruption Laws” means all laws, rule and regulations of any jurisdiction applicable to the Borrower or its Affiliates from time to time concerning or relating to bribery, corruption or money laundering.

“Applicable Fee Rate” means, with respect to the Commitment Fee, a percentage per annum equal to:

(a)    until delivery of financial statements pursuant to Section 6.1.2 for the first full fiscal quarter ending after the Closing Date, 0.20% per annum; and

(b)    thereafter, the percentage rate per annum which is applicable at such time with respect to such fee as set forth in the Pricing Schedule.

“Applicable Margin” means a percentage per annum equal to:

(a)    until delivery of financial statements pursuant to Section 6.1.2 for the first full fiscal quarter ending after the Closing Date, 1.25% per annum in the case of Eurocurrency Advances and 0.25% per annum in the case of Floating Rate Advances; and

(b)    thereafter, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approximate Equivalent Amount” of any currency with respect to any amount of Dollars shall mean the Equivalent Amount of such currency with respect to such amount of Dollars on or as of such date, rounded up to the nearest amount of such currency as determined by the Administrative Agent from time to time.

“Arrangers” means MUFG, Bank of America, N.A. and Fifth Third Bank, National Association and their respective successors, in their capacities as joint lead arrangers and joint bookrunners for the loan transaction evidenced by this Agreement, individually or collectively, as the context requires.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Asset Sale” means any lease, sale, transfer or other disposition of Property.

“Assignment Agreement” has the meaning set forth in Section 12.3.1.

“Authorized Officer” means, for any Person, any of the chief executive officer, president, chief operating officer, chief financial officer, treasurer or assistant treasurer of such Person, acting singly.

“Available Aggregate Revolving Loan Commitment” means, at any time, the Aggregate Revolving Loan Commitment then in effect minus the Aggregate Outstanding Revolving Credit Exposure at such time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means each and any of the following bank services provided to the Borrower or any Subsidiary by any Lender or any of its Affiliates: (i) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (ii) stored value cards and (iii) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Agreement” means any agreement entered into by the Borrower or any Subsidiary in connection with Banking Services.

“Banking Services Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under any and all Banking Services Agreements.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it (including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity), or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” means Patterson Companies, Inc., a Minnesota corporation.

“Borrowing Date” means the date on which an Advance is made hereunder.

“Borrowing Notice” has the meaning set forth in Section 2.8.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the relevant Agreed Currency in the London interbank market or the principal financial center of such Agreed Currency (and, if the Obligations which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in euro, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in euro).

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles; provided, that in the event of an Accounting Change requiring all leases by such Person as lessee to be capitalized on a balance sheet of such Person, the term “Capitalized Lease” shall be deemed to mean only any lease constituting a “Finance Lease” as such term is defined in the Agreement Accounting Principles, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of a partnership, partnership interests (whether general or limited) (c) in the case of a limited liability company, membership interests and (d) any other interest or participation in a Person that confers on the holder the right to receive a share of the profits and losses of, or distributions of assets of, such Person.

“Cash Equivalent Investments” means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (iii) demand deposit accounts maintained in the ordinary course of business, (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000, and (v) money market funds investing primarily in assets of the type described in clauses (i) and (ii) of this definition; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

“Change in Capital Adequacy Regulations” has the meaning set forth in Section 3.2.

“Change in Control” means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, as amended) of 30% or more of the outstanding shares of voting stock of the Borrower; (ii) other than pursuant to a transaction otherwise permitted under this Agreement, the Borrower shall cease to own, directly or indirectly and free and clear of all Liens or other encumbrances, all of the outstanding shares of voting stock of the Guarantors on a fully diluted basis; (iii) the majority of the Board of Directors of the Borrower fails to consist of Continuing Directors or (iv) any “Change in Control” (or similar term) under (and as defined in) the 2015 Note Purchase Agreement, the 2015 Senior Notes, the 2011 Note Purchase Agreement, the 2011 Senior Notes, the 2018 Note Purchase Agreement or the 2018 Senior Notes or the documentation governing any other Indebtedness that constitutes a Permitted Refinancing or other refinancing or replacement of any of the foregoing.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (iii) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (b) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders are Initial Term Lenders, Additional Term Lenders or Revolving Lenders, (b) when used with respect to Commitments, refers to whether such Commitments are Initial Term Commitments, Additional Term Commitments or Revolving Loan Commitments and (c) when used with respect to Loans or an Advance, refers to whether such Loans, or the Loans comprising such Advance, are Initial Term Loans, Additional Term Loans or Revolving Loans.

“Closing Date” means the date on which the conditions precedent set forth in Section 4.1 are satisfied or duly waived, which date is February 16, 2021.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, and any rule or regulation issued thereunder.

“Collateral Shortfall Amount” has the meaning set forth in Section 8.1.

“Commitment” means an Initial Term Commitment, an Additional Term Commitment or a Revolving Loan Commitment, as the context may require.

“Commitment Fee” has the meaning set forth in Section 2.5.1.

“Commitment Schedule” means the Schedule identifying each Lender’s outstanding Initial Term Loan and/or Revolving Loan Commitment, as applicable, as of the Closing Date attached hereto and identified as such.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Computation Date” has the meaning set forth in Section 2.4.1.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means, as to any Person for any period, the sum, without duplication, of (a) Consolidated EBIT for such period, plus (b) consolidated depreciation and amortization for such period, plus (c) unusual or non-recurring cash expenses in an aggregate amount during any four fiscal quarter period not to exceed the greater of (x) $10,000,000 and (y) the highest amount that would be permitted to be added back to “Consolidated Adjusted EBITDA” (or such analogous term as determined by the Administrative Agent) under each Specified Indebtedness Agreement as unusual or non-recurring cash expenses for such period (provided that in no event shall the amount under this clause (y) exceed $30,000,000 for any period). If, during the period for which Consolidated Adjusted EBITDA of the Borrower is being calculated, the Borrower or any Subsidiary has (i) acquired sufficient Capital Stock of a Person to cause such Person to become a Subsidiary; (ii) acquired all or substantially all of the assets or operations, division or line of business of a person; or (iii) disposed of one or more Subsidiaries (or disposed of all or substantially all of the assets or operations, division or line of business of a Subsidiary or other person), Consolidated Adjusted EBITDA shall be calculated after giving pro forma effect thereto as if all of such acquisitions and dispositions had occurred on the first day of such period. Consolidated Adjusted EBITDA will be calculated on a rolling four-quarter basis on a consolidated basis in accordance with Agreement Accounting Principles.

“Consolidated Adjusted Net Income” means, as to any Person for any period, the Consolidated Net Income of such Person; provided that if, during the period for which Consolidated Adjusted Net Income of the Borrower is being calculated, the Borrower or any Subsidiary has (i) acquired sufficient Capital Stock of a Person to cause such Person to become a Subsidiary; (ii) acquired all or substantially all of the assets or operations, division or line of business of a person; or (iii) disposed of one or more Subsidiaries (or disposed of all or substantially all of the assets or operations, division or line of business of a Subsidiary or other person), Consolidated Adjusted Net Income shall be calculated after giving pro forma effect thereto (using historical financial statements and containing reasonable adjustments satisfactory to the Administrative Agent) as if all of such acquisitions and dispositions had occurred on the first day of such period. Consolidated Adjusted Net Income will be calculated on a rolling four-quarter basis.

“Consolidated EBIT” means, as to any Person and with reference to any period, Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense and (ii) expense for federal, state, local and foreign income and franchise taxes paid or accrued, all calculated for such Person and its Subsidiaries on a consolidated basis in accordance with Agreement Accounting Principles.

“Consolidated Interest Expense” means, as to any Person and with reference to any period, the consolidated interest expense of such Person and its Subsidiaries for such period (including capitalized lease interest and the interest component of Capitalized Leases), determined on a consolidated basis in accordance with Agreement Accounting Principles; provided that, notwithstanding the foregoing and solely for the purposes of determining compliance with Section 6.21 (but not, for the avoidance of doubt, for any other purpose in this Agreement or any other Loan Document, including, without limitation, any determination of the Applicable Margin or the Applicable Fee Rate or any test, basket, cap, threshold, pro forma compliance test or other limitation or condition determined by reference to any such Section or to the Interest Coverage Ratio or the Leverage Ratio), Consolidated Interest Expense for any period shall not include any make-whole amount or other prepayment premium paid by the Borrower and its Subsidiaries in connection with any prepayment or repayment of any Senior Note or any other obligations under any Note Purchase Agreement.

“Consolidated Net Income” means as to any Person and with reference to any period, the net income (or loss) of such Person and its Subsidiaries calculated on a consolidated basis in accordance with Agreement Accounting Principles for such period, excluding any non-cash charges, non-cash employee stock based expenses or gains which are unusual or non-recurring.

“Consolidated Total Assets” means, as of any date, the total assets of the Borrower and its Subsidiaries as of such date, determined on a consolidated basis in accordance with Agreement Accounting Principles.

“Consolidated Total Debt” means, as of any date, all Debt of the Borrower and its Subsidiaries on such date, determined on a consolidated basis in accordance with Agreement Accounting Principles.

“Consolidated Total Tangible Assets” means, as of any date, the total assets of the Borrower and its Subsidiaries as of such date, excluding any and all intangible assets, determined on a consolidated basis in accordance with Agreement Accounting Principles.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract, application for a letter of credit or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership. The amount of any Contingent Obligation shall be deemed to be an amount equal to the lesser of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Contingent Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of the Contingent Obligation shall be such guaranteeing person’s reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Continuing Director” means, with respect to any Person as of any date of determination, any member of the board of directors of such Person who (i) was a member of such board of directors on the Closing Date or (ii) was nominated for election or elected to such board of directors with the approval of the required majority of the Continuing Directors who were members of such board at the time of such nomination or election.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” has the meaning set forth in Section 2.9.

“Covered Entity” means any of the following:

(i)	a “covered entity: as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.22.

“Credit Extension” means (x) the making of an Advance or (y) a Facility LC Credit Extension.

“Credit Extension Date” means the Borrowing Date for an Advance or the date of any Facility LC Credit Extension.

“Credit Party” means, collectively, the Borrower and each of the Guarantors.

“Customer Installment Contract” means a contract between the Borrower or any Subsidiary and a customer providing for the installment sale, licensing or secured financing of equipment, furnishings or computer software.

“Debt” with respect to any Person means, at any time, without duplication:

(a)    its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable preferred stock;

(b)    its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable and other accrued liabilities arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c)    all liabilities appearing on its balance sheet in respect of Capitalized Leases in accordance with generally accepted accounting principles in the United States;

(d)    all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e)    all of its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f)    Swaps of such Person;

(g)    any recourse liability of such Person under or in connection with a Receivables Purchase Facility; and

(h)    any Guarantee of such Person with respect to liabilities of a type described in any of clauses (a) through (g) hereof.

“Debtor Relief Laws” means the Bankruptcy Code of the Unites States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium,

rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means an event described in Article VII.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.26(d), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any LC Issuer, any Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Facility LCs or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any LC Issuer or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.26(d)) upon delivery of written notice of such determination to the Borrower, each LC Issuer, each Swing Line Lender and each Lender.

“Dental Holdings” means Patterson Dental Holdings, Inc., a Minnesota corporation.

“Departing Lender” means Wells Fargo Bank, National Association.

“Designated Jurisdiction” means any country, territory or region to the extent that such country, territory or region itself is the subject of any Sanctions.

“Designated Lender” means, with respect to each Designating Lender, each Eligible Designee designated by such Designating Lender pursuant to Section 12.1.2.

“Designating Lender” means, with respect to each Designated Lender, the Lender that designated such Designated Lender pursuant to Section 12.1.2.

“Designation Agreement” has the meaning set forth in Section 12.1.2.

“Disposition Value” means, at any time, with respect to any property:

(a)    in the case of property that does not constitute Subsidiary Stock, the book value thereof, valued at the time of such disposition in good faith by the Borrower; and

(b)    in the case of property that constitutes Subsidiary Stock, an amount equal to that percentage of book value of the assets of the Subsidiary that issued such stock as is equal to the percentage that the book value of such Subsidiary Stock represents of the book value of all of the outstanding capital stock of such Subsidiary (assuming, in making such calculations, that all securities convertible into such capital stock are so converted and giving full effect to all transactions that would occur or be required in connection with such conversion) determined at the time of the disposition thereof, in good faith by the Obligors.

“Disqualified Stock” means any preferred or other capital stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the Maturity Date.

“Dollar Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is Dollars or (ii) the equivalent in such currency of Dollars if such currency is a Foreign Currency, calculated on the basis of the Exchange Rate for such currency, on or as of the most recent Computation Date provided for in Section 2.4.

“Dollar” and “$” means the lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary of any Person that is not a Foreign Subsidiary.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Currency” means any currency other than Dollars (i) that is readily available, (ii) that is freely traded, (iii) in which deposits are customarily offered to banks in the London interbank market, (iv) which is convertible into Dollars in the international interbank market and (v) as to which an Equivalent Amount may be readily calculated. If, after the designation by the Revolving Lenders of any Eligible Currency as an Agreed Currency, (x) currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, (y) such currency is, in the determination of the Administrative Agent, no longer readily available or freely traded or (z) in the determination of the Administrative Agent, an Equivalent Amount of such currency is not readily calculable, the Administrative Agent shall promptly notify the Lenders and the Borrower, and such currency shall no longer be an Agreed Currency until such time as all of the Revolving Lenders agree to reinstate such currency as an Agreed Currency and promptly, but in any event within five Business Days of receipt of such notice from the Administrative Agent, the Borrower shall repay all Revolving Loans in such affected currency or convert such Revolving Loans into Revolving Loans in Dollars or another Agreed Currency, subject to the other terms set forth in Article II.

“Eligible Designee” means a special purpose corporation, partnership, trust, limited partnership or limited liability company that is administered by the respective Designating Lender or an Affiliate of such Designating Lender and (i) is organized under the laws of the United States of America or any state thereof, (ii) is engaged primarily in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and (iii) issues (or the parent of which issues) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s; provided that, in no event shall any Ineligible Institution constitute an Eligible Designee.

“Environmental Laws” means any and all applicable federal, state, local and foreign statutes, laws (including common law), judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions or requirements relating to (i) the environment, (ii) the effect of the environment on human health or safety, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“Equivalent Amount” of any currency with respect to any amount of Dollars at any date shall mean the equivalent in such currency of such amount of Dollars, calculated on the basis of the Exchange Rate for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rules or regulations promulgated thereunder.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“euro” means the euro referred to in Council Regulation (EC) No. 1103/97 dated June 17, 1997 passed by the Council of the European Union, or, if different, the then lawful currency of the member states of the European Union that participate in the third stage of Economic and Monetary Union.

“Eurocurrency Advance” means an Advance which, except as otherwise provided in Section 2.12, bears interest at the applicable Eurocurrency Rate.

“Eurocurrency Loan” means a Loan which, except as otherwise provided in Section 2.12, bears interest at the applicable Eurocurrency Rate.

“Eurocurrency Payment Office” of the Administrative Agent shall mean, for each of the Agreed Currencies, the office, branch, affiliate or correspondent bank of the Administrative Agent specified as the “Eurocurrency Payment Office” for such currency in Schedule 1.1.1 hereto or such other office, branch, affiliate or correspondent bank of the Administrative Agent as it may from time to time specify to the Borrower and each Lender as its Eurocurrency Payment Office.

“Eurocurrency Rate” means, with respect to a Eurocurrency Advance for the relevant Interest Period, the sum of (i) the result of (a) the Eurocurrency Reference Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, if any, multiplied by (c) the Statutory Reserve Rate, plus, without duplication, (ii) the then Applicable Margin, changing as and when the Applicable Margin changes.

“Eurocurrency Reference Rate” means, with respect to any Eurocurrency Advance denominated in any Agreed Currency and for any applicable Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for such Agreed Currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (in each case, the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, on the Quotation Day for such Agreed Currency and Interest Period; provided that, if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided, further, that if a LIBOR Screen Rate shall not be available at such time for such Interest Period (the “Impacted Interest Period”), then the Eurocurrency Reference Rate for such Agreed Currency and such Interest Period shall be the Interpolated Rate;

provided that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. It is understood and agreed that all of the terms and conditions of this definition of “Eurocurrency Reference Rate” shall be subject to Section 3.3.

“Exchange Rate” means, on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. (Local Time) on such date on the Reuters World Currency Page for such Foreign Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such Foreign Currency on the London market at 11:00 a.m. (Local Time) on such date for the purchase of Dollars with such Foreign Currency, for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Swap Obligation” means, with respect to any Credit Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Specified Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an ECP at the time the Guarantee of such Credit Party or the grant of such security interest becomes effective with respect to such Specified Swap Obligation. If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.23) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.5(a)(ii) or (iii), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.5(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing Credit Agreement” has the meaning assigned thereto in the Preliminary Statements of this Agreement.

“Existing Facility LCs” means those Letters of Credit issued and outstanding as of the Closing Date and set forth on Schedule 1.1.2.

“Existing Loan Agreement” has the meaning assigned thereto in the Preliminary Statements of this Agreement.

“Existing Revolving Loans” has the meaning set forth in Section 2.2.

“Existing Swing Line Loans” means the “Swing Line Loans” (as defined in the Existing Credit Agreement) outstanding on the Closing Date (if any) that were previously made to the Borrower under the Existing Credit Agreement.

“Existing Term Loans” has the meaning set forth in Section 2.1.

“Facility” means the Initial Term Loans, the Additional Term Loans, the Revolving Credit Facility, the Swing Line Commitment or the Facility LC Sublimit, as the context may require, and “Facilities” means all of the foregoing collectively.

“Facility LC” has the meaning set forth in Section 2.24.1 and shall include the Existing Facility LCs.

“Facility LC Application” has the meaning set forth in Section 2.24.3.

“Facility LC Collateral Account” has the meaning set forth in Section 2.24.11.

“Facility LC Credit Extension” means, with respect to any Facility LC, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“Facility LC Sublimit” means an amount the lesser of (a) $50,000,000 and (b) the aggregate amount of the Revolving Loan Commitments. The Facility LC Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fee Letter” means that certain fee letter dated January 12, 2021, between MUFG and the Borrower.

“Financials” means the annual or quarterly financial statements of the Borrower delivered pursuant to Section 6.1.1 or 6.1.2.

“Floating Rate” means, for any day, a rate per annum equal to the sum of (i) the Alternate Base Rate for such day, changing when and as the Alternate Base Rate changes plus (ii) the then Applicable Margin, changing as and when the Applicable Margin changes.

“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.12, bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan which, except as otherwise provided in Section 2.12, bears interest at the Floating Rate.

“Foreign Currency” means Agreed Currencies other than Dollars.

“Foreign Currency Sublimit” means $250,000,000.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means (i) any Subsidiary that is not organized under the laws of a jurisdiction located in the United States of America and (ii) any Subsidiary of a Person described in clause (i) hereof that is organized under the laws of a jurisdiction located in the United States of America.

“Foreign Subsidiary Investment” means the sum, without duplication, of: (i) the aggregate outstanding principal amount of all intercompany loans made on or after the Closing Date from any Credit Party to any Foreign Subsidiary; (ii) all outstanding Investments made on or after the Closing Date by any Credit Party in any Foreign Subsidiary; and (iii) an amount equal to the net benefit derived by the Foreign Subsidiaries resulting from any non-arm’s-length transactions, or any other transfer of assets conducted, in each case entered into on or after the Closing Date, between any Credit Party, on the one hand, and such Foreign Subsidiaries, on the other hand, other than (a) transactions in the ordinary course of business and (b) in respect of legal, accounting, reporting, listing and similar administrative services provided by any Credit Party to any such Foreign Subsidiary in the ordinary course of business consistent with past practice.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantor” means each Person listed on the signature pages of the Guaranty under the caption “Guarantors” and each Subsidiary that shall, at any time after the date hereof, become a Guarantor in satisfaction of the provisions of Section 6.23.

“Guarantee” means with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)    to purchase such indebtedness or obligation or any property constituting security therefor;

(b)    to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c)    to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d)    otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

“Guaranty” means the Second Amended and Restated Guaranty, in substantially the form of Exhibit F, entered into by each Guarantor in favor of the Administrative Agent for the benefit of the Holders of Obligations, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Holders of Obligations” means the holders of the Obligations, the Rate Management Obligations and the Banking Services Obligations and shall refer to (i) each Lender in respect of its Loans, (ii) the LC Issuers in respect of Reimbursement Obligations, (iii) the Administrative

Agent, the Lenders, the Swing Line Lender and the LC Issuers in respect of all other present and future obligations and liabilities of the Borrower or any of its Domestic Subsidiaries of every type and description arising under or in connection with this Agreement or any other Loan Document, (iv) each Person benefiting from indemnities made by the Borrower or any Subsidiary hereunder or under other Loan Documents in respect of the obligations and liabilities of the Borrower or such Subsidiary to such Person, (v) each Person, in respect of all Rate Management Obligations owing to such Person in such Person’s capacity as exchange party or counterparty under any Rate Management Transaction so long as such Person is (or, at the time such Person entered into such Rate Management Transaction, was) a Lender or an Affiliate of a Lender, (vi) each Person, in respect of all Banking Services Obligations owing to such Person in such Person’s capacity as provider of any Banking Services so long as such Person is (or, at the time such Person entered into such Banking Services Agreement, was) a Lender or an Affiliate of a Lender and (vii) their respective permitted successors, transferees and assigns.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “Eurocurrency Reference Rate”.

“Incremental Term Loans” has the meaning set forth in Section 2.5.3.

“Incremental Term Advance” means any borrowing of Incremental Term Loans.

“Indebtedness” of a Person means, at any time, without duplication, such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than current accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, bonds, debentures, acceptances, or other instruments, (v) obligations to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, (vii) Contingent Obligations of such Person, (viii) reimbursement obligations under letters of credit, bankers’ acceptances, surety bonds and similar instruments (ix) Off-Balance Sheet Liabilities, (x) obligations under Sale and Leaseback Transactions, (xi) Net Mark-to-Market Exposure under Rate Management Transactions, (xii) Disqualified Stock, and (xiii) any other obligation for borrowed money or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person.

“Indemnification Letter” means a written agreement pursuant to which the Borrower agrees to indemnify the Administrative Agent and the Lenders in accordance with Section 3.4 of this Agreement in the event any Eurocurrency Advance is not made on the Closing Date for any reason.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Parent, (c) the Borrower, any of its Subsidiaries or any of its Affiliates, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.

“Initial Term Advance” means a borrowing hereunder consisting of the aggregate amount of the Initial Term Loans (i) made by the Initial Term Lenders on the same Borrowing Date or (ii) converted or continued by the Initial Term Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the Initial Term Loans of the same Type and, in the case of Eurocurrency Loans, for the same Interest Period.

“Initial Term Commitment” means, with respect to each Initial Term Lender, such Lender’s Pro Rata Share of the Initial Term Loans.

“Initial Term Lender” means, at any time, any Lender that holds an Initial Term Loan at such time.

“Initial Term Loan” means a term loan made to the Borrower on the Original Loan Agreement Closing Date in accordance with Section 2.1(a) of the Existing Loan Agreement and as re-evidenced pursuant to this Agreement, or (y) an Incremental Term Loan. The aggregate outstanding principal amount of the Initial Term Loan as of the Closing Date is $300,000,000 and each Initial Term Lender’s respective Pro Rata Share of the Initial Term Loan on the Closing Date is set forth on the Commitment Schedule.

“Interest Expense Coverage Ratio” means the ratio of Consolidated Adjusted EBITDA to Consolidated Interest Expense, in each case for the Borrower’s most recently completed four fiscal quarters and calculated for the Borrower and its Subsidiaries on a consolidated basis.

“Interest Period” means, with respect to a Eurocurrency Advance, a period of one, three or six months, or, to the extent agreed by each Lender of such Eurocurrency Advance, twelve months, commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on but exclude the day which corresponds numerically to such date one, three or six months, or, if applicable, twelve months, thereafter, provided, however, that if there is no such numerically corresponding day in such next, third, sixth or twelfth succeeding month, such Interest Period shall end on the last Business Day of such next, third, sixth or twelfth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment” of a Person means: any loan, advance (other than commission, travel, relocation and similar advances to directors, officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificates of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LC Draft” means a draft drawn on an LC Issuer pursuant to a Facility LC.

“LC Fee” has the meaning set forth in Section 2.24.4.

“LC Issuer” means MUFG (or any Subsidiary or Affiliate of MUFG designated by MUFG), Bank of America, N.A., Fifth Third Bank, National Association or any of the other Revolving Lenders that agrees to serve in such capacity, as applicable, in its respective capacity as issuer of Facility LCs hereunder. Any LC Issuer may, in its discretion, arrange for one or more Facility LCs to be issued by Affiliates of such LC Issuer, in which case the term “LC Issuer” shall include any such Affiliate with respect to Facility LCs issued by such Affiliate. Each reference herein to the “LC Issuer” in connection with a Facility LC or other matter shall be deemed to be a reference to the relevant LC Issuer with respect thereto.

“LC Issuer Commitment” means, with respect to each LC Issuer, the commitment of such LC Issuer to issue Facility LCs hereunder. The initial amount of each LC Issuer’s LC Issuer Commitment is set forth on the LC Issuer Commitment Schedule, or if an LC Issuer has entered into an Assignment Agreement or has otherwise assumed an LC Issuer Commitment after the Closing Date, the amount set forth for such LC Issuer as its LC Issuer Commitment in the Register maintained by the Administrative Agent. The LC Issuer Commitment of an LC Issuer may be modified from time to time by agreement between such LC Issuer and the Borrower, and notified to the Administrative Agent.

“LC Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn amount under all Facility LCs outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations. The LC Obligations of any Revolving Lender at any time shall be its Pro Rata Share of the total LC Obligations at such time.

“LC Payment Date” has the meaning set forth in Section 2.24.5.

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns. Unless otherwise specified, the term “Lenders” includes the Swing Line Lender and the LC Issuers. For the avoidance of doubt, the term “Lenders” excludes the Departing Lender.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent with respect to each Agreed Currency listed on the signature pages hereof or on the administrative information sheets provided to the Administrative Agent in connection herewith or on a Schedule or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.19.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“Leverage Ratio” means, at the end of any of the Borrower’s fiscal quarters, the ratio of (i) (a) Consolidated Total Debt as of the end of such fiscal quarter minus (b) unrestricted cash and Cash Equivalent Investments of the Borrower and its Subsidiaries at such time not in excess of $200,000,000 to (ii) Consolidated Adjusted EBITDA for the four consecutive fiscal quarters then ended.

“LIBOR Screen Rate” has the meaning assigned to such term in the definition of “Eurocurrency Reference Rate”.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement, and, in the case of stock, stockholders agreements, voting trust agreements and all similar arrangements).

“Loan” means, with respect to a Lender, such Lender’s loan made pursuant to Article II (or any conversion or continuation thereof), whether constituting an Initial Term Loan, an Additional Term Loan, a Revolving Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, each Assumption Letter, the Facility LC Applications, the Guaranty, the Fee Letter and all other documents, instruments, notes (including any Notes issued pursuant to Section 2.15 (if requested)) and agreements executed in connection herewith or therewith or contemplated hereby or thereby, as the same may be amended, restated or otherwise modified and in effect from time to time.

“Local Time” means (i) New York City time in the case of (x) any Term Loans and (y) a Revolving Loan or Advance denominated in Dollars and (ii) local time in the case of a Revolving Loan or Advance denominated in an Agreed Currency (it being understood that such local time shall mean London, England time unless otherwise notified by the Administrative Agent or expressly provided herein).

“Losses” has the meaning specified in Section 9.6(b).

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise), operations or results of operations or performance of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower or any Subsidiary to perform its obligations under the Loan Documents, (iii) the validity or enforceability of any of the Loan Documents or (iv) the rights or remedies of the Administrative Agent, the LC Issuers or the Lenders under any of the Loan Documents.

“Material Domestic Subsidiary” means (i) PDSI, Patterson Veterinary Supply, Patterson Management, Dental Holdings and Animal Health and (ii) any other Domestic Subsidiary of the Borrower (other than an SPV) that meets one or more of the following criteria: (i) such Domestic Subsidiary’s total assets, determined on a consolidated basis with its Subsidiaries, is greater than or equal to 15% of the consolidated total assets of the Borrower and its Subsidiaries; (ii) such Domestic Subsidiary’s Consolidated Adjusted Net Income is greater than or equal to 15% of the Borrower’s Consolidated Adjusted Net Income; or (iii) such Domestic Subsidiary’s total revenue, determined on a consolidated basis with its Subsidiaries, is greater than or equal to 15% of the consolidated total revenue of the Borrower and its Subsidiaries, in each case for the four consecutive fiscal quarters most recently ended.

“Material Foreign Subsidiary” means any Foreign Subsidiary of the Borrower that meets one or both of the following criteria: (i) such Foreign Subsidiary’s total assets, determined on a consolidated basis with its Subsidiaries, is greater than or equal to 5% of the consolidated total assets of the Borrower and its Subsidiaries; (ii) such Foreign Subsidiary’s Consolidated Adjusted Net Income is greater than or equal to 5% of the Borrower’s Consolidated Adjusted Net Income; or (iii) such Foreign Subsidiary’s total revenue, determined on a consolidated basis with its Subsidiaries, is greater than or equal to 5% of the consolidated total revenue of the Borrower and its Subsidiaries, in each case for the four consecutive fiscal quarters most recently ended.

“Material Indebtedness” means any Indebtedness in an outstanding principal amount of $50,000,000 or more in the aggregate (or the equivalent thereof in any currency other than Dollars).

“Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).

“Material Subsidiary” means a Material Domestic Subsidiary or a Material Foreign Subsidiary.

“Maturity Date” means (a) with respect to the Initial Term Loans, February 16, 2024 and (b) with respect to the Revolving Credit Facility, the earlier of (i) February 16, 2024 and (ii) the date of termination in whole of the Aggregate Revolving Loan Commitment pursuant to Section 2.5.2 hereof or the Revolving Loan Commitments pursuant to Section 8.1 hereof.

“Modify” and “Modification” are defined in Section 2.24.1.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“MUFG” means MUFG Bank, Ltd., in its individual capacity, and its successors.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, which is covered by Title IV of ERISA and to which the Borrower or any member of the Controlled Group is obligated to make contributions.

“National Currency Unit” means the unit of currency (other than a euro unit) of each member state of the European Union that participates in the third stage of Economic and Monetary Union.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions. As used in this definition, “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).

“Net Proceeds Amount” means, with respect to any Asset Sale by any Person, an amount equal to:

(a) the aggregate amount of the consideration (valued at the fair market value of such consideration at the time of the consummation of such Asset Sale) received by such Person in respect of such Asset Sale, minus

(b)    all ordinary and reasonable out-of-pocket costs and expenses actually incurred by such Person in connection with such Asset Sale.

“Non-Defaulting Revolving Lender” means, at any time, any Revolving Lender that is not a Defaulting Lender at such time.

“Non-U.S. Lender” has the meaning set forth in Section 3.5(d).

“Note” has the meaning set forth in Section 2.15.

“Note Purchase Agreements” means, collectively, the 2018 Note Purchase Agreement, the 2011 Note Purchase Agreement and the 2015 Note Purchase Agreement.

“Obligations” means all Loans, all Reimbursement Obligations, Banking Services Obligations, Rate Management Obligations, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower or any Subsidiary to the Administrative Agent, any Lender, the Swing Line Lender, any LC Issuer, any Arranger, any affiliate of the Administrative Agent, any Lender, the Swing Line Lender, any LC Issuer or any Arranger, or any indemnitee under the provisions of Section 9.6 or any other provisions of the Loan Documents, in each case of any kind or nature, present or future, arising under this Agreement or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, foreign exchange risk, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, attorneys’ fees and disbursements, paralegals’ fees (in each case whether or not allowed), and any other sum chargeable to the Borrower or any Subsidiary under this Agreement or any other Loan Document. Notwithstanding the foregoing, the definition of “Obligations” shall not create or include any guarantee by any Credit Party of (or grant of security interest by any Credit Party to support, as applicable) any Excluded Swap Obligations of such Credit Party for purposes of determining any obligations of any Credit Party.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Off-Balance Sheet Liability” of a Person means the principal component of (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capitalized Lease, (iii) any liability under any so-called “synthetic lease” or “tax ownership operating lease” transaction entered into by such Person, (iv) any Receivables Purchase Facility or (v) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person, but excluding from this clause (v) all Operating Leases.

“Off-Balance Sheet Trigger Event” has the meaning set forth in Section 7.17.

“Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Original Loan Agreement Closing Date” means December 20, 2019.

“Other Applicable Debt” has the meaning set forth in Section 2.4.4(a).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.23).

“Outstanding Amount” means (a) with respect to the Term Loans, Revolving Loans and Swing Line Loans on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Loans (including any refinancing of outstanding unpaid drawings under Facility LCs or Facility LC Credit Extensions as a Revolving Advance) and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any LC Obligations on any date, the outstanding amount thereof on such date after giving effect to any Facility LC Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Facility LCs (including any refinancing of outstanding unpaid drawings under Facility LCs or Facility LC Credit Extensions as a Revolving Advance) or any reductions in the maximum amount available for drawing under Facility LCs taking effect on such date.

“Outstanding Revolving Credit Exposure” means, as to any Lender at any time, the sum of (i) the aggregate principal Dollar Amount of its Revolving Loans outstanding at such time, plus (ii) an amount equal to its ratable obligation to purchase participations in the aggregate principal amount of Swing Line Loans outstanding at such time, plus (iii) an amount equal to its ratable obligation to purchase participations in the LC Obligations at such time.

“Overnight LIBOR Bank Funding Rate” means, for any day or other period determined by the Administrative Agent in its sole discretion, the rate comprised of overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the Administrative Agent in its reasonable discretion) for such day or period; provided that, if the Overnight LIBOR Bank Funding Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Overnight Foreign Currency Rate” means, for any amount payable in an Agreed Currency other than Dollars, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three Business Days, then for such other period of time as the Administrative Agent may elect) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Advance, Facility LC Credit Extension or payment by any LC Issuer pursuant to a Facility LC, or any of the foregoing, plus any taxes, levies, imposts, duties, deductions, fees, assessments, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such relevant currency.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant Register” has the meaning set forth in Section 12.2.3.

“Participants” has the meaning set forth in Section 12.2.1.

“Patterson Management” means Patterson Management, LP, a Minnesota limited partnership.

“Patterson Veterinary Supply” means Patterson Veterinary Supply, Inc., a Minnesota corporation.

“Payment Date” means the last day of each March, June, September and December and the Maturity Date.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“PDSI” means Patterson Dental Supply, Inc., a Minnesota corporation.

“Permitted Acquisition” has the meaning set forth in Section 6.13.5.

“Permitted Purchase Money Indebtedness” has the meaning set forth in Section 6.14.5.

“Permitted Refinancing” means, with respect to any Indebtedness, any replacement, renewal, refinancing or extension of such Indebtedness (including successive refinancing) that (i) does not exceed the aggregate principal amount (plus accrued interest and any applicable premium and associated fees and expenses) of the Indebtedness being replaced, renewed, refinanced or extended, (ii) does not have a maturity date at the time of such replacement, renewal, refinancing or extension that is earlier than the maturity date of the Indebtedness being replaced, renewed, refinanced or extended, (iii) does not have a Weighted Average Life to Maturity at the time of such replacement, renewal, refinancing or extension that is less than the Weighted Average Life to Maturity of the Indebtedness being replaced, renewed, refinanced or extended and (iv) does not rank at the time of such replacement, renewal, refinancing or extension senior to the Indebtedness being replaced, renewed, refinanced or extended.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan, excluding any Multiemployer Plan, which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Pricing Schedule” means the Schedule identifying the Applicable Margin and Applicable Fee Rate attached hereto and identified as such.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board of Governors of the Federal Reserve System in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board of Governors of the Federal Reserve System (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Financial Statements” means a pro forma balance sheet and related statement of operations of the Borrower and its Subsidiaries as of and for the twelve-month period ending with the latest quarterly period covered by any of the Quarterly Financial Statements (or, if later, the latest annual period covered by any of the Annual Financial Statements), in each case after giving effect to the Transactions and in a form reasonably satisfactory to the Arrangers.

“Pro Rata Share” means:

(a) with respect to the Revolving Credit Facility and each Revolving Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Loan Commitment of such Lender at such time and the denominator of which is the amount of the aggregate Revolving Loan Commitments at such time;

(b) with respect to the Initial Term Loans and each Term Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the outstanding principal amount of Initial Term Loans of such Lender at such time and the denominator of which is the aggregate outstanding principal amount of the Initial Term Loans at such time; and

(c) with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments and, if applicable and without duplication, Term Loans of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the aggregate Commitments under the applicable Facility or Facilities and, if applicable and without duplication, Term Loans under the applicable Facility or Facilities at such time;

provided that, in each case (i) in the case of the Revolving Credit Facility, if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof and (ii) to the extent provided under 2.26, so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Commitments and Loans shall be disregarded in the calculations above.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Property Reinvestment Application” means, with respect to any Asset Sale, the application of an amount equal to the Net Proceeds Amount with respect to such Asset Sale to the acquisition by the Borrower or any Subsidiary of operating assets of the Borrower or such Subsidiary to be used in the principal business of such Person as conducted immediately prior to such Asset Sale.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchase Price” means the total consideration and other amounts payable in connection with any Acquisition, including, without limitation, any portion of the consideration payable in cash, all Indebtedness, liabilities and contingent obligations incurred or assumed in connection with such Acquisition and all transaction costs and expenses incurred in connection with such Acquisition, but exclusive of the value of any capital stock or other equity interests of the Borrower or any Subsidiary issued as consideration for such Acquisition.

“Purchasers” has the meaning set forth in Section 12.3.1.

“Qualified Acquisition” means, at any time, any Permitted Acquisition if the aggregate amount of Indebtedness incurred by the Borrower and its Subsidiaries to finance the purchase price of, or assumed by one or more of them in connection with, such Permitted Acquisition is greater than or equal to the lower of (a) $500,000,000 and (b) the lowest amount that would constitute a “Qualified Acquisition” (or such analogous term as determined by the Administrative Agent) under each Specified Indebtedness Agreement at such time (provided that in no event shall the amount under this clause (b) be lower than $300,000,000).

“Quarterly Financial Statements” means the unaudited consolidated balance sheets and related consolidated statements of income and cash flows of the Borrower for the fiscal quarters ending October 24, 2020 and July 25, 2020, in each case prepared in accordance with Agreement Accounting Principles.

“Quotation Day” means, with respect to any Eurocurrency Advance for any Interest Period, (i) if the currency is Pounds Sterling, the first day of such Interest Period, (ii) if the currency is euro, the day that is two (2) TARGET2 Days before the first day of such Interest Period, and (iii) for any other currency, two (2) Business Days prior to the commencement of such Interest Period (unless, in each case, market practice differs in the relevant market where the Eurocurrency Reference Rate for such currency is to be determined, in which case the Quotation Day will be determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days)).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.22.

“Rate Management Obligations” of the Borrower or any Subsidiary means any and all obligations of such Person to any Lender or any of its Affiliates, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower or a Subsidiary which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Receivables” means any right to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance (whether constituting accounts, general intangibles, chattel paper or otherwise).

“Receivables Facility Assets” means Receivables and Receivables Related Assets of the Receivables Sellers, including, without limitation, (a) any interest in the equipment or inventory (including returned or repossessed goods), if any, the sale, financing or lease of which gave rise to the receivables, together with insurance related thereto, (b) all security interests purporting to secure payment of the receivables, (c) all guaranties, insurance, letters of credit or other agreements supporting or securing payment of the receivables, (d) all contracts associated with the receivables, (e) all collection accounts and lockbox accounts into which receivables payments are made, (f) all records relating to the receivables, and (g) all proceeds of the foregoing.

“Receivables Purchase Documents” means each of (i) the Receivables Sale Agreement dated as of May 10, 2002, among the originators named therein and PDC Funding Company, LLC, as buyer, as amended by Amendment No. 1 thereto, dated as of May 9, 2003, as further amended by Amendment No. 2 thereto, dated as of October 7, 2004, and as further amended by Amendment No. 3 thereto, dated as of December 3, 2010, and the Third Amended and Restated Receivables Purchase Agreement dated as of December 3, 2010 among PDC Funding Company, LLC, the Borrower, the Conduits party thereto, the Financial Institutions party thereto, the Purchase Agents party thereto and MUFG Bank, Ltd., formerly known as The Bank of Tokyo-Mitsubishi UFJ, Ltd. New York Branch, as agent, as such agreements have been and may be amended, restated, extended or otherwise modified from time to time, (ii) the Amended and Restated Contract Purchase Agreement, dated as of August 12, 2011 among the Borrower, PDC Funding Company II, LLC, the Purchasers party thereto and Fifth Third Bank, National Association, as agent, as amended by that First Amendment thereto dated as of September 9, 2011, and the Amended and Restated Receivables Sale Agreement dated as of August 12, 2011 among the Originators named therein and PDC Funding Company II, LLC, as buyer, as such agreements have been and may be amended, restated, extended or otherwise modified from time to time, (iii) the Receivables Purchase Agreement dated as of July 24, 2018 among PDC Funding Company III, LLC, Patterson Dental Supply, Inc., the financial institutions party thereto, and MUFG and Wells Fargo Bank, N.A., as agents, and the Receivables Sales Agreement dated as of July 24, 2018 among the Originators named therein and PDC Funding Company III, LLC, as buyer, as such agreements have been and may be amended, restated, extended or otherwise modified from time to time, (iv) the Receivables Purchase Agreement dated as of January 15, 2020 among PDC Funding Company IV, LLC, Patterson Veterinary Supply, Inc., the Conduits party thereto, the Financial Institutions party thereto, the Purchase Agents party thereto and MUFG Bank, Ltd., as agent, and the Receivables Sales Agreement dated as of January 15, 2020 among the Originators named therein and PDC Funding Company IV, LLC, as buyer, as such agreements have been and may be amended, restated, extended or otherwise modified from time to time, and (v) any comparable additional or replacement facility made available to the Borrower or any Subsidiary; provided that any of such facilities: (a) provides for the sale by the Borrower or such Subsidiary of rights to payment arising under Customer Installment Contracts; (b) provides for a purchase price in an amount that represents the reasonably equivalent value of the assets subject thereto (determined as of the date of such sale); (c) evidences the intent of the parties that for accounting and all other purposes, such sale is to be treated as a sale by the Borrower or a Subsidiary, as the case may be, and a purchase by such institution(s) or special purpose entity (and not as a lending transaction); (d) provides for the delivery of opinions of outside counsel to the effect that, under, applicable bankruptcy, insolvency and similar laws (subject to assumptions and qualifications customary for opinions of such type), such transaction will be treated as a true sale and not as a lending transaction and that the assets of any purchasing special purpose entity will not be consolidated with the assets of the selling entity, the Borrower or any Affiliate of the Borrower; (e) provides for the parties to such transaction to, and such parties do, treat such transaction as a sale for all other accounting purposes; and (f) provides that such sale is without recourse to the Borrower or such Subsidiary, except to the extent of normal and customary conditions and rights of limited recourse that are consistent with the opinions referred to in clause (d) and with the treatment of such sale as a true sale for accounting purposes.

“Receivables Purchase Facility” means (i) the transactions contemplated by the Receivables Purchase Documents and (ii) other sales (including licenses), with limited recourse or no recourse, by PDSI, Patterson Veterinary Supply, Patterson Management, or Animal Health of Accounts derived from (x) sales on contract of furnishings and equipment, (y) open account sales of supplies or (z) provisions of services.

“Receivables Related Assets” means any assets that are customarily sold, transferred and/or pledged or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to Receivables and any collections or proceeds of any of the foregoing (including, without limitation, lock-boxes, deposit accounts, records in respect of Receivables and collections in respect of Receivables).

“Receivables Sellers” means the Borrower and those Subsidiaries that are from time to time party to the Receivables Purchase Documents or any other agreement, document or instrument evidencing a Receivables Purchase Facility (other than any SPV).

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder.

“Register” has the meaning set forth in Section 12.3.4.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks, non-banks and non-broker lenders for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

“Reimbursement Obligations” means, at any time, with respect to any LC Issuer, the aggregate of all obligations of the Borrower then outstanding under Section 2.24 to reimburse such LC Issuer for amounts paid by such LC Issuer in respect of any one or more drawings under Facility LCs issued by such LC Issuer; or, as the context may require, all such Reimbursement Obligations then outstanding to reimburse all of the LC Issuers.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan subject to Title IV of ERISA, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) or (b) of ERISA that it be notified within 30 days of the occurrence of such event; provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) or (b) of ERISA or Section 412(d) of the Code.

“Required Class Lenders” means, as of any date of determination, Lenders of a Class having more than 50% of the sum of (a) the Total Outstandings with respect to such Class (with, in the case of the Revolving Credit Facility, the aggregate amount of each Lender’s risk participation and funded participation in LC Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) of all Lenders of such Class and (b) the aggregate unused Commitments with respect to such Class of all Lenders of such Class; provided that the unused Commitment and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender of such Class shall be excluded for purposes of making a determination of Required Class Lenders.

“Required Lenders” means, at any date, Lenders in the aggregate holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in LC Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments, and (c) aggregate unused Revolving Loan Commitments; provided that the unused Term Commitment and unused Revolving Loan Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Lenders having more than 50% of the sum of the (a) Outstanding Amount of all Revolving Loans

and all LC Obligations (with the aggregate Dollar Amount of each Lender’s risk participation and funded participation in LC Obligations being deemed “held” by such Lender for purposes of this definition) and (b) Available Aggregate Revolving Loan Commitment; provided that the unused Revolving Loan Commitment of, and the portion of the Outstanding Amount of all Revolving Loans and all LC Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Reserve Requirement” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board of Governors of the Federal Reserve System, the Financial Conduct Authority, the Prudential Regulation Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in the applicable currency, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset, fees or similar requirements shall include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the Board of Governors of the Federal Reserve System. The Reserve Requirement shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Revolving Advance” means a borrowing hereunder consisting of the aggregate amount of the Revolving Loans (i) made by the Revolving Lenders on the same Borrowing Date or (ii) converted or continued by the Revolving Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the Revolving Loans of the same Type and, in the case of Eurocurrency Loans, in the same Agreed Currency and for the same Interest Period. The term “Revolving Advance” shall include Swing Line Loans unless otherwise expressly provided.

“Revolving Credit Facility” means the revolving credit facility made available to the Borrower pursuant to the Aggregate Revolving Loan Commitment.

“Revolving Increase” has the meaning set forth in Section 2.5.3.

“Revolving Lender” means, at any time, any Lender that has a Revolving Loan Commitment at such time.

“Revolving Loan” means, with respect to a Lender, such Lender’s loan made pursuant to its commitment to lend set forth in Section 2.2 (and any conversion or continuation thereof).

“Revolving Loan Commitment” means, for each Lender, including without limitation, each LC Issuer, such Lender’s obligation to make Revolving Loans to, and participate in Facility

LCs issued upon the application of, the Borrower in an aggregate amount not exceeding the amount set forth for such Lender on the Commitment Schedule under the caption “Revolving Loan Commitment” or in any Assignment Agreement delivered pursuant to Section 12.3, as such amount may be modified from time to time pursuant to the terms hereof. The aggregate amount of the Revolving Loan Commitments as of the Closing Date is $700,000,000 and each Revolving Lender’s respective Pro Rata Share of the Revolving Loan Commitments on the Closing Date is set forth on the Commitment Schedule.

“Risk-Based Capital Guidelines” has the meaning set forth in Section 3.2.

“S&P” means Standard & Poor’s Financial Services, LLC, a subsidiary of S&P Global, and any successor to its rating agency business.

“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

“Sanctioned Country” means, at any time, a country, territory or region which is itself the subject or target of any Sanctions (including Cuba, Crimea, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“SEC” means the United States Securities and Exchange Commission, and any successor thereto.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Senior Debt” means any Indebtedness of any Credit Party, other than Indebtedness that is in any manner subordinated in right of payment in respect of the Obligations.

“Senior Notes” means, collectively, the 2018 Senior Notes, the 2011 Senior Notes and the 2015 Senior Notes.

“Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

“Solvent” means, when used with respect to any Person, that at the time of determination:

(i)

the fair value of its assets (both at fair valuation and at present fair saleable value) is equal to or in excess of the total amount of its liabilities, including, without limitation, contingent liabilities; and

(ii)	it is then able and expects to be able to pay its debts as they mature; and

(iii)	it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

With respect to contingent liabilities (such as litigation, guarantees and pension plan liabilities), such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represent the amount which can reasonably be expected to become an actual or matured liability.

“Specified Indebtedness Agreement” means any Note Purchase Agreement, any Senior Note or any note, indenture or other agreement evidencing Indebtedness issued or incurred pursuant to clause (b) of Section 6.14.11 or pursuant to Section 6.14.12.

“Specified Swap Obligation” means, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“SPV” means any special purpose entity established for the purpose of purchasing receivables in connection with a receivables securitization transaction permitted under the terms of this Agreement.

“Statutory Reserve Rate” means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board of Governors of the Federal Reserve System, the Financial Conduct Authority, the Prudential Regulation Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal. Such reserve percentages shall include those imposed pursuant to Regulation D. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Obligations to the written satisfaction of the Required Lenders.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Stock” means, with respect to any Person, the capital stock (or any options or warrants to purchase stock, shares or other securities exchangeable for or convertible into stock or shares) of any Subsidiary of such Person.

“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries or Property which is responsible for more than 10% of the consolidated net sales or of the Consolidated Net Income of the Borrower and its Subsidiaries, in each case, as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the end of the four fiscal quarter period ending with the fiscal quarter immediately prior to the fiscal quarter in which such determination is made (or if financial statements have not been delivered hereunder for that fiscal quarter which ends the four fiscal quarter period, then the financial statements delivered hereunder for the quarter ending immediately prior to that quarter).

“Supported QFC” has the meaning assigned to it in Section 9.22.

“Swap” means, with respect to any Person, payment obligations with respect to Rate Management Transactions and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

“Swing Line Borrowing Notice” has the meaning set forth in Section 2.3.2.

“Swing Line Commitment” means the obligation of the Swing Line Lender to make Swing Line Loans up to a maximum principal amount of $75,000,000 at any one time outstanding.

“Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Line Loans outstanding at such time. The Swing Line Exposure of any Revolving Lender shall be its Pro Rata Share of the total Swing Line Exposure at such time.

“Swing Line Lender” means MUFG or such other Revolving Lender which may succeed to its rights and obligations as Swing Line Lender pursuant to the terms of this Agreement.

“Swing Line Loan” means a Loan made available to the Borrower by the Swing Line Lender pursuant to Section 2.3.

“TARGET2 Day” means a day that TARGET2 is open for the settlement of payments in euro.

“Taxes” means all present or future taxes, levies, imposts, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Temporary Increase Period” has the meaning specified in Section 6.20.

“Term Advance” means an Initial Term Advance or an Additional Term Advance, as the context may require.

“Term Commitment” means an Initial Term Commitment or an Additional Term Commitment.

“Term Lender” means, at any time, any Lender that has a Term Commitment or a Term Loan at such time.

“Term Loan” means an Initial Term Loan or an Additional Term Loan, as the context may require.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all LC Obligations.

“Transferee” has the meaning set forth in Section 12.4.

“Transactions” means, collectively, the execution, delivery and performance by the Credit Parties of this Agreement and the other Loan Documents, the borrowing of Loans, Advances and other credit extensions, the use of the proceeds thereof and the issuance of Facility LCs hereunder.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurocurrency Advance and with respect to any Loan, its nature as a Floating Rate Loan or a Eurocurrency Loan.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under each Single Employer Plan subject to Title IV of ERISA exceeds the fair market value of all such Plan’s assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan for which a valuation report is available, using PBGC actuarial assumptions for single employer plan terminations.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.22.

“USA Patriot Act” has the meaning set forth in Section 9.17.

“Weighted Average Life to Maturity” means when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly Owned Subsidiaries of such Person, or by such Person and one or more Wholly Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.3    Financial Covenant Calculations. Financial covenants shall be calculated (a) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (b) without giving effect to any treatment of indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such indebtedness in a reduced or bifurcated manner as described therein, and such indebtedness shall at all times be valued at the full stated principal amount thereof.

1.4    Amendment and Restatement of Existing Credit Agreement and Existing Loan Agreement. The parties to this Agreement agree that, on the Closing Date, the terms and provisions of the Existing Credit Agreement and the Existing Loan Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. Neither the execution, delivery and acceptance of this Agreement nor any of the terms, covenants, conditions or other provisions set forth herein are intended, nor shall they be deemed or construed, to effect a novation of any indebtedness or other obligations under the Existing Credit Agreement, the Existing Loan Agreement or any other Loan Document (as defined in the Existing Credit Agreement or the Existing Loan Agreement) or to pay, extinguish, release, satisfy or discharge (i) all or any part of the indebtedness or other obligations evidenced by the Existing Credit Agreement or the Existing Loan Agreement, (ii) the liability of any Person under the Existing Credit Agreement, the Existing Loan Agreement or the Loan Documents (as defined under the Existing Credit Agreement or the Existing Loan Agreement) executed and delivered in connection therewith, or (iii) the liability of any Person with respect to the Existing Credit Agreement, the Existing Loan Agreement or any indebtedness or other obligations evidenced thereby.    All “Revolving Loans” made, and “Obligations” incurred, under the Existing Credit Agreement which are outstanding on the Closing Date (and not terminated or otherwise repaid with the proceeds of any Loans made hereunder on the Closing Date) shall be re-evidenced as Revolving Loans and Obligations, respectively, under (and shall be governed by the terms of) this Agreement and the other Loan Documents. All “Loans” made, and “Obligations” incurred, under the Existing Loan Agreement which are outstanding on the Closing Date (and not terminated or otherwise repaid with the proceeds of any Loans made hereunder on the Closing Date) shall be re-evidenced as Initial Term Loans and Obligations, respectively, under (and shall be governed by the terms of) this Agreement and the other Loan Documents. Without limiting the foregoing, upon the effectiveness of the amendment and restatement contemplated hereby on the Closing Date: (a) all references in the “Loan Documents” (as defined in the Existing Credit Agreement or the Existing Loan Agreement) to the “Administrative Agent”, the “Credit Agreement” or the “Loan Agreement”, and the “Loan Documents” shall be deemed to refer to the Administrative Agent, this Agreement and the Loan Documents, (b) the “Revolving Loan Commitments” (as defined in the Existing Credit Agreement) shall continue as Revolving Loan Commitments hereunder as set forth on the Commitment Schedule, (c) the “Loans” (as defined in the Existing Loan Agreement) shall be re-evidenced as Initial Term Loans hereunder in such amounts as set forth on the Commitment Schedule, (d) (i) the Administrative Agent shall make such reallocations, sales, assignments or other relevant actions in respect of each Lender’s credit exposure under the Existing Credit Agreement and the Existing Loan Agreement as are necessary in order that each such Lender’s Outstanding Revolving Credit Exposure and outstanding Initial Term Loans hereunder reflects such Lender’s Pro Rata Share of the Aggregate Outstanding Revolving Credit Exposure and aggregate outstanding Initial Term Loans on the Closing Date, and (ii) the Borrower, each Lender that was a “Lender” under the Existing Credit Agreement (constituting the “Required Lenders” under and as defined therein) and each Lender that was a “Lender” under the Existing Loan Agreement (constituting the “Required Lenders” under and as defined therein) hereby agrees (with effect immediately prior to the Closing Date) that (x) such reallocation, sales and assignments shall be deemed to have been effected by way of, and subject to the terms and conditions of, Assignment Agreements, without the payment of any related assignment fee, and no other documents or instruments shall be, or shall be required to be, executed in connection with such assignments (all of which are hereby waived), (y) such reallocation shall satisfy the assignment provisions of the Existing Credit Agreement and the Existing Loan Agreement, as the case may be, and (z) in connection with such reallocation, sales, assignments or other relevant actions, the Borrower shall pay all interest and fees outstanding under the Existing Credit Agreement and the Existing Loan Agreement and accrued to the date hereof to the Administrative Agent for the account of the applicable Lenders party hereto, (e) the Borrower hereby agrees to compensate each Lender and the Departing Lender for any and all losses and costs incurred by such Lender or the Departing Lender, as applicable, in connection with the sale and assignment of any Eurocurrency Loans (including the “Eurocurrency Loans” under the Existing Credit Agreement) or any “Eurodollar Loans” under the Existing Loan Agreement and such reallocation described above, in each case on the terms and in the manner set forth in Section 3.4 hereof, (f) each of the signatories hereto that is also a party to the Existing Credit Agreement or the Existing Loan Agreement, as the case may be, hereby consents to any of the actions described in this Section 1.4 and agrees that any and all required notices and required notice periods under the Existing Credit Agreement or the

Existing Loan Agreement, as applicable, in connection with any of the actions described in this Section 1.4 on the Closing Date are hereby waived and of no force and effect and (g) the “Revolving Loans” (as defined in the Existing Credit Agreement) and the “Loans” (as defined in the Existing Loan Agreement) previously made to the Borrower by the Departing Lender under the Existing Credit Agreement and the Existing Loan Agreement which remain outstanding as of the date of this Agreement (if any) shall be repaid in full (accompanied by any accrued and unpaid interest and fees thereon), the Departing Lender’s “Commitments” under the Existing Credit Agreement shall be terminated, the Departing Lender shall not be a Lender for any purpose hereunder (except to the extent of any indemnification of the Existing Credit Agreement and the Existing Loan Agreement that is meant to continue to apply to the Departing Lender by its express terms), and the Departing Lender shall be released from any obligation or liability under the Existing Credit Agreement and the Existing Loan Agreement.

1.5    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Capital Stock at such time.

ARTICLE II

THE CREDITS

2.1    Initial Term Loans. Prior to the Closing Date, certain term loans were previously made to the Borrower under the Existing Loan Agreement which remain outstanding as of the Closing Date (such outstanding term loans being hereinafter referred to as the “Existing Term Loans”). Subject to the terms and conditions set forth in this Agreement, the parties hereto agree that on the Closing Date, but subject to the reallocation and other transactions described in Section 1.4, the Existing Term Loans shall be re-evidenced as Initial Term Loans under this Agreement and the terms of the Existing Term Loans shall be restated in their entirety and shall be evidenced by this Agreement. As of the Closing Date, the Initial Terms Loans are funded and such amounts may not be reborrowed. The commitments of the “Lenders” under the Existing Loan Agreement (including, for the avoidance of doubt, such Lenders constituting Initial Term Lenders) to fund the Initial Term Loans terminated immediately following the funding of the Initial Term Loans on the Original Loan Agreement Closing Date. The Initial Term Loans are denominated solely in Dollars and may be continued as Floating Rate Loans or converted into Eurocurrency Loans in the manner provided in Section 2.8 and subject to the other conditions and limitations therein set forth and set forth in this Article II and set forth in the definition of Interest Period. Additionally, the Borrower shall make the scheduled repayment installments of principal prescribed in Section 2.4.2 and the mandatory prepayments prescribed in Section 2.4.4.

2.2    Revolving Loans. Prior to the Closing Date, certain revolving loans were previously made to the Borrower under the Existing Credit Agreement which remain outstanding as of the Closing Date (such outstanding revolving loans being hereinafter referred to as the “Existing Revolving Loans”). Subject to the terms and conditions set forth in this Agreement, the parties hereto agree that on the Closing Date, but subject to the reallocation and other transactions described in Section 1.4, the Existing Revolving Loans shall be re-evidenced as Revolving Loans under this Agreement and the terms of the Existing Revolving Loans shall be restated in their entirety and shall be evidenced by this Agreement. From and including the Closing Date and prior to the Maturity Date, subject to the terms and conditions set forth herein, each Revolving Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to (i) make Revolving Loans to the Borrower in Agreed Currencies from time to time and (ii) participate in Facility LCs issued upon the request of the Borrower, in each case in Dollar Amounts not to exceed in the aggregate such Lender’s Pro Rata Share of the Available Aggregate Revolving Loan Commitment; provided that (i) except as provided in Section 2.4.3, at no time shall the Dollar Amount of the Aggregate Outstanding Revolving Credit Exposure hereunder exceed the Aggregate Revolving Loan Commitment, (ii) all Floating Rate Loans shall be made in Dollars, and (iii) except as provided in Section 2.4.3, at no time shall the aggregate outstanding Dollar Amount of all Revolving Loans denominated in Foreign Currencies exceed the Foreign Currency Sublimit. Unless the Borrower has delivered to the Administrative Agent an Indemnification Letter (or entered into a similar undertaking reasonably acceptable to the Administrative Agent, which may be set forth in a Borrowing Notice) on or before the third (3rd) Business Day prior to the Closing Date with respect to all Revolving Loans requested to be made as Eurocurrency Advances on the Closing Date or on or before the third (3rd) Business Day thereafter, the Loans made on the Closing Date or on or before the third (3rd) Business Day thereafter shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurocurrency Loans in the manner provided in Section 2.8 and subject to the other conditions and limitations therein set forth and set forth in this Article II and set forth in the definition of Interest Period. Revolving Loans made after the third (3rd) Business Day after the Closing Date shall be, at the option of the Borrower, selected in accordance with Section 2.8, either Floating Rate Loans or Eurocurrency Loans. Each Advance under this Section 2.2 shall consist of Revolving Loans made by each Revolving Lender ratably in proportion to such Lender’s respective Pro Rata Share. The LC Issuers will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.24. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans at any time prior to the Maturity Date. On the Maturity Date, the commitment of each Lender to lend hereunder shall automatically expire and the Borrower shall repay in full the outstanding principal balance of the Revolving Loans. Additionally, the Borrower shall make the mandatory prepayments prescribed in Section 2.4.3.

2.3    Swing Line Loans.

2.3.1    Amount of Swing Line Loans. Upon the satisfaction of the conditions precedent set forth in Section 4.1 and Section 4.2, if applicable, from and including the Closing Date and prior to the Maturity Date, the Swing Line Lender agrees, on the terms and conditions set forth in this Agreement, to make Swing Line Loans, in Dollars, to the Borrower from time to time in an aggregate principal amount not to exceed the Swing Line Commitment, provided that (a) the Dollar Amount of the Aggregate Outstanding Revolving Credit Exposure shall not at any time exceed the Aggregate Revolving Loan Commitment, and (b) at no time shall the sum of (i) the Swing Line Loans then outstanding, plus (ii) the outstanding Revolving Loans made by the Swing Line Lender pursuant to Section 2.2 (including its participation in any Facility LCs), exceed the Swing Line

Lender’s Revolving Loan Commitment at such time. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Swing Line Loans at any time prior to the Maturity Date.

2.3.2    Borrowing Notice. The Borrower shall deliver to the Administrative Agent and the Swing Line Lender irrevocable notice (a “Swing Line Borrowing Notice”) not later than 12:00 noon (New York City time) on the Borrowing Date of each Swing Line Loan, specifying (a) the applicable Borrowing Date (which date shall be a Business Day and which may be the same day as the date the Swing Line Borrowing Notice was given), and (b) the aggregate amount of the requested Swing Line Loan which shall be an amount not less than $100,000 (and increments of $100,000 if in excess thereof). At the election of the Borrower, the Swing Line Loans shall bear interest at (i) the Floating Rate, (ii) the Overnight LIBOR Bank Funding Rate plus the Applicable Margin for Eurocurrency Advances or (iii) such other rate per annum (which rate shall not be less than zero) as shall be agreed to by the Swing Line Lender and the Borrower.

2.3.3    Making of Swing Line Loans. Promptly after receipt of a Swing Line Borrowing Notice, the Administrative Agent shall notify each Revolving Lender by fax or other similar form of transmission, of the requested Swing Line Loan. Not later than 2:00 p.m. (New York City time) on the applicable Borrowing Date, the Swing Line Lender shall make available the Swing Line Loan, in funds immediately available in New York City, to the Administrative Agent at its address specified pursuant to Article XIII. The Administrative Agent will promptly make the funds so received from the Swing Line Lender available to the Borrower on the Borrowing Date at the Administrative Agent’s aforesaid address.

2.3.4    Repayment of Swing Line Loans. The outstanding principal amount of each Swing Line Loan shall be paid in full by the Borrower on or before the tenth (10th) Business Day after the Borrowing Date for such Swing Line Loan. In addition, the Swing Line Lender (a) may at any time in its sole discretion with respect to any outstanding Swing Line Loan, or (b) shall, on the tenth (10th) Business Day after the Borrowing Date of any Swing Line Loan, require each Revolving Lender (including the Swing Line Lender) to make a Revolving Loan in the amount of such Revolving Lender’s Pro Rata Share of such Swing Line Loan (including, without limitation, any interest accrued and unpaid thereon), for the purpose of repaying such Swing Line Loan. Not later than 12:00 noon (New York City time) on the date of any notice received pursuant to this Section 2.3.4, each Revolving Lender shall make available its required Revolving Loan, in funds immediately available in New York City to the Administrative Agent at its address specified pursuant to Article XIII. Revolving Loans made pursuant to this Section 2.3.4 shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurocurrency Loans in the manner provided in Section 2.9 and subject to the other conditions and limitations set forth in this Article II. Unless a Revolving Lender shall have notified the Swing Line Lender, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Sections 4.1 or 4.2 had not then been satisfied, such Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.3.4 to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Administrative Agent, the Swing Line Lender or any other Person, (ii) the occurrence or continuance of a Default or Unmatured Default, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, or (iv) any other circumstances, happening or event whatsoever. In the event that any Revolving Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.3.4, the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Revolving Lender hereunder until the Administrative Agent receives such payment from such Revolving Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Revolving Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.3.4, such Revolving Lender shall be deemed, at the option of the Administrative Agent, to have unconditionally and irrevocably purchased from the Swing Line Lender, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Revolving Loan, and such interest and participation may be recovered from such Revolving Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. On the Maturity Date, the Borrower shall repay in full the outstanding principal balance of the Swing Line Loans.

2.3.5    The Swing Line Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Swing Line Lender and the successor Swing Line Lender. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Swing Line Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid interest accrued for the account of the replaced Swing Line Lender pursuant to Section 2.3. From and after the effective date of any such replacement, (x) the successor Swing Line Lender shall have all the rights and obligations of the replaced Swing Line Lender under this Agreement with respect to Swing Line Loans made thereafter and (y) references herein to the term “Swing Line Lender” shall be deemed to refer to such successor or to any previous Swing Line Lender, or to such successor and all previous Swing Line Lenders, as the context shall require. After the replacement of the Swing Line Lender hereunder, the replaced Swing Line Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swing Line Lender under this Agreement with respect to Swing Line Loans made by it prior to its replacement, but shall not be required to make additional Swing Line Loans.

2.3.6    Subject to the appointment and acceptance of a successor Swing Line Lender in accordance with Section 2.3.5 above (provided that the resigning Swing Line Lender’s consent shall not be required for its replacement), the Swing Line Lender may resign as Swing Line Lender at any time upon thirty (30) days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, the Swing Line Lender shall be replaced in accordance with Section 2.3.5 above.

2.4    Determination of Dollar Amounts; Repayment of Loans; Termination; Mandatory Prepayments.

2.4.1    Determination of Dollar Amounts. The Administrative Agent will determine the Dollar Amount of (a) each Eurocurrency Advance as of the date two (2) Business Days prior to the applicable Borrowing Date or, if applicable, the date of conversion/continuation of any Advance as a Eurocurrency Advance, (b) the LC Obligations as of the date of each request for the issuance or Modification of any Facility LC, and (c) all outstanding Credit Extensions on and as of the last Business Day of each calendar quarter and, during the continuation of a Default, on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders. Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a), (b) and (c) is herein described as a “Computation Date” with respect to each Credit Extension for which a Dollar Amount is determined on or as of such date.

2.4.2    Required Payments; Terminations.

(a)    Initial Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Initial Term Lenders on the Maturity Date, the aggregate principal amount of all Initial Term Loans outstanding on such date.

(b)    Revolving Loans. Any outstanding Revolving Loans shall be paid in full by the Borrower on the Maturity Date and all other unpaid Obligations with respect to the Revolving Credit Facility shall be paid in full by the Borrower on the Maturity Date.

(c)    Swing Line Loans. The Borrower shall repay the Swing Line Loans and all other Obligations in respect thereof in accordance with Section 2.3.4.

(d)    Notwithstanding the termination of the Revolving Loan Commitments under this Agreement on the Maturity Date, until all of the Obligations (other than contingent indemnity obligations) shall have been fully paid and satisfied and all financing arrangements among the Borrower and the Lenders hereunder and under the other Loan Documents shall have been terminated, all of the rights and remedies under this Agreement and the other Loan Documents shall survive.

2.4.3    Mandatory Prepayments of Aggregate Outstanding Revolving Credit Exposure. If at any time and for any reason, the Dollar Amount of the Aggregate Outstanding Revolving Credit Exposure is greater than the Aggregate Revolving Loan Commitment, the Borrower shall immediately make a mandatory prepayment of the Aggregate Outstanding Revolving Credit Exposure in an Equivalent Amount equal to such excess; provided that if such excess is caused solely by fluctuations in Exchange Rates, (a) no such prepayment will be required to the extent the Dollar Amount of such Aggregate Outstanding Revolving Credit Exposure in Foreign Currencies is not more than 105% of the Foreign Currency Sublimit or to the extent the Dollar Amount of the Aggregate

Outstanding Revolving Credit Exposure is not more than 105% of the Aggregate Revolving Loan Commitment thereunder and (b) such excess will be calculated as of (i) the last Business Day of each calendar quarter, (ii) any other Business Day at the Administrative Agent’s sole discretion during the continuation of a Default and (iii) each date of a Borrowing Request, Conversion/Continuation Notice and each request for the issuance or Modification of any Facility LC.

2.4.4    Mandatory Prepayments from Asset Sales.

(a)    To the extent required pursuant to Section 6.12.7, within 90 days before or 365 days after the receipt by the Borrower or any of its Subsidiaries of any Net Proceeds Amount from any Asset Sale, the Borrower shall prepay Term Loans in an aggregate amount equal to 100% of such Net Proceeds Amount; provided that if at the time that any such prepayment would be required, the Borrower is required to prepay or repurchase (or offer to prepay or repurchase) any other Senior Debt (other than the Term Loans), in each case pursuant to the terms of the documentation governing such Debt, with the Net Proceeds Amount from such Asset Sale (such other Senior Debt required to be prepaid or repurchased (or offered to be prepaid or repurchased, “Other Applicable Debt”), then the Borrower may apply such Net Proceeds Amount on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Debt at such time; provided, further that the portion of such Net Proceeds Amount allocated to the Other Applicable Debt shall not exceed the amount of such Net Proceeds Amount required to be allocated to the Other Applicable Debt pursuant to the terms thereof, and the remaining amount, if any, of such Net Proceeds Amount shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Debt, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.4.4(a) shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable Debt decline to have such Other Applicable Debt repurchased or prepaid, the declined amount shall promptly (and in any event within five (5) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.

(b)    Each prepayment of Term Loans made pursuant to this Section 2.4.4 shall be applied to the Initial Term Loans and paid to the Initial Term Lenders in accordance with their respective Pro Rata Shares of such prepayment.

(c)    The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made by the Borrower pursuant to this Section 2.4.4 promptly, and in no event more than three (3) Business Days, following the event giving rise to such mandatory prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the aggregate amount of such prepayment. The Administrative Agent will promptly notify each applicable Term Lender of the contents of the Borrower’s prepayment notice and of such Term Lender’s Pro Rata Share of the prepayment.

2.4.5    Mandatory Prepayments of Eurocurrency Advances. Mandatory prepayments of Eurocurrency Advances shall be accompanied by (a) accrued and unpaid interest thereon and (b) funding indemnification amounts pursuant to Section 3.4.

2.5    Commitment Fee; Aggregate Revolving Loan Commitment; Incremental Term Loans; Additional Term Loans.

2.5.1    The Commitment Fee. The Borrower shall pay to the Administrative Agent, for the account of the Revolving Lenders in accordance with their Pro Rata Shares, from and after the Closing Date until the date on which the Aggregate Revolving Loan Commitment shall be terminated in whole, a commitment fee (the “Commitment Fee”) accruing at the rate of the then Applicable Fee Rate on the daily average Available Aggregate Revolving Loan Commitment (provided that, for purposes of determining the Commitment Fee, all outstanding Swing Line Loans shall be excluded from the calculation of the Available Aggregate Revolving Loan Commitment). All such Commitment Fees payable hereunder shall be payable quarterly in arrears on each Payment Date; provided that if any Revolving Lender continues to have Outstanding Revolving Credit Exposure after the termination of its Revolving Loan Commitment, then the Commitment Fee shall continue to accrue and be due and payable pursuant to the terms hereof until such Outstanding Revolving Credit Exposure is reduced to zero.

2.5.2    Reductions in Aggregate Revolving Loan Commitment. The Borrower may permanently reduce the Aggregate Revolving Loan Commitment in whole, or in part, ratably among the Revolving Lenders in a minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof) (or the Approximate Equivalent Amount if denominated in an Agreed Currency other than Dollars), upon at least three (3) Business Days’ prior written notice to the Administrative Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Revolving Loan Commitment may not be reduced below the Dollar Amount of the Aggregate Outstanding Revolving Credit Exposure. All accrued Commitment Fees shall be payable on the effective date of any termination of the Revolving Loan Commitments hereunder and on the final date upon which all Revolving Loans are repaid. For purposes of calculating the Commitment Fee hereunder, the principal amount of each Revolving Advance made in an Agreed Currency other than Dollars shall be at any time the Dollar Amount of such Revolving Advance as determined on the most recent Computation Date with respect to such Revolving Advance.

2.5.3    Increase in Aggregate Revolving Loan Commitment; Incremental Term Loans; Additional Term Loans. Subject to Section 2.5.1 and 2.5.2 and the other terms and conditions of this Agreement, at any time prior to the Maturity Date, the Borrower may, on the terms set forth below, request that (a) the initial Aggregate Revolving Loan Commitment hereunder be increased (each such increase being a “Revolving Increase”), (b) the aggregate principal amount of the Initial Term Loans hereunder be increased (the loans borrowed pursuant to such increase being “Incremental Term Loans”) and (c) one or more additional tranches of term loans be issued hereunder on terms and conditions (including, without limitation, pricing, amortization, prepayment and related interest rate hedging) reasonably acceptable to the Administrative Agent (such additional term loans being “Additional Term Loans”); provided, however, that (i) the aggregate amount of all Revolving Increases, Incremental Term Loans and Additional Term Loans that shall be made and/or become effective shall not exceed $350,000,000, (ii) an increase in the Aggregate Revolving Loan Commitment or issuance of Incremental Term Loans or Additional Term Loans hereunder may be made only at a time when no Default or Unmatured Default shall have occurred and be continuing or would result therefrom, (iii) no Lender’s Revolving Loan Commitment shall be increased, nor shall any Lender have any commitment to make any Incremental Term Loan or Additional Term Loan under this Section 2.5.3 without its consent and (iv) no Incremental Term Loan or Additional Term Loan shall mature earlier than the Maturity Date (but may have amortization prior to such date). In the event of a Revolving Increase or a borrowing of Incremental Term Loans or Additional Term Loans, any financial institution (other than an Ineligible Institution) which the Borrower and the Administrative Agent invite to become a Lender or to increase its Revolving Loan Commitment or to provide Incremental Term Loans or Additional Term Loans may set the amount of its Revolving Loan Commitment, Incremental Term Loan or Additional Term Loans, as applicable, at a level agreed to by the Borrower and the Administrative Agent (and the LC Issuers and the Swing Line Lender in the case of any increase in the Aggregate Revolving Loan Commitment). In the event that the Borrower, the Administrative Agent and one or more of the Lenders (or other financial institutions) (and the LC Issuers and the Swing Line Lender in the case of any increase in the Aggregate Revolving Loan Commitment) shall agree upon a Revolving Increase or a borrowing of Incremental Term Loans or Additional Term loans, (i) the Borrower, the Administrative Agent and each Lender or other financial institution increasing its Revolving Loan Commitment or extending a new Revolving Loan Commitment, an Incremental Term Loan or an Additional Term Loan (and the LC Issuers and the Swing Line Lender in the case of any increase in the Aggregate Revolving Loan Commitment) shall enter into an amendment to this Agreement setting forth the amounts of the Revolving Loan Commitments, Incremental Term Loans and/or Additional Term Loans, as applicable, as so increased, providing that the financial institutions extending new Revolving Loan Commitments, Incremental Term Loans or Additional Term Loans shall be Lenders for all purposes under this Agreement, and setting forth such additional provisions as the Administrative Agent shall consider reasonably appropriate and (ii) the Borrower shall execute, if requested, a new Note to each financial institution that is extending a new Revolving Loan Commitment, Incremental Term Loan or Additional Term Loan, or increasing its Revolving Loan Commitment. No such amendment shall require the approval or consent of any Lender whose Revolving Loan Commitment is not being increased and that is not making an Incremental Term Loan or Additional Term Loan. Upon the execution and delivery of such amendment as provided above, and upon satisfaction of such other conditions as the Administrative Agent may reasonably specify upon the request of the financial institutions that are extending new Revolving Loan Commitments and/or making Incremental Term Loans or Additional Term Loans (including, without limitation, the Administrative Agent administering the reallocation of any outstanding Revolving Loans ratably among the Lenders with Revolving Loan

Commitments after giving effect to each Revolving Increase, and the delivery of certificates, evidence of corporate authority and legal opinions on behalf of the Borrower), this Agreement shall be deemed to be amended accordingly. Neither the Borrower, nor any Affiliate or Subsidiary of the Borrower, shall be permitted to become a Lender pursuant to this Section 2.5.3. In connection with any increase of the Revolving Loan Commitments or the making of any Incremental Term Loans or Additional Term Loans pursuant to this Section 2.5.3, any financial institution becoming a party hereto that is not at such an existing Lender shall (1) execute such documents and agreements as the Administrative Agent may reasonably request and (2) in the case of any such financial institution that is organized under the laws of a jurisdiction outside of the United States of America, provide to the Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA Patriot Act.

2.6    Minimum Amount of Each Advance. Each Eurocurrency Advance shall be in the minimum amount of $1,000,000 (and in multiples of $100,000 if in excess thereof) (or the Approximate Equivalent Amounts if denominated in an Agreed Currency other than Dollars), and each Floating Rate Advance (other than a Swing Line Loan or an Advance to repay Swing Line Loans) shall be in the minimum amount of $1,000,000 (and in multiples of $100,000 if in excess thereof), provided, however, that any Floating Rate Advance consisting of Revolving Loans may be in the amount of the Available Aggregate Revolving Loan Commitment.

2.7    Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances of any Class (other than Swing Line Loans), or any portion of the outstanding Floating Rate Advances of any Class (other than Swing Line Loans), in a minimum aggregate amount of $1,000,000 or any integral multiple of $1,000,000 in excess thereof, with prior notice delivered to the Administrative Agent no later than 11:00 a.m. (Local Time) one (1) Business Day prior to the date of any such anticipated repayment. The Borrower may at any time pay, without penalty or premium, all outstanding Swing Line Loans, or, in a minimum amount of $100,000 and increments of $100,000 in excess thereof, any portion of the outstanding Swing Line Loans, with notice to the Administrative Agent and the Swing Line Lender by 11:00 a.m. (Local time) on the date of any such repayment. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurocurrency Advances of any Class, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $1,000,000 in excess thereof (or the Approximate Equivalent Amount if denominated in an Agreed Currency other than Dollars), any portion of the outstanding Eurocurrency Advances of any Class, with notice delivered to the Administrative Agent no later than 12:00 noon (Local Time) three (3) Business Days prior to the date of any such anticipated repayment in the case of Eurocurrency Advances denominated in Dollars and four (4) Business Days prior to the date of any such anticipated repayment in the case of Eurocurrency Advances denominated in an Agreed Currency other than Dollars. Prepayments shall be accompanied by accrued and unpaid interest thereon.

2.8    Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Class and Type of each Advance and (x) in the case of each Eurocurrency Advance,

the Interest Period and (y) in the case of each Revolving Advance that is a Eurocurrency Advance, the Agreed Currency applicable thereto from time to time; provided that there shall be no more than ten (10) Interest Periods in effect with respect to all of the Loans at any time, unless such limit has been waived by the Administrative Agent in its sole discretion. The Borrower shall give the Administrative Agent irrevocable written notice (a “Borrowing Notice”) not later than 11:00 a.m. (Local Time) on the Borrowing Date of each Floating Rate Advance (other than a Swing Line Loan), three (3) Business Days before the Borrowing Date for each Eurocurrency Advance denominated in Dollars and four (4) Business Days before the Borrowing Date for each Eurocurrency Advance denominated in an Agreed Currency other than Dollars, specifying:

(a)    the Borrowing Date, which shall be a Business Day, of such Advance,

(b)    the Class of such Advance,

(c)    the aggregate amount of such Advance,

(d)    the Type of Advance selected,

(e)    in the case of each Eurocurrency Advance, the Interest Period applicable thereto,

(f)    in the case of each Revolving Advance that is a Eurocurrency Advance, the Agreed Currency applicable thereto, and

(g)    the payment instructions for the account of the Borrower to which such Advance shall be credited.

The Borrower may not select an Interest Period that ends after the Maturity Date.

2.9    Conversion and Continuation of Outstanding Advances; No Conversion or Continuation of Eurocurrency Advances After Default. Floating Rate Advances (other than Swing Line Advances) shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurocurrency Advances pursuant to this Section 2.9, are prepaid in accordance with Section 2.4.4 or are repaid in accordance with Section 2.4.2 or Section 2.7. Each Eurocurrency Advance shall continue as a Eurocurrency Advance until the end of the then applicable Interest Period therefor, at which time:

2.9.1    each such Eurocurrency Advance denominated in Dollars shall be automatically converted into a Floating Rate Advance unless (x) such Eurocurrency Advance is or was prepaid in accordance with Section 2.4.4 or repaid in accordance with Section 2.4.2 or Section 2.7 or (y) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Advance either continue as a Eurocurrency Advance for the same or another Interest Period or be converted into a Floating Rate Advance; and

2.9.2    each such Eurocurrency Advance denominated in an Agreed Currency other than Dollars shall be automatically converted into a Eurocurrency Advance in the same Agreed Currency with an Interest Period of one month unless (x) such Eurocurrency Advance is or was repaid in accordance with Section 2.4.2 or Section 2.7 or (y) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Advance continue as a Eurocurrency Advance for the same or another Interest Period.

Subject to the terms of Section 2.6 and the payment of any funding indemnification amounts required by Section 3.4, the Borrower may elect from time to time to convert all or any part of an Advance of any Type (other than a Swing Line Advance) into any other Type or Types of Advances denominated in the same or any other Agreed Currency; provided that any conversion of any Eurocurrency Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. Notwithstanding anything to the contrary contained in this Section 2.9 during the continuance of a Default or an Unmatured Default, the Administrative Agent may (or shall at the direction of the Required Lenders), by notice to the Borrower, declare that no Advance may be made as, converted to or, following the expiration of any Interest Periods then in effect, continued as a Eurocurrency Advance. The Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of (i) each conversion of an Advance to a Floating Rate Advance not later than 11:00 a.m. (Local Time) on the date of the requested conversion and (ii) each conversion of an Advance to, or continuation of, a Eurocurrency Advance not later than 12:00 noon (Local Time) three (3) Business Days, in the case of a conversion into or continuation of, a Eurocurrency Advance denominated in Dollars, or four (4) Business Days, in the case of a conversion into or continuation of a Eurocurrency Advance denominated in an Agreed Currency other than Dollars, prior to the date of the requested conversion or continuation, specifying:

(a)    the requested date, which shall be a Business Day, of such conversion or continuation, and

(b)    the amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and (x) in the case of a conversion into or continuation of a Eurocurrency Advance, the duration of the Interest Period applicable thereto and (y) in the case of a Revolving Advance that is a Eurocurrency Advance, the Agreed Currency into which such Advance is to be converted or continued.

2.10    Method of Borrowing. On each Borrowing Date, each applicable Lender shall make available its Loan or Loans, if any, (a) if such Loan is denominated in Dollars, not later than 12:00 noon (New York City time), in Federal or other funds immediately available to the Administrative Agent, in New York, New York at its address specified in or pursuant to Article XIII and, (b) if such Loan is denominated in an Agreed Currency other than Dollars, not later than 12:00 noon (Local Time) in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency, in such funds as may then be customary for the settlement of international transactions in such currency in the city of and at the address of the Administrative Agent’s Eurocurrency Payment Office for such currency. Unless the Administrative Agent determines that any applicable condition specified in Article IV has not been satisfied, the Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address or, if applicable, to the Borrower’s account specified on the applicable Borrowing Notice. Notwithstanding the foregoing provisions of this Section 2.10, to the extent that a Revolving Loan made by a Lender matures on the Borrowing Date of a requested Revolving Loan, such Lender shall apply the proceeds of the Revolving Loan it is then making to the repayment of principal of the maturing Revolving Loan.

2.11    Changes in Interest Rate, etc. Each Floating Rate Advance (other than a Swing Line Advance) shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurocurrency Advance into a Floating Rate Advance pursuant to Section 2.9, to but excluding the date it is paid or is converted into a Eurocurrency Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Floating Rate for such day. Each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swing Line Loan is made to but excluding the date it is fully paid at a rate per annum elected by the Borrower in accordance with Section 2.3.2. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurocurrency Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the Eurocurrency Rate determined by the Administrative Agent as applicable to such Eurocurrency Advance based upon the Borrower’s selections under Sections 2.8 and 2.9 and otherwise in accordance with the terms hereof. No Interest Period in respect of any Loan may end after the Maturity Date.

2.12    Rates Applicable After Default. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (a) each Eurocurrency Advance shall bear interest for the remainder of the applicable Interest Period at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum, (b) each Floating Rate Advance and each Swing Line Loan shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum, and (c) the LC Fee described in the first sentence of Section 2.24.4 shall be increased to a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum; provided that, during the continuance of a Default under Section 7.2, 7.3 (solely arising as a result of a breach of Section 6.20 or 6.21), 7.6 or 7.7, the interest rates set forth in clauses (a) and (b) above and the increase in the LC Fee set forth in clause (c) above shall be applicable to all Credit Extensions, Advances, fees and other Obligations hereunder without any election or action on the part of the Administrative Agent, any LC Issuer or any Lender.

2.13    Method of Payment; Unavailability of Original Currency.

2.13.1    Method of Payment. Each Advance shall be repaid and each payment of interest thereon shall be paid in the currency in which such Advance was made or, where such currency has converted to euro, in euro. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at (except as set forth in the next sentence) the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by 12:00 noon (Local Time) on the date when due and shall (except with respect to repayments of Swing Line Loans, and except in the case of Reimbursement Obligations for which any LC Issuer has not been fully indemnified by the Lenders, or as otherwise specifically required hereunder) be applied ratably by the Administrative Agent among the Lenders. All payments to be made by the Borrower hereunder in any currency other than Dollars shall be made in such currency on the date due in such funds as may then be customary for the settlement of international transactions in such currency for the account of the Administrative Agent, at its Eurocurrency Payment Office for such currency and shall be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at, (a) with respect to Floating Rate Loans and Eurocurrency Loans denominated in Dollars, its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender and (b) with respect to Eurocurrency Loans denominated in an Agreed Currency other than Dollars, in the funds received from the Borrower at the address of the Administrative Agent’s Eurocurrency Payment Office for such currency. The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with MUFG for each payment of the Obligations as it becomes due hereunder. Each reference to the Administrative Agent in this Section 2.13 shall also be deemed to refer, and shall apply equally, to the LC Issuers in the case of payments required to be made by the Borrower to the LC Issuers pursuant to Section 2.24.6.

2.13.2    Unavailability of Original Currency. Notwithstanding the foregoing provisions of this Section, if, after the making of any Advance in any currency other than Dollars, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Advance was made (the “Original Currency”) no longer exists or the Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by the Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrower take all risks of the imposition of any such currency control or exchange regulations.

2.14    [RESERVED].

2.15    Noteless Agreement; Evidence of Indebtedness.

(a)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)    The Administrative Agent shall also maintain accounts in which it will record (i) the date and the amount of each Loan made hereunder, the Class, Agreed Currency and Type thereof and the Interest Period (in the case of a Eurocurrency Advance) with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each

Lender hereunder, (iii) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, (iv) the effective date and amount of each Assignment Agreement delivered to and accepted by it and the parties thereto pursuant to Section 12.3, (v) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof, and (vi) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest.

(c)    The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d)    Any Lender may request that its Term Loans, Revolving Loans or, in the case of the Swing Line Lender, the Swing Line Loans, be evidenced by promissory notes (the “Notes”) in substantially the form of Exhibit C (in the case of Term Loans) or Exhibit D (in the case of Revolving Loans and/or Swing Line Loans), with appropriate changes for notes evidencing Swing Line Loans. In such event, the Borrower shall prepare, execute and deliver to such Lender such Note(s) payable to the order of such Lender or its registered assigns. Thereafter, the Loans evidenced by such Notes and interest thereon shall at all times (prior to any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note(s) for cancellation and requests that such Loans once again be evidenced as described in paragraphs (a) and (b) above. No such substitutions, amendments and restatements shall constitute or effect a repayment, refinancing or novation of the amounts evidenced by the Notes but rather a modification and substitution of their respective terms.

2.16    Telephonic Notices. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Classes and Types of Advances (other than in respect of Advances denominated in Foreign Currencies) and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, signed by an Authorized Officer of the Borrower, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

2.17    Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance (other than a Swing Line Loan) shall be payable in arrears on the Closing Date and each Payment Date, commencing with the first Payment Date to occur after the Closing Date, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurocurrency Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurocurrency Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurocurrency Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurocurrency Advance having an Interest Period longer than three (3) months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued on each Swing Line Loan shall be payable on the last day of each calendar month (including the first day of such month but not including the last day of such month) and on the Maturity Date (it being understood and agreed that the Borrower shall repay any outstanding Existing Swing Line Loans, together with any accrued and unpaid interest, on the Closing Date). Interest on Eurocurrency Advances, Swing Line Loans, LC Fees and all other fees hereunder shall be calculated for actual days elapsed on the basis of a 360-day year, except for interest on Revolving Loans denominated in British Pounds Sterling or determined by reference to the Prime Rate, which shall be calculated for actual days elapsed on the basis of a 365/366-day year. Interest on Floating Rate Advances (other than Swing Line Loans) shall be calculated for actual days elapsed on the basis of a 365/366-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 12:00 noon (Local Time) at the place of payment. If any payment of principal of or interest on an Advance, any fees or any other amounts payable to the Administrative Agent or any Lender hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest, fees and commissions in connection with such payment.

2.18    Notification of Advances, Interest Rates, Prepayments and Commitment Reduction. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Revolving Loan Commitment reduction notice, Borrowing Notice, Swing Line Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. Promptly after notice from the applicable LC Issuer, the Administrative Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder. The Administrative Agent will notify the Borrower and each Lender of the interest rate applicable to each Eurocurrency Advance promptly upon determination of such interest rate and will give the Borrower and each Lender prompt notice of each change in the Alternate Base Rate applicable to any outstanding Advance.

2.19    Lending Installations.

2.19.1    Each Lender may book its Revolving Loans denominated in an Agreed Currency other than Dollars at the appropriate Lending Installation listed on the administrative information sheets provided to the Administrative Agent in connection herewith or such other Lending Installation designated by such Lender in accordance with the final sentence of this Section 2.19.1. All terms of this Agreement shall apply to any such Lending Installation and the Revolving Loans denominated in an Agreed Currency other than Dollars and any Notes evidencing such Revolving Loans issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each

Lender may, by written notice to the Administrative Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which such Revolving Loans will be made by it and for whose account such Revolving Loan payments are to be made.

2.19.2    Except for Revolving Loans denominated in an Agreed Currency other than Dollars, each Lender may book its Loans and its participation in any LC Obligations and the LC Issuers may book the Facility LCs issued by it at any Lending Installation selected by such Lender or LC Issuer, as applicable, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, participations in LC Obligations and any Notes evidencing a Loan issued hereunder shall be deemed held by each Lender or LC Issuer, as applicable, for the benefit of any such Lending Installation. Each Lender and LC Issuer may, by written notice to the Administrative Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made. In addition, each such Lender that books its Loans and its participation in any LC Obligations at any Lending Installation and each LC Issuer that books the Facility LCs issued by it at any Lending Installation as provided in this Section 2.19, (i) shall keep a register for the registration relating to each such Loan, LC Obligation and Facility LC, as applicable, specifying such Lending Installation’s name, address and entitlement to payments of principal and interest or any other payments with respect to such Loan, LC Obligation and Facility LC, as applicable, and each transfer thereof and the name and address of each transferee and (ii) shall collect, prior to the time such Lending Installation receives payment with respect to such Loans, LC Obligations and Facility LCs, as applicable as the case may be, from each such Lending Installation, the appropriate forms, certificates, and statements described in Section 3.5 (and updated as required by Section 3.5) as if Lending Installation were a Lender under Section 3.5.

2.20    Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (a) in the case of a Lender, the proceeds of a Loan or (b) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the greater of (i) the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Revolving Loans denominated in an Agreed Currency other than Dollars) or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.21    Market Disruption. Notwithstanding the satisfaction of all conditions referred to in Article II and Article IV with respect to any Revolving Advance in any Agreed Currency other than Dollars, if there shall occur on or prior to the date of such Advance any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Administrative Agent or the Required Lenders make it impracticable for the Eurocurrency Loans comprising such Revolving Advance to be denominated in the Agreed Currency specified by the Borrower, then the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, and such Revolving Loans shall not be denominated in such Agreed Currency but shall be made on such Borrowing Date in Dollars, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice or Conversion/Continuation Notice, as the case may be, as Floating Rate Loans, unless the Borrower notifies the Administrative Agent at least one Business Day before such date that (a) it elects not to borrow on such date or (b) it elects to borrow on such date in a different Agreed Currency, provided that (i) the denomination of such Revolving Loans in such different Agreed Currency would in the opinion of the Administrative Agent and the Required Revolving Lenders be practicable and (ii) such borrowing shall be in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice or Conversion/Continuation Notice, as the case may be.

2.22    Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 12.2, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrower.

2.23    Replacement of Lender. If (a) the Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional or increased payment to any Lender, (b) if any Lender’s obligation to make or continue, or to convert Floating Rate Advances into, Eurocurrency Advances shall be suspended pursuant to Section 3.3, (c) any Lender refuses to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement requiring the consent of all Lenders (or all affected Lenders) pursuant to Section 8.2 and the same have been approved by the Required Lenders, or (d) any Lender becomes a Defaulting Lender (any Lender in clauses (a) through (d) above being an “Affected Lender”) the Borrower may elect, if such amounts continue to be charged or such suspension is still effective or such Lender remains a Defaulting Lender, to replace the Commitments of such Affected Lender, provided that no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, and provided that any assignment resulting from a claim for compensation for payments under Section 3.5 will result in a reduction in such compensation or payments thereafter, and provided, further that, concurrently with such replacement, (i) another bank or other entity (other than any Ineligible Institution) which is reasonably satisfactory to the Borrower and the Administrative Agent and the LC Issuers shall agree, as of such date, to purchase for cash the outstanding Term Loans and the Outstanding Revolving Credit Exposure of the Affected Lender pursuant to an Assignment Agreement and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be replaced as of such date and to comply with the requirements of Section 12.3 applicable to assignments (provided that no consent of the Affected Lender shall be required for such assignment), and (ii) the Borrower shall pay to such Affected Lender in immediately available funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of replacement, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender, in each case to the extent not paid by the replacement Lender.

2.24     Facility LCs.

2.24.1     Issuance. The LC Issuers hereby agree, on the terms and conditions set forth in this Agreement, to issue commercial and standby Letters of Credit in Dollars (each, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action, a “Modification”), from time to time from and including the Closing Date and prior to the Maturity Date upon the request of the Borrower; provided that immediately after each such Facility LC is issued or Modified, (a) the aggregate amount of the outstanding LC Obligations shall not exceed the Facility LC Sublimit, (b) the aggregate amount of the outstanding LC Obligations in respect of all Facility LCs issued by any LC Issuer shall not exceed the LC Issuer Commitment of such LC Issuer and (c) the Dollar Amount of the Aggregate Outstanding Revolving Credit Exposure shall not exceed the Aggregate Revolving Loan Commitment. No Facility LC shall have an expiry date later than the earlier of (x) the fifth Business Day prior to the Maturity Date (unless at the time of issuance or Modification of such Facility LC, such Facility LC has been cash collateralized to the reasonable satisfaction of the applicable LC Issuer in accordance with the procedures set forth in Section 2.24.11) and (y) one year after its issuance or Modification; provided that any Facility LC with a one-year tenor may provide for the renewal thereof for additional one year periods (which shall in no event extend beyond the date referred to in clause (x) above). All Existing Facility LCs shall be deemed to have been issued pursuant to this Agreement and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof. Notwithstanding anything herein to the contrary, no LC Issuer shall have any obligation hereunder to issue, and shall not issue, any Facility LC the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement.

2.24.2    Participations. Upon the issuance or Modification by the applicable LC Issuer of a Facility LC in accordance with this Section 2.24, such LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Revolving Lender, and each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from such LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share.

2.24.3    Notice. The Borrower shall give the applicable LC Issuer notice prior to 10:00 a.m. (New York City time) at least five Business Days prior to the proposed date of issuance or Modification of each Facility LC (or such shorter period as shall be agreed to by the Borrower, the Administrative Agent and the LC Issuers), specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. The applicable LC Issuer shall promptly notify the Administrative Agent, and, upon issuance only, the Administrative Agent shall promptly notify each Revolving Lender, of the contents thereof and of the amount of such Revolving Lender’s participation in such Facility LC. The issuance or Modification by any LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV (the satisfaction of which such LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to such LC Issuer and that the Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as such LC Issuer shall have reasonably requested (each, a “Facility LC Application”). In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.

2.24.4    LC Fees. The Borrower shall pay to the Administrative Agent, for the account of the Revolving Lenders ratably in accordance with their respective Pro Rata Shares, (a) with respect to each standby Facility LC, a letter of credit fee at a per annum rate equal to the Applicable Margin for Eurocurrency Loans that are Revolving Loans in effect from time to time on the average daily undrawn amount under such Facility LC, such fee to be payable in arrears on each Payment Date, and (b) with respect to each commercial Facility LC, a one-time letter of credit fee in an amount to be agreed upon between the

Borrower and the applicable LC Issuer based upon the initial stated amount (or, with respect to a Modification of any such commercial Facility LC which increases the stated amount thereof, such increase in the stated amount) thereof, such fee to be payable on the date of such issuance or increase. The Borrower shall also pay to each LC Issuer for its own account (x) at the time of such LC Issuer’s issuance of any standby Facility LC, a fronting fee in an amount equal to 0.125% multiplied by the face amount of such standby Facility LC, and (y) documentary and processing charges in connection with the issuance, or Modification cancellation, negotiation, or transfer of, and draws under Facility LCs in accordance with the applicable LC Issuer’s standard schedule for such charges as in effect from time to time. Each fee described in this Section 2.24.4 shall constitute an “LC Fee”.

2.24.5    Administration; Reimbursement by Revolving Lenders. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the applicable LC Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each other Revolving Lender as to the amount to be paid by such LC Issuer as a result of such demand and the proposed payment date to such beneficiary (the “LC Payment Date”); provided, however, that the failure of such LC Issuer to so notify the Borrower shall not in any manner affect the obligations of the Borrower to reimburse such LC Issuer pursuant to Section 2.24.6. The responsibility of each LC Issuer to the Borrower and each Revolving Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC issued by such LC Issuer in connection with such presentment shall be in conformity in all material respects with such Facility LC. Each LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs issued by such LC Issuer as it does with respect to Letters of Credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct as by the applicable LC Issuer as determined in a final non-appealable judgment by a court of competent jurisdiction, each Revolving Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse such LC Issuer on demand for (a) such Revolving Lender’s Pro Rata Share of the amount of each payment made by such LC Issuer under each Facility LC issued by such LC Issuer to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.24.6 below, plus (b) interest on the foregoing amount to be reimbursed by such Revolving Lender, for each day from the date of the applicable LC Issuer’s demand for such reimbursement (or, if such demand is made after 11:00 a.m. (New York City time) on such date, from the next succeeding Business Day) to the date on which such Revolving Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three days and, thereafter, at a rate of interest equal to the rate applicable to Floating Rate Advances. In the event any LC Issuer shall receive any payment from any Revolving Lender pursuant to this Section 2.24.5, the Administrative Agent (acting for this purpose solely as agent of the Borrower) (i) shall keep a register for the registration relating to each such Reimbursement Obligation, specifying such participating Revolving Lender’s name, address and entitlement to payments with respect to such participating Revolving Lender’s share of the principal amount of any Reimbursement Obligation and interest thereon with respect to its respective participations, and each transfer thereof and the name and address of each transferee and (ii) shall collect, prior to the time such participating Revolving Lender receives payment with respect to such participation, from each such participating Revolving Lender the appropriate forms, certificates, and statements described in Section 3.5 (and updated as required by Section 3.5) as if such participating Revolving Lender were a Lender under Section 3.5.

2.24.6    Reimbursement by Borrower. The Borrower shall be irrevocably and unconditionally obligated to reimburse the LC Issuers on or before the applicable LC Payment Date for any amounts to be paid by any LC Issuer upon any drawing under any Facility LC issued by such LC Issuer, without presentment, demand, protest or other formalities of any kind; provided that neither the Borrower nor any Revolving Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower or such Revolving Lender to the extent, but only to the extent, caused by (a) the willful misconduct or gross negligence of the applicable LC Issuer, as determined in a final non-appealable judgment by a court of competent jurisdiction, in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (b) the applicable LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. All such amounts paid by any LC Issuer and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Floating Rate Advances for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 2% plus the rate applicable to Floating Rate Advances for such day if such day falls after such LC Payment Date. Each LC Issuer will pay to each Revolving Lender ratably in accordance with its Pro Rata Share all amounts received by it from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by such LC Issuer, but only to the extent such Revolving Lender has made payment to such LC Issuer in respect of such Facility LC pursuant to Section 2.24.5. Subject to the terms and conditions of this Agreement (including, without limitation, the submission of a Borrowing Notice in compliance with Section 2.9 and the satisfaction of the applicable conditions precedent set forth in Article IV), the Borrower may request a Revolving Advance hereunder for the purpose of satisfying any Reimbursement Obligation.

2.24.7    Obligations Absolute. The Borrower’s obligations under this Section 2.24 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against any LC Issuer, any Revolving Lender or any beneficiary of a Facility LC. The Borrower further agrees with the LC Issuers and the Revolving Lenders that the LC Issuers and the Revolving Lenders shall not be responsible for, and the Borrower’s Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee. No LC Issuer shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. The Borrower agrees that any action taken or omitted by any LC Issuer or any Revolving Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct as determined in a final non-appealable judgment by a court of competent jurisdiction, shall be binding upon the Borrower and shall not put any LC Issuer or any Revolving Lender under any liability to the Borrower. Nothing in this Section 2.24.7 is intended to limit the right of the Borrower to make a claim against any LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.24.6.

2.24.8    Actions of LC Issuers. Each LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by such LC Issuer. Each LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Revolving Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Revolving Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.24, each LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Revolving Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Revolving Lenders and any future holders of a participation in any Facility LC.

2.24.9    Indemnification. The Borrower hereby agrees to indemnify and hold harmless each Revolving Lender, each LC Issuer and the Administrative Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, reasonable costs or expenses which such Revolving Lender, such LC Issuer or the Administrative Agent may incur (or which may be claimed against such Revolving Lender, such LC Issuer or the Administrative Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, reasonable costs or expenses which any LC Issuer may incur by reason of or in connection with (a) the failure of any other Revolving Lender to fulfill or comply with its obligations to such LC Issuer hereunder (but nothing herein contained shall affect any rights the Borrower may have against any Defaulting Lender) or (b) by reason of or on account of such LC Issuer issuing any Facility LC which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to such LC Issuer, evidencing the appointment of such successor Beneficiary; provided that the Borrower shall not be required to indemnify any Revolving Lender, any LC Issuer or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the applicable LC Issuer, as determined in a final non-appealable judgment by a court of competent jurisdiction, in determining whether a request presented under any Facility LC issued by such LC Issuer complied with the terms of such Facility LC or (y) any LC Issuer’s failure to pay under any Facility LC issued by such LC Issuer after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.24.9 is intended to limit the obligations of the Borrower under any other provision of this Agreement.

2.24.10    Lenders’ Indemnification. Each Lender shall, ratably in accordance with its Revolving Loan Pro Rata Share, indemnify each LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by any Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct as determined in a final non-appealable judgment by a court of competent jurisdiction or the applicable LC Issuer’s failure to pay under any Facility LC issued by such LC Issuer after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.24 or any action taken or omitted by such indemnitees hereunder.

2.24.11    Facility LC Collateral Account. The Borrower will, upon the request of the Administrative Agent or the Required Revolving Lenders and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to the LC Issuers or the Revolving Lenders in respect of any Facility LC, maintain a special collateral account pursuant to arrangements satisfactory to the Administrative Agent (the “Facility LC Collateral Account”) at the Administrative Agent’s office at the address specified pursuant to Article XIII, in the name of the Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Revolving Lenders and in which the Borrower shall not have any interest other than as set forth in Section 8.1. The Borrower hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Revolving Lenders and the LC Issuers, a security interest in all of the Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations. The Administrative Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of MUFG having a maturity not exceeding 30 days. Nothing in this Section 2.24.11 shall either obligate the Administrative Agent to require the Borrower to deposit any funds in the Facility LC Collateral Account or limit the right of the Administrative Agent to release any funds held in the Facility LC Collateral Account in each case other than as required by Section 8.1.

2.24.12    Rights as a Lender. In its capacity as a Lender, each LC Issuer shall have the same rights and obligations as any other Lender.

2.24.13    Replacement and Resignation of LC Issuer.

(a)    A LC Issuer may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced LC Issuer and the successor LC Issuer. The Administrative Agent shall notify the Revolving Lenders of any such replacement of a LC Issuer. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced LC Issuer pursuant to Section 2.24.4. From and after the effective date of any such replacement, (i) the successor LC Issuer shall have all the rights and obligations of the replaced LC Issuer under this Agreement with respect to Facility LCs to be issued thereafter and (ii) references herein to the term “LC Issuer” shall be deemed to refer to such successor or to any previous LC Issuer, or to such successor and all previous LC Issuers, as the context shall require. After the replacement of a LC Issuer hereunder, the replaced LC Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a LC Issuer under this Agreement with respect to Facility LCs then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Facility LCs.

(b)    Subject to the appointment and acceptance of a successor LC Issuer in accordance with Section 2.3.5 above (provided that the resigning LC Issuer’s consent shall not be required for its replacement), any LC Issuer may resign as a LC Issuer at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such LC Issuer shall be replaced in accordance with Section 2.24.13(a) above.

2.24.14    LC Issuer Agreements. Unless otherwise requested by the Administrative Agent, each LC Issuer (other than MUFG or any of its Affiliates) shall report in writing to the Administrative Agent (a) promptly following the end of each calendar month, the aggregate amount of Facility LCs issued by it and outstanding at the end of such month, (b) on or prior to each Business Day on which such LC Issuer expects to issue, amend, renew or extend any Facility LC, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Facility LC to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that such LC Issuer shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Facility LC to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement, (c) on each Business Day on which such LC Issuer makes any payment under any Facility LC, the date of such payment under such Facility LC and the amount of such payment, (d) on any Business Day on which the Borrower fails to reimburse any payment under any Facility LC required to be reimbursed to such LC Issuer on such day, the date of such failure and the amount of such payment and (e) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

2.25     [RESERVED].

2.26    Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a)    fees shall cease to accrue on the unfunded portion of the Revolving Loan Commitment of such Defaulting Lender pursuant to Section 2.5.1;

(b)    the Commitments and Outstanding Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders or the Required Revolving Lenders, as applicable, have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 8.2); provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c)    if any Swing Line Exposure or LC Obligations exist at the time any Revolving Lender becomes a Defaulting Lender then:

(i)    so long as (x) the conditions set forth in Section 4.2 are satisfied at the time of reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (y) no Default shall be continuing: all or any part of the Swing Line Exposure and LC Obligations of such Defaulting Lender shall be reallocated among the Non-Defaulting Revolving Lenders in accordance with their respective Pro Rata Shares, but only to the extent that the sum of the Dollar Amount of all Non-Defaulting Revolving Lenders’ Outstanding Revolving Credit Exposure plus such Defaulting Lender’s Swing Line Exposure and LC Obligations does not exceed the total of all Non-Defaulting Revolving Lenders’ Revolving Loan Commitments;

(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swing Line Exposure and (y) second, cash collateralize for the benefit of the applicable LC Issuers only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 8.1 for so long as such LC Obligations remain outstanding;

(iii)    if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Obligations pursuant to clause (ii) above, the Borrower shall not be required to pay any LC Fees to such Defaulting Lender (or the Administrative Agent or any other Lender) pursuant to

Section 2.24.4 with respect to such Defaulting Lender’s LC Obligations during the period such Defaulting Lender’s LC Obligations are cash collateralized;

(iv)    if the LC Obligations of the Non-Defaulting Revolving Lenders are reallocated pursuant to clause (i) above, then the Commitment Fees and the LC Fees payable to the Revolving Lenders pursuant to Section 2.5 and Section 2.24.4, respectively, shall be adjusted in accordance with such Non-Defaulting Revolving Lenders’ Pro Rata Shares; and

(v)    if all or any portion of such Defaulting Lender’s LC Obligations are neither reallocated nor cash collateralized pursuant to clause (i) or (iv) above, then, without prejudice to any rights or remedies of the LC Issuers or any other Lender hereunder, all LC Fees payable under Section 2.24.4 with respect to such Defaulting Lender’s LC Obligations shall be payable to the applicable LC Issuer (and not to such Defaulting Lender) until and to the extent that such LC Obligations are reallocated and/or cash collateralized; and

(d)    so long as any Revolving Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loan and no LC Issuer shall be required to issue, amend or increase any Facility LC, unless it is satisfied that the related exposure and such Defaulting Lender’s then outstanding LC Obligations will be 100% covered by the Revolving Loan Commitments of the Non-Defaulting Revolving Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.26(c), and participating interests in any such newly made Swing Line Loan or any newly issued or increased Facility LC shall be allocated among Non-Defaulting Revolving Lenders in a manner consistent with Section 2.26(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Parent of any Revolving Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swing Line Lender or any LC Issuer has a good faith belief that any Revolving Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swing Line Lender shall not be required to fund any Swing Line Loan and such LC Issuer shall not be required to issue or Modify any Facility LC, unless the Swing Line Lender or such LC Issuer, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swing Line Lender or such LC Issuer, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, each of the LC Issuers and the Swing Line Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Line Exposure and LC Obligations of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Loan Commitment and on such date such Lender (if such Lender is a Revolving Lender) shall purchase at par such of the Loans of the other Revolving Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its Pro Rata Share.

Subject to the provisions of Section 9.20, nothing contained in the foregoing shall be deemed to constitute a waiver by the Borrower of any of its rights or remedies (whether in equity or law) against any Lender which fails to fund any of its Loans hereunder at the time or in the amount required to be funded under the terms of this Agreement.

ARTICLE III

YIELD PROTECTION; TAXES

3.1    Yield Protection. If any Change in Law:

(a)    subjects any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or

(b)    imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or any LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurocurrency Advances) with respect to its Commitments, Loans, Facility LCs or participations therein, or

(c)    imposes any other condition the result of which is to increase the cost to any Lender, any applicable Lending Installation or any LC Issuer of making, funding or maintaining its Commitments, Loans or of issuing or participating in Facility LCs, or reduces any amount receivable by any Lender or any applicable Lending Installation or any LC Issuer in connection with its Commitments or Loans or Facility LCs (including participations therein), or requires any Lender or any applicable Lending Installation or any LC Issuer to make any payment calculated by reference to the amount of Commitments or Loans or Facility LCs (including participations therein) held or interest or LC Fees received by it, by an amount deemed material by such Lender or such LC Issuer, as applicable, and the result of any of the foregoing is to increase the cost to the Administrative Agent, such Lender or applicable Lending Installation or such LC Issuer of making or maintaining, continuing or converting its Loans (including, without limitation, any conversion of any Revolving Loan denominated in an Agreed Currency other than euro into a Revolving Loan denominated in euro) or Revolving Loan Commitment or of issuing or participating in Facility LCs, as applicable, or to reduce the return received by the Administrative Agent, such Lender or applicable Lending Installation or LC Issuer in connection with such Loans, Revolving Loan Commitment or Facility

LCs (including participations therein), then, within 15 days of demand, accompanied by the written statement required by Section 3.6, by the Administrative Agent, such Lender or LC Issuer, the Borrower shall pay the Administrative Agent, such Lender or LC Issuer such additional amount or amounts as will compensate the Administrative Agent, such Lender or LC Issuer for such increased cost or reduction in amount received.

3.2    Changes in Capital Adequacy Regulations. If a Lender or any LC Issuer determines the amount of capital or liquidity required or expected to be maintained by such Lender or such LC Issuer, any Lending Installation of such Lender or such LC Issuer or any Parent controlling such Lender or such LC Issuer is increased as a result of a Change in Capital Adequacy Regulations, then, within 15 days of demand, accompanied by the written statement required by Section 3.6, by such Lender or such LC Issuer, the Borrower shall pay such Lender or such LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital or liquidity which such Lender or such LC Issuer determines is attributable to this Agreement, its Term Loans, its Outstanding Revolving Credit Exposure, its Commitments or its commitment to issue Facility LCs, as applicable, hereunder (after taking into account such Lender’s or such LC Issuer’s policies as to capital adequacy and liquidity). “Change in Capital Adequacy Regulations” means (a) any change after the Closing Date in the Risk-Based Capital Guidelines or (b) any adoption of, or change in, or change in the interpretation, implementation or administration of any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the Closing Date which affects the amount of capital or liquidity required or expected to be maintained by any Lender or any LC Issuer or any Lending Installation or any Parent controlling any Lender or any LC Issuer. “Risk-Based Capital Guidelines” means (a) the risk-based capital guidelines in effect in the United States on the Closing Date, including transition rules, (b) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basel Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the Closing Date, (c) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (d) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III.

3.3    Availability of Types of Advances.

3.3.1    Availability. If (a) any Lender determines that maintenance of its Eurocurrency Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, (b) the Required Lenders determine that (i) deposits of a type, currency and maturity appropriate to match fund Eurocurrency Advances are not available or (ii) the interest rate applicable to Eurocurrency Advances does not accurately reflect the cost of making or maintaining Eurocurrency Advances or (c) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that no adequate and reasonable basis or means exists for determining the Eurocurrency Reference Rate or the LIBOR Screen Rate (including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis) (provided that no Benchmark Transition Event shall have occurred at such time), then, in each case, the Administrative Agent shall suspend the availability of the affected Eurocurrency Advances and require any affected Eurocurrency Advances to be repaid or converted to Floating Rate Advances on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law, subject to the payment of any funding indemnification amounts required by Section 3.4.

3.3.2    Benchmark Replacement Setting.

(a)    Benchmark Replacement.

(i)    Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a)(1) or (a)(2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (a)(3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each Class.

(ii)    Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, solely with respect to a Loan denominated in Dollars, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that this clause (ii) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its sole discretion.

(b)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.3.2, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.3.2.

(d)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or the Eurocurrency Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a

Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurocurrency Advance of, conversion to or continuation of Eurocurrency Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the Borrower will be deemed to have converted any such request for a Eurocurrency Advance denominated in Dollars into a request for an Advance of or conversion to Floating Rate Loans or (y) any request relating to a Eurocurrency Advance denominated in a Foreign Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate. Furthermore, if any Eurocurrency Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Eurocurrency Rate applicable to such Eurocurrency Loan, then (i) if such Eurocurrency Loan is denominated in Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, a Floating Rate Loan denominated in Dollars on such day or (ii) if such Eurocurrency Loan is denominated in any Foreign Currency, then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) be converted by the Administrative Agent to, and (subject to the remainder of this subclause (B)) shall constitute, a Floating Rate Loan denominated in Dollars (in an amount equal to the Dollar Amount of such Agreed Currency) on such day (it being understood and agreed that if the Borrower does not so prepay such Loan on such day by 12:00 noon, local time, the Administrative Agent is authorized to effect such conversion of such Eurocurrency Loan into a Floating Rate Loan denominated in Dollars), and, in the case of such subclause (B), upon any subsequent implementation of a Benchmark Replacement in respect of such Agreed Currency pursuant to this Section 3.3.2, such Floating Rate Loan denominated in Dollars shall then be converted by the Administrative Agent to, and shall constitute, a Eurocurrency Loan denominated in such original Agreed Currency (in an amount equal to the Equivalent Amount of such Agreed Currency) on the day of such implementation, giving effect to such Benchmark Replacement in respect of such Agreed Currency.

(f)    Certain Defined Terms. As used in this Section 3.3.2:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (d) of this Section 3.3.2.

“Benchmark” means, initially, the Eurocurrency Reference Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the Eurocurrency Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of this Section 3.3.2.

“Benchmark Replacement” means, for any Available Tenor,

(a) with respect to any Benchmark Transition Event or Early Opt-in Election, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in a Foreign Currency, “Benchmark Replacement” shall mean the alternative set forth in (3) below:

(1)    the sum of: (A) Term SOFR and (B) the related Benchmark Replacement Adjustment;

(2)    the sum of: (A) Daily Simple SOFR and (B) the related Benchmark Replacement Adjustment;

(3)    the sum of: (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time and (B) the related Benchmark Replacement Adjustment; or

(b) with respect to any Term SOFR Transition Event, the sum of (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (a)(1) or clause (b), the applicable Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (a)(1), (a)(2) or (a)(3) or clause (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)    for purposes of clauses (a)(1) and (a)(2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a)    the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement;

(b)    the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Available Tenor of such Benchmark;

(2)    for purposes of clause (a)(3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time; and

(3)    for purposes of clause (b) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Available Tenor of the Eurocurrency Reference Rate with a SOFR-based rate;

provided that, (x) in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion and (y) if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement that will replace such Benchmark in accordance with this Section 3.3.2 will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be, with respect to each Unadjusted Benchmark Replacement having a payment period for interest calculated with reference thereto, the Available Tenor that has approximately the same length (disregarding business day adjustments) as such payment period.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

(3)    in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the Administrative Agent has provided a Term SOFR Notice to the Lenders and the Borrower pursuant to clause (a)(ii) of this Section 3.3.2; or

(4)    in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 3.3.2 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 3.3.2.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Early Opt-in Election” means:

(a)    in the case of Loans denominated in Dollars, the occurrence of:

(1)    a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five (5) currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)    the joint election by the Administrative Agent and the Borrower to trigger a fallback from the Eurocurrency Reference Rate and the provision by the Administrative Agent of written notice of such election to the Lenders; and

(b)    in the case of Loans denominated in any Foreign Currency, the occurrence of:

(1)    (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that syndicated credit facilities denominated in the applicable Foreign Currency being executed at such time, or that include language similar to that contained in this Section 3.3.2 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Eurocurrency Reference Rate, and

(2)    (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Eurocurrency Reference Rate.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Eurocurrency Reference Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not the Eurocurrency Reference Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto, and (ii) with respect to a Benchmark Replacement in respect of Loans denominated in a Foreign Currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in the replacement of the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 3.3.2 with a Benchmark Replacement the Unadjusted Benchmark Replacement component of which is not Term SOFR.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

3.4    Funding Indemnification. If any payment of a Eurocurrency Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurocurrency Advance is not made or continued, or a Floating Rate Advance is not converted into a Eurocurrency Advance, on the date specified by the Borrower for any reason other than default by the Lenders, or a Eurocurrency Advance is not prepaid on the date specified by the Borrower for any reason, the Borrower will indemnify each Lender for any reasonable loss or cost incurred by it resulting therefrom, including, without limitation, any reasonable loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurocurrency Advance.

3.5    Taxes.

(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Credit Party, then the Administrative Agent or such Credit Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)    If any Credit Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.5) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)    If any Credit Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Credit Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Credit Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.5) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)    Payment of Other Taxes by the Credit Parties. Without limiting the provisions of subsection (a) above, the Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)    Tax Indemnifications. (i) Each of the Credit Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.5) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Each of the Credit Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.5(c)(ii) below.

(ii)    Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Party to do so), (y) the Administrative Agent and the Credit Party, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of

Section 12.2.3 relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Credit Party, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or a Credit Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority as provided in this Section 3.5, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)    Status of Lenders; Tax Documentation. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or the taxing authorities of a jurisdiction pursuant to such applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation either (A) set forth in Section 3.5(e)(ii)(A), (ii)(B) and (ii)(D) below or (B) required by applicable law other than the Code or the taxing authorities of the jurisdiction pursuant to such applicable law to comply with the requirements for exemption or reduction of withholding tax in that jurisdiction) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person:

(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)    executed copies of IRS Form W-8ECI;

(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(IV)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)    Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.5 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)    Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section 3.5, it shall pay to such Credit Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Credit Party under this Section 3.5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that each Credit Party, upon the request of the Recipient, agrees to repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to such Credit Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Credit Party or any other Person.

(g)    Survival. Each party’s obligations under this Section 3.5 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.6    Lender Statements; Survival of Indemnity. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurocurrency Loan shall be calculated as though each Lender funded its Eurocurrency Loan through the purchase of a deposit of the type, currency and maturity corresponding to the deposit used as a reference in determining the Eurocurrency Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement. Failure or delay on the part of any Lender or any LC Issuer to demand compensation pursuant to Sections 3.1, 3.2, 3.4 or 3.5 shall not constitute a waiver of such Lender’s or such LC Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or any LC Issuer (or such Lender’s or LC Issuer’s holding company) for any amounts payable pursuant to Section 3.1, 3.2, 3.4 or 3.5 incurred more than 180 days prior to the date such Lender or LC Issuer notifies the Borrower of the applicable Change in Law (as described in Section 3.1), the applicable Change in Capital Adequacy Regulations (as described in Section 3.2), the applicable event giving rise to funding indemnification (as described in Section 3.4) or the applicable Taxes (as described in Section 3.5) and of such Lender’s or such LC Issuer’s intention, as the case may be, to claim compensation therefor; provided, further that, if any Change in Law or Change in Capital Adequacy Regulations or Taxes giving rise to such requested amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.7    Alternative Lending Installation. Each Lender may make any Credit Extension to the Borrower through any Lending Installation; provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.1 or 3.2, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.5, then at the request of the Borrower such Lender shall, as applicable, use reasonable efforts to designate a different Lending Installation for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1, 3.2 or 3.5, as the case may be, in the future and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

ARTICLE IV

CONDITIONS PRECEDENT

4.1    Conditions Precedent to Closing. This Agreement and the obligation of each Lender to make Loans and of each LC Issuer to issue Facility LCs hereunder shall be subject to the satisfaction (or waiver) of the following conditions precedent:

(a)    The Arrangers and the Lenders shall have received (i) the Annual Financial Statements, the Quarterly Financial Statements and the Pro Forma Financial Statements and (ii) satisfactory financial statement projections through and including the Borrower’s 2024 fiscal year, together with such information as the Administrative Agent and the Lenders shall reasonably request.

(b)    The Arrangers and the Lenders shall have received a certificate from the Borrower’s chief financial officer that the Borrower and its Subsidiaries, after giving effect to the Transactions to occur on the Closing Date and the incurrence of Indebtedness related thereto, are Solvent, which certificate shall be in form and substance reasonably satisfactory to the Arrangers.

(c)    The Administrative Agent and the Arrangers shall have received the following:

(i)    Copies of the articles or certificate of incorporation (or the equivalent thereof) of each Credit Party, in each case, together with all amendments thereto, and a certificate of good standing, each certified not more than 30 days prior to the Closing Date by the appropriate governmental officer in its jurisdiction of organization and accompanied by a certification by the Secretary or Assistant Secretary of such Credit Party that there have been no changes in the matters certified by such governmental officer since the date of such governmental officer’s certification.

(ii)    Copies, certified by the Secretary or Assistant Secretary (or the equivalent thereof) of each Credit Party, in each case, of its by-laws and of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which such Credit Party is a party.

(iii)    An incumbency certificate, executed by the Secretary or Assistant Secretary (or the equivalent thereof) of each Credit Party which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of each such Credit Party authorized to sign the Loan Documents to which it is a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the applicable Credit Party.

(iv)    A certificate reasonably acceptable to the Administrative Agent signed by the chief financial officer of the Borrower and dated as of the Closing Date, certifying that as of the Closing Date and after giving effect to the Transactions to occur on such date (x) there exists no Default or Unmatured Default and (y) the representations and warranties contained in Article V are true and correct in all material respects (or, if qualified by materiality, “Material Adverse Effect” or like term, in all respects) as of such date (except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects (or, if qualified by materiality, “Material Adverse Effect” or like term, in all respects) on and as of such earlier date).

(v)    A written opinion (addressed to the Administrative Agent and the Lenders and dated as of the Closing Date) of each of (A) Taft Stettinius & Hollister LLP, counsel to the Credit Parties, (B) Hogan Lovells US LLP, Colorado counsel to the Credit Parties, and (C) Les Korsh, counsel to the Borrower, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(vi)    Duly executed counterparts of this Agreement and the Guaranty from each of the Credit Parties party hereto or thereto and, in the case of this Agreement, from each Lender and the Administrative Agent (which requirement may in each case be satisfied by telecopy or electronic transmission of a signed signature page to this Agreement or the Guaranty, as the case may be).

(vii)    Evidence satisfactory to the Administrative Agent that the Borrower has paid or, substantially simultaneously with the funding of any Advances on the Closing Date, will pay, to (A) the Administrative Agent, (B) the Arrangers, (C) the Lenders, (D) solely in the case of clause (x) below, the applicable Persons that are “Lenders” under the Existing Loan Agreement, (E) solely in the case of clause (y) below, the applicable Persons that are “Lenders” under the Existing Credit Agreement and (F) solely in the cause of clause (z) below, the Departing Lender, as applicable, (w) all fees and expenses due and payable on or prior to the Closing Date, including (I) the fees agreed to in the Fee Letter and (II) reimbursement or payment of all expenses required to be reimbursed or paid by the Borrower for which invoices have been presented no later than one Business Day prior to the Closing Date, (x) all accrued and unpaid interest and fees under the Existing Loan Agreement in respect of the Existing Term Loans and all accrued and unpaid fees under the Existing Loan Agreement, which interest shall be paid after the Closing Date in accordance with the terms of this Agreement), (y) all accrued and unpaid interest and fees under the Existing Credit Agreement and (z) the principal amount of the Existing Revolving Loans and Existing Term Loans of the Departing Lender in accordance with Section 1.4. In addition, the Borrower shall have repaid or, substantially simultaneously with the funding of any Advances on the Closing Date, will repay in full, all of the Existing Swing Line Loans (if any).

(viii)    The Lenders shall have received not less than five Business Days prior to the Closing Date (i) all documentation and other information reasonably requested in writing and required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations and the USA Patriot Act and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, any Lender that has requested, in a written notice to the Borrower at least ten (10) days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification.

(ix)    A Borrowing Notice in respect of the Advances to be made on the Closing Date.

For purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.2    Each Credit Extension Following the Closing Date. The Lenders shall not (except as otherwise set forth in Section 2.3.4 with respect to Revolving Loans extended for the purpose of repaying Swing Line Loans) be required to make any Credit Extension unless on the applicable Credit Extension Date:

4.2.1    At the time of and immediately after giving effect to such Credit Extension, there exists no Default or Unmatured Default.

4.2.2    The representations and warranties contained in Article V are true and correct in all material respects (or, if qualified by materiality, “Material Adverse Effect” or like term, in all respects) as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects (or, if qualified by materiality, “Material Adverse Effect” or like term, in all respects) on and as of such earlier date.

4.2.3    All legal matters incident to the making of such Credit Extension shall be satisfactory to the Lenders and their counsel.

Each Borrowing Notice, request for issuance of a Facility LC or Swing Line Borrowing Notice, as the case may be, or request for Modification of a Facility LC, with respect to each such Credit Extension shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2.1, 4.2.2 and 4.2.3 have been satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to each Lender, LC Issuer and the Administrative Agent as of each of (i) the Closing Date and (ii) each other date as required by Section 4.2:

5.1    Existence and Standing. Each of the Borrower and its Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization, (a) has all requisite corporate, partnership or limited liability company power and authority, as the case may be, to own, operate and encumber its Property and (b) is qualified to do business and is in good standing (to the extent such concept applies to such entity) in all jurisdictions where the nature of the business conducted by it makes such qualification necessary and where failure to so qualify would reasonably be expected to have a Material Adverse Effect.

5.2    Authorization and Validity; Binding Effect. Each Credit Party has the requisite corporate, partnership or limited liability company power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each Credit Party of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate, partnership or limited liability company, as the case may be, proceedings, and the Loan Documents to which each Credit Party is a party constitute legal, valid and binding obligations of such Credit Party enforceable against such Credit Party in accordance with their terms, except as enforceability may be limited by (a) bankruptcy, insolvency, fraudulent conveyances, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally; (b) general equitable principles (whether considered in a proceeding in equity or at law); and (c) requirements of reasonableness, good faith and fair dealing.

5.3    No Conflict; Government Consent. Neither the execution and delivery by any Credit Party of the Loan Documents to which it is a party, nor the consummation by such Credit Party of the transactions therein contemplated, nor compliance by such Credit Party with the provisions thereof will violate (a) any applicable law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Credit Party or (b) such Credit Party’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating agreement or other management agreement, as the case may be, or (c) the provisions of any indenture, instrument or agreement (including, for the avoidance of doubt, the Note Purchase Agreements and the Senior Notes) to which such Credit Party is a party or is subject, or by which it, or its Property, is bound, or conflict with, or constitute a default under, or result in, or require, the creation or imposition of any Lien in, of or on the Property of such Credit Party pursuant to the terms of, any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by any Credit Party, is required to be obtained by such Credit Party in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Credit Parties of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.4    Financial Statements. The Annual Financial Statements and the Quarterly Financial Statements were prepared in accordance with generally accepted accounting principles in effect on the dates such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such dates and the consolidated results of their operations for the periods then ended.

5.5    Material Adverse Change. Since April 25, 2020, or, in the case of any increase of the Aggregate Revolving Loan Commitment or issuance of Term Loans pursuant to Section 2.5.3, the first day of the Borrower’s most recently completed fiscal year in respect of which the Borrower has delivered financial statements in accordance with Section 6.1 hereof, there has been no change in the business, Property, condition (financial or otherwise), operations or results of operations or performance of the Borrower and its Subsidiaries taken as a whole which could reasonably be expected to have a Material Adverse Effect.

5.6    Taxes. The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with generally accepted accounting principles. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, reasonably be expected to have a Material Adverse Effect. Neither any Credit Party nor any Subsidiary thereof is party to any tax sharing agreement.

5.7    Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their Authorized Officers, threatened against or affecting the Borrower or any Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Loans. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, the Borrower and its Subsidiaries have no material contingent obligations required to be reflected on the Borrower’s consolidated balance sheet in accordance with generally accepted accounting principles and not provided for or disclosed in the financial statements referred to in Section 5.4.

5.8    Subsidiaries. Schedule 5.8 contains an accurate list of all Subsidiaries of the Borrower as of the Closing Date, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or its Subsidiaries, and whether any such Subsidiary constitutes a Material Domestic Subsidiary or Material Foreign Subsidiary. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

5.9    ERISA. The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $10,000,000. Neither the Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, pursuant to Section 4201 of ERISA, any withdrawal liability to Multiemployer Plans. Each Plan complies in all material respects with all applicable requirements of law and regulations. No Reportable Event has occurred with respect to any Plan. Neither the Borrower nor any other member of the Controlled Group has withdrawn from any Multiemployer Plan within the meaning of Title IV of ERISA or initiated steps to do so, and, to the knowledge of the Borrower, no steps have been taken to reorganize or terminate, within the meaning of Title IV of ERISA, any Multiemployer Plan.

5.10    Accuracy of Information. (a) All information, exhibits or reports (other than the projected and pro-forma financial information referenced in clause (b) below (the “Projections”)) furnished by the Borrower or any Subsidiary to the Administrative Agent or to any Lender in connection with the Transactions or with the negotiation of, or compliance with, the Loan Documents are, when furnished, complete and correct in all material respects and do not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading and (b) the Projections furnished by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with the Transactions or with the negotiation of, or compliance with, the Loan Documents (including, without limitation, any such Projections delivered on or about the Closing Date), were prepared in good faith based upon assumptions believed to be reasonable at the time. As of the Closing Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.

5.11    Regulation U. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate of buying or carrying margin stock (as defined in Regulation U), and after applying the proceeds of each Credit Extension, margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and the Subsidiaries which are subject to any limitation on sale, pledge, or any other restriction hereunder.

5.12    Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (a) any agreement or instrument to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (b) any agreement or instrument evidencing or governing Indebtedness.

5.13    Compliance With Laws. The Borrower and the Subsidiaries have complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

5.14    Ownership of Properties. The Borrower and the Subsidiaries have good title, free of all Liens other than those permitted by Section 6.15, to all of the assets reflected in the Borrower’s most recent consolidated financial statements provided to the Administrative Agent, as owned by the Borrower and the Subsidiaries except (a) assets sold or otherwise transferred as permitted under Section 6.12 and (b) to the extent the failure to hold such title could not reasonably be expected to have a Material Adverse Effect.

5.15    Plan Assets; Prohibited Transactions. None of the Credit Parties is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and assuming the accuracy of the representations and warranties made in Section 9.12 and in any assignment made pursuant to Section 12.3.3, neither the execution of this Agreement nor the making of Loans hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

5.16    Environmental Matters. In the ordinary course of its business, the officers of the Borrower and the Subsidiaries consider the effect of Environmental Laws on the business of the Borrower and the Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower or any Subsidiary due to Environmental Laws. Liabilities or costs pursuant to Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any notice to the effect that it or its operations are not in compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal, state or local investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

5.17    Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.18    Status as Senior Debt. The Obligations constitute “Senior Debt” as defined in each of the Note Purchase Agreements.

5.19    Insurance. The Borrower maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies insurance on all their Property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and properties and risks as is consistent with sound business practice.

5.20    Solvency. After giving effect to (a) the Credit Extensions to be made on the Closing Date or such other date as Credit Extensions requested hereunder are made, (b) the Transactions and the other transactions contemplated by this Agreement and the other Loan Documents, and (c) the payment and accrual of all transaction costs with respect to the foregoing, the Borrower and its Subsidiaries taken as a whole are Solvent.

5.21    No Default or Unmatured Default. No Default or Unmatured Default has occurred and is continuing.

5.22    Reportable Transaction. The Borrower does not intend to treat the Advances and related transactions as being a “reportable transaction” (within the meaning of the Treasury Regulation Section 1.6011-4). In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof. The Borrower acknowledges that one or more of the Lenders may treat its Advances as part of a transaction that is subject to Treasury Regulation Section 1.6011-4 or Section 301.6112-1, and the Administrative Agent and such Lender or Lenders, as applicable, may file such IRS forms or maintain such lists and other records as they may determine is required by such Treasury Regulations.

5.23    Post-Retirement Benefits. The present value of the expected cost of post-retirement medical and insurance benefits payable by the Borrower and its Subsidiaries to its employees and former employees, as estimated by the Borrower in accordance with procedures and assumptions deemed reasonable by the Required Lenders is zero.

5.24    Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and is implementing policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower and its Subsidiaries and to the knowledge of an Authorized Officer of the Borrower, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or to the knowledge of an Authorized Officer of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of an Authorized Officer of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No borrowing of any Loan, request or issuance of any Facility LC, use of proceeds of any Loan or Facility LC or the execution, delivery and performance by the Credit Parties of this Agreement and the other Loan Documents will violate any Anti-Corruption Law or applicable Sanctions.

5.25    Money Laundering and Counter-Terrorist Financing Laws. The Borrower and its Subsidiaries are in compliance in all material respects with the Bank Secrecy Act, as amended by Title III of the USA Patriot Act, to the extent applicable, and all other applicable anti-money laundering and counter-terrorist financing laws and regulations.

5.26    Affected Financial Institutions. No Credit Party is an Affected Financial Institution.

ARTICLE VI

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1    Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lenders:

6.1.1    Within 90 days after the close of each of the Borrower’s fiscal years, commencing with the fiscal year of the Borrower ending April 24, 2021, financial statements prepared in accordance with Agreement Accounting Principles on a consolidated basis, for itself and its Subsidiaries, including balance sheets as of the end of such period, statements of income and statements of cash flows, accompanied by (a) an audit report, unqualified as to scope, of a nationally recognized firm of independent public accountants or other independent public accountants reasonably acceptable to the Required Lenders; (b) any management letter prepared by said accountants, and (c) a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof.

6.1.2    Within 45 days after the close of the first three quarterly periods of each of the Borrower’s fiscal years, commencing with the fiscal quarter of the Borrower ending January 23, 2021, for the Borrower and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated statements of income and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified as to fairness of presentation, compliance with Agreement Accounting Principles and consistency by its chief financial officer or treasurer.

6.1.3    Together with the financial statements required under Sections 6.1.1 and 6.1.2, a compliance certificate in substantially the form of Exhibit A signed by its chief financial officer or treasurer showing the calculations necessary to determine compliance with this Agreement, which certificate shall also state that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof, and a certificate executed and delivered by the chief executive officer or chief financial officer stating that the Borrower and each of its respective principal officers are in compliance with all requirements of Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002 and all rules and regulations related thereto.

6.1.4    Within 120 days after the close of each of the Borrower’s fiscal years, a copy of the plan and forecast (including a projected balance sheet, income statements and funds flow statements, and any narrative prepared with respect thereto) of the Borrower and its Subsidiaries for the upcoming fiscal year prepared in such detail as shall be reasonably satisfactory to the Administrative Agent.

6.1.5    Within 270 days after the close of each fiscal year of the Borrower, if applicable, a copy of the actuarial report showing the Unfunded Liabilities of each Single Employer Plan as of the valuation date occurring in such fiscal year, certified by an actuary enrolled under ERISA.

6.1.6    As soon as possible and in any event within 10 days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer or treasurer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

6.1.7    As soon as possible and in any event within 10 days after receipt by the Borrower or any Subsidiary, a copy of (a) any notice or claim to the effect that the Borrower or any Subsidiary is or may be liable to any Person as a result of the release by the Borrower, any Subsidiary, or any other Person of any toxic or hazardous waste or substance into the indoor or outdoor environment, and (b) any notice alleging any non-compliance with, violation of or liability pursuant to any Environmental Law by the Borrower or any Subsidiary, which, in either case, could reasonably be expected to have a Material Adverse Effect.

6.1.8    Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

6.1.9    Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any Subsidiary files with the SEC, including, without limitation, all certifications and other filings required by Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002 and all rules and regulations related thereto.

6.1.10    Prior to the execution thereof, draft copies of (x) all material amendments, waivers, consents or other material modifications of or supplements to any of the Note Purchase Agreements, the Senior Notes and any notes, indenture or other agreements evidencing Indebtedness issued or incurred pursuant to clause (b) of Section 6.14.11 or pursuant to Section 6.14.12 and (y) the documents governing the initial issuance or incurrence of any Indebtedness incurred pursuant to clause (b) of Section 6.14.11 or pursuant to Section 6.14.12.

6.1.11    Such other information (including (x) non-financial information and (y) information and documentation for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation) as the Administrative Agent or any Lender may from time to time reasonably request.

6.1.12    Promptly upon the occurrence thereof, written notice of any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.

6.2    Use of Proceeds. The Borrower and its Subsidiaries used the proceeds of the Initial Term Loans (other than any Incremental Term Loans) as provided in the Existing Loan Agreement and will use the proceeds of the Revolving Loans, Incremental Term Loans, Additional Term Loans and the Facility LCs issued hereunder for general corporate purposes including, without limitation, for working capital, repayment of certain existing Indebtedness of the Borrower, capital expenditures permitted under this Agreement, Permitted Acquisitions and distributions permitted under Section 6.10 and to pay fees and expenses incurred in connection with this Agreement. The Borrower and its Subsidiaries shall use the proceeds of Credit Extensions in compliance with all applicable legal and regulatory requirements and any such use shall not result in a violation of any such requirements, including, without limitation, Regulation U and X, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder. The Borrower shall not request any Loan or Facility LC, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Facility LC (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

6.3    Notice of Default. Within five (5) Business Days after an Authorized Officer of the Borrower becomes aware thereof, the Borrower will, and will cause each Subsidiary to, give notice in writing to the Lenders of the occurrence of (i) any Default or Unmatured Default, (ii) the occurrence of any Off-Balance Sheet Trigger Event or any material default under or with respect to any Material Indebtedness or any material service agreement to which the Borrower or any Subsidiary is a party (together with copies of all default notices, if any, pertaining thereto) and (iii) any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

6.4    Conduct of Business. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as conducted by the Borrower or its Subsidiaries as of the Closing Date, and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, as in effect on the Closing Date, and, except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect, maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

6.5    Taxes. The Borrower will, and will cause its Subsidiaries to, timely file all Federal, state and other material tax returns and reports required to be filed, pay all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (i) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with generally accepted accounting principles and (ii) those taxes, assessments, fees and other governmental charges which by reason of the amount involved or the remedies available to the applicable taxing authority could not reasonably be expected to have a Material Adverse Effect.

6.6    Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts, subject to such deductibles and self-insurance retentions, and covering such properties and risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

6.7    Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws and Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The Borrower will conduct its business in compliance in all material respects with applicable Anti-Corruption Laws and Sanctions and maintain in effect and enforce policies reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with all applicable Anti-Corruption Laws and Sanctions.

6.8    Maintenance of Properties. Subject to Section 6.12, the Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property used in the operation of its business in good repair, working order and condition (ordinary wear and tear excepted), and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.9    Inspection; Keeping of Books and Records. The Borrower will, and will cause each Subsidiary to, permit the Administrative Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent or any Lender may designate. The Borrower shall keep and maintain, and shall cause each Subsidiary to keep and maintain, in all material respects, complete, accurate and proper books of record and account in which entries in conformity with Agreement Accounting Principles shall be made of all dealings and transactions in relation to their respective businesses and activities. If a Default has occurred and is continuing, the Borrower, upon the Administrative Agent’s request, shall turn over copies of any such records to the Administrative Agent or its representatives.

6.10    Dividends. The Borrower will not, and will not permit any Subsidiary to, declare or pay any dividend or make any distribution on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding, except that (a) any Subsidiary of the Borrower may declare and pay dividends or make distributions to the Borrower or to a Guarantor or any other Wholly Owned Subsidiary of the Borrower and (b) the Borrower may declare and pay dividends on its capital stock, and may repurchase shares of its capital stock, provided that (x) no Default or Unmatured Default shall exist before or after giving effect (including giving effect on a pro forma basis) to such dividends (or be created as a result thereof) and (y) the Borrower shall be in compliance with the financial covenants set forth in Sections 6.20 and 6.21 for the four fiscal quarter period reflected in the compliance certificate most recently delivered to the Administrative Agent pursuant to Section 6.1.3 (or, if prior to such date, for the four fiscal quarter period ended as of the most recent fiscal quarter set forth in the Quarterly Financial Statements) prior to the payment of such dividend or such repurchase (after giving effect (including giving effect on a pro forma basis) to the issuance of any Indebtedness in connection therewith and such dividend or repurchase as if made on the first day of such period).

6.11    Merger. The Borrower will not, and will not permit any Subsidiary to, merge or consolidate with or into any other Person, except that:

6.11.1    A Guarantor may merge into (a) the Borrower, provided that the Borrower shall be the continuing or surviving corporation, or (b) another Guarantor or any other Person that becomes a Guarantor promptly upon the completion of the applicable merger or consolidation.

6.11.2    A Subsidiary that is not a Guarantor and not required to be a Guarantor may merge or consolidate with or into the Borrower or any Wholly Owned Subsidiary; provided that if a Credit Party is party to any such merger or consolidation, such Credit Party shall be the continuing or surviving entity.

6.11.3    Subject to the provisos set forth in Sections 6.11.1 and 6.11.2 above, any Subsidiary of the Borrower may consummate any merger or consolidation in connection with any Permitted Acquisition.

6.12    Sale of Assets. The Borrower will not, and will not permit any Subsidiary to, consummate any Asset Sale to any other Person, except:

6.12.1    Sales of inventory in the ordinary course of business.

6.12.2    A disposition of assets (a) by the Borrower or any Subsidiary to any Credit Party, (b) by a Subsidiary that is not a Credit Party and not required to be a Guarantor to any other Subsidiary and (c) subject to Section 6.24, by any Credit Party to any Foreign Subsidiary.

6.12.3    A disposition of obsolete property or property no longer used in the business of the Borrower or any Subsidiary.

6.12.4    So long as no Default or Unmatured Default has occurred, dispositions of Receivables Facility Assets for an aggregate purchase price of up to $1,000,000,000 outstanding at any time pursuant to, and in accordance with, the Receivables Purchase Facilities; provided that any amounts owing pursuant to any Receivables Purchase Facilities permitted under this Section 6.12.4 shall also comply with the limitations set forth in Section 6.14.4.

6.12.5    The license or sublicense of software, trademarks, and other intellectual property in the ordinary course of business which do not materially interfere with the business of the Borrower or any Subsidiary.

6.12.6    Consignment arrangements (as consignor or consignee) or similar arrangements for the sale of goods in the ordinary course of business and consistent with the past practices of the Borrower and the Subsidiaries.

6.12.7    So long as no Default or Unmatured Default shall have occurred and is continuing or would result therefrom, Asset Sales that (a) are for consideration consisting at least seventy-five percent (75%) of cash and (b) are for not less than fair market value; provided that, immediately after giving effect (including giving effect on a pro forma basis) to such Asset Sale, the aggregate Disposition Value of all property that was the subject of all such Asset Sales occurring in the then current fiscal year of the Borrower would not exceed 15% of Consolidated Total Assets as of the end of the then most recently completed fiscal year of the Borrower; provided still further, however, that if the Net Proceeds Amount for any such Asset Sale is applied, within 90 days before or 365 days after the receipt thereof, (x) to prepay the Term Loans and other Senior Debt in accordance with Section 2.4.4 (in the case of any such prepayment of other Senior Debt, subject to any rights of the holders of such other Senior Debt to decline such prepayments in accordance with the applicable terms of the documentation governing such other Senior Debt) or (y) to a Property Reinvestment Application, then such Asset Sale, only for the purpose of determining compliance with this Section 6.12.7 as of any date, shall be deemed not constitute an Asset Sale.

6.13    Investments and Acquisitions. The Borrower will not, and will not permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

6.13.1    Cash and Cash Equivalent Investments and other Investments that comply with the Borrower’s investment policy as in effect on the Closing Date, a copy of which the Borrower has provided to the Administrative Agent.

6.13.2    Investments in existence on the Closing Date and described in Schedule 6.13 and any renewal or extension of any such Investments that does not increase the amount of the Investment being renewed or extended as determined as of such date of renewal or extension.

6.13.3    Investments in trade receivables or other investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business.

6.13.4    Investments consisting of intercompany loans permitted under Section 6.14.6.

6.13.5    All Acquisitions meeting the following requirements or otherwise approved by the Required Lenders (each such Acquisition constituting a “Permitted Acquisition”):

(a)    as of the date of the consummation of such Acquisition, no Default or Unmatured Default shall have occurred and be continuing or would result from such Acquisition, and the representation and warranty contained in Section 5.11 shall be true both before and after giving effect (including giving effect on a pro forma basis) to such Acquisition;

(b)    such Acquisition is consummated on a non-hostile basis pursuant to a negotiated acquisition agreement approved by the board of directors or other applicable governing body of the seller or entity to be acquired, and no material challenge to such Acquisition (excluding the exercise of appraisal rights) shall be pending or threatened in writing by any shareholder or director of the seller or entity to be acquired;

(c)    the business to be acquired in such Acquisition is similar or related to one or more of the lines of business in which the Borrower and the Subsidiaries are engaged on the Closing Date;

(d)    as of the date of the consummation of such Acquisition, all material governmental and corporate approvals required in connection therewith shall have been obtained;

(e)    the Borrower shall be in compliance with the financial covenants set forth in Sections 6.20 and 6.21 for the four fiscal quarter period reflected in the compliance certificate most recently delivered to the Administrative Agent pursuant to Section 6.1.3 (or, if prior to such date, for the four fiscal quarter period ended as of the most recent fiscal quarter set forth in the Quarterly Financial Statements) prior to the consummation of such Acquisition (after giving effect (including giving effect on a pro forma basis) to such Acquisition and the issuance or assumption of any Indebtedness in connection therewith, in each case as if consummated on the first day of such period);

(f)    with respect to each Permitted Acquisition with respect to which the Purchase Price shall be greater than $200,000,000, not less than fifteen (15) days prior to the consummation of such Permitted Acquisition, the Borrower shall have delivered to the Administrative Agent a pro forma consolidated balance sheet, income statement and cash flow statement of the Borrower and the Subsidiaries (the “Acquisition Pro Forma”), based on the Borrower’s most recent financial statements delivered pursuant to Section 6.1.1 and using historical financial statements for the acquired entity provided by the seller(s) or which shall be complete and shall fairly present, in all material respects, the financial condition and results of operations and cash flows of the Borrower and its Subsidiaries in accordance with Agreement Accounting Principles, but taking into account such Permitted Acquisition and the repayment of any Indebtedness in connection with such Permitted Acquisition, and such Acquisition Pro Forma shall reflect that, on a pro forma basis, the Borrower would have been in compliance with the financial covenants set forth in Sections 6.20 and 6.21 for the four fiscal quarter period reflected in the compliance certificate most recently delivered to the Administrative Agent pursuant to Section 6.1.3 (or, if prior to such date, for the four fiscal quarter period ended as of the most recent fiscal quarter set forth in the Quarterly Financial Statements) prior to the consummation of such Permitted Acquisition (giving effect (including giving effect on a pro forma basis) to such Permitted Acquisition as if made on the first day of such period); and

(g)    the Borrower shall deliver to the Administrative Agent, in form and substance acceptable to the Administrative Agent:

(i)    concurrently with the consummation of each such Permitted Acquisition, to the extent required under Section 6.23, a supplement to the Guaranty (if the Permitted Acquisition is an Acquisition of Capital Stock and the target company will not be merged with the Borrower) and such other deliveries contemplated by Section 6.23; and

(ii)    on or prior to the consummation of each such Permitted Acquisition with respect to which the Purchase Price shall be greater than $200,000,000:

(A)    the financial statements of the target entity together with any pro forma financial statements, projections, forecasts and budgets prepared by the Borrower in connection therewith;

(B)    a copy of the acquisition agreement for such Acquisition, together with drafts of the material schedules thereto;

(C)    a copy of all documents, instruments and agreements with respect to any Indebtedness to be incurred or assumed in connection with such Acquisition; and

(D)    such other documents or information as shall be reasonably requested by the Administrative Agent or any Lender

6.13.6    Investments constituting promissory notes and other non-cash consideration received in connection with any transfer of assets permitted under Section 6.12.7.

6.13.7    Customer advances in the ordinary course of business.

6.13.8    Extensions of customer or trade credit in the ordinary course of business consistent with the Borrower’s and the Subsidiaries’ past practices.

6.13.9    Investments constituting Rate Management Transactions permitted under Section 6.17.

6.13.10    Subject to Section 6.24, the creation or formation of new Subsidiaries (as opposed to the Acquisition of new Subsidiaries), so long as all applicable requirements under Section 6.23 shall have been, or concurrently therewith are, satisfied.

6.13.11    Investments constituting expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with Agreement Accounting Principles to the extent otherwise permitted under this Agreement.

6.13.12    Investments by (a) the Borrower and its Subsidiaries in any Credit Party, (b) any Subsidiary which is not a Credit Party and is not required to be a Guarantor in any other Subsidiary which is not a Credit Party and is not required to be a Guarantor and (c) subject to Section 6.24, any Credit Party in any Foreign Subsidiary.

6.13.13    Deposits made in the ordinary course of business and referred to in Sections 6.15.4, 6.15.6 and 6.15.7.

6.13.14    (a) Cash Investments constituting the initial capitalization of an SPV in connection with the consummation of any Receivables Purchase Facility permitted under this Agreement in an aggregate amount (calculated based on aggregate of the initial cash capitalization amount of each such SPV) not to exceed $10,000,000, and (b) other Investments in connection with any Receivables Purchase Facility permitted under this Agreement (including intercompany Indebtedness permitted under Section 6.14.4(b)).

6.13.15    Additional Investments so long as at the time of and immediately after giving effect (including giving effect on a pro forma basis) to such any such Investment (a) no Default or Unmatured Default exists or would result therefrom and (b) the aggregate amount of all Investments made pursuant to this Section 6.13.15 does not exceed $35,000,000 during the term of this Agreement (calculated exclusive of any Investment made pursuant to this Section 6.13.15 if, at the time of and immediately after giving effect (including giving effect on a pro forma basis) to such Investment, the Leverage Ratio is less than or equal to 2.50 to 1.00 on a pro forma basis for the four fiscal quarter period reflected in the compliance certificate most recently delivered to the Administrative Agent pursuant to Section 6.1.3 (or, if prior to such date, for the four fiscal quarter period ended as of the most recent fiscal quarter set forth in the Quarterly Financial Statements)).

For the avoidance of doubt, for purposes of determining compliance with this Section 6.13, if an Investment meets the criteria of more than one of the types of Investments described in the above clauses, the Borrower, in its reasonable discretion, shall classify, and from time to time may reclassify, such Investment and only be required to include the amount and type of such Investment in one of such clauses.

6.14    Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

6.14.1    The Obligations.

6.14.2    Indebtedness existing on the Closing Date and described in Schedule 6.14, and any Permitted Refinancing thereof.

6.14.3    Indebtedness arising under Rate Management Transactions permitted under Section 6.17;

6.14.4    (a) Amounts owing under the Receivables Purchase Facilities, the principal amount of which shall not exceed $1,000,000,000 in the aggregate at any time; provided that, notwithstanding the foregoing, the principal amount owing under Receivables Purchase Facilities (other than any Receivables Purchase Facilities in respect of Accounts derived from sales on contract of furnishings and equipment) shall not exceed

$375,000,000 in the aggregate at any time, and (b) subordinated intercompany Indebtedness owing to the Borrower or any Subsidiary of the Borrower by any SPV in connection with a Receivables Purchase Facility permitted hereunder.

6.14.5    Secured or unsecured purchase money Indebtedness (including Capitalized Leases) incurred by the Borrower or any Subsidiary after the Closing Date to finance the acquisition of assets used in its business, if (a) at the time of such incurrence, no Default or Unmatured Default has occurred and is continuing or would result from such incurrence, (b) such Indebtedness does not exceed the lower of the fair market value or the cost of the applicable fixed assets on the date acquired, (c) such Indebtedness does not exceed $50,000,000 in the aggregate outstanding at any time, and (d) any Lien securing such Indebtedness is permitted under Section 6.15 (such Indebtedness being referred to herein as “Permitted Purchase Money Indebtedness”).

6.14.6    Indebtedness arising from intercompany loans and advances made by (a) the Borrower or any Subsidiary to any Credit Party, provided that all such Indebtedness shall be expressly subordinated to the Obligations, (b) any Subsidiary that is not a Credit Party to any other Subsidiary that is not a Credit Party or (c) subject to Section 6.24, any Credit Party to any Foreign Subsidiary.

6.14.7    Indebtedness assumed by the Borrower or any Subsidiary in connection with a Permitted Acquisition but not created in contemplation of such event.

6.14.8    Indebtedness constituting Contingent Obligations otherwise permitted by Section 6.19.

6.14.9    Indebtedness under (a) performance bonds and surety bonds and (b) bank overdrafts and other Indebtedness arising in connection with customary cash management services outstanding for not more than five (5) Business Days, in each case incurred in the ordinary course of business.

6.14.10    To the extent the same constitutes Indebtedness, obligations in respect of earn-out arrangements permitted pursuant to a Permitted Acquisition.

6.14.11     (a) Unsecured Indebtedness arising under the Note Purchase Agreements and the Senior Notes (and any guarantees in respect thereof), and (b) any Permitted Refinancing thereof; provided that, in the case of this clause (b), (i) no Default or Unmatured Default shall be continuing as of the date of issuance thereof, (ii) the Borrower shall be in compliance with the financial covenants set forth in Sections 6.20 (without giving effect to any Temporary Increase Period) and 6.21 for the four fiscal quarter period reflected in the compliance certificate most recently delivered (prior to the issuance and use of proceeds of such Indebtedness) to the Administrative Agent pursuant to Section 6.1.3 (or, if prior to such date, for the four fiscal quarter period ended as of the most recent fiscal quarter set forth in the Quarterly Financial Statements) after giving effect (including giving effect on a pro forma basis) to the issuance of such Indebtedness (and the use of proceeds thereof) as if made on the first day of such period and (iii) such Indebtedness shall be unsecured.

6.14.12    Additional unsecured Indebtedness of the Borrower or any Subsidiary; provided that (w) no Default or Unmatured Default shall be continuing as of the date of issuance or incurrence thereof or would result therefrom, (x) at the time of and immediately after giving effect (including giving effect on a pro forma basis) to the issuance or incurrence of such Indebtedness (and the use of proceeds thereof), (i) the Borrower shall be in compliance on a pro forma basis for the four fiscal quarter period reflected in the compliance certificate most recently delivered to the Administrative Agent pursuant to Section 6.1.3 (or, if prior to such date, for the four fiscal quarter period ended as of the most recent fiscal quarter set forth in the Quarterly Financial Statements) with the financial covenants set forth in Section 6.20 (without giving effect to any Temporary Increase Period) and Section 6.21 and (ii) the Leverage Ratio is less than or equal to 2.50 to 1.00 on a pro forma basis for the four fiscal quarter period reflected in the compliance certificate most recently delivered to the Administrative Agent pursuant to Section 6.1.3 (or, if prior to such date, for the four fiscal quarter period ended as of the most recent fiscal quarter set forth in the Quarterly Financial Statements), (y) such Indebtedness shall have a maturity date no earlier than the Maturity Date, shall not provide for any mandatory principal prepayments or amortization prior to the Maturity Date in excess of one percent (1%) per year and shall have terms and conditions (including covenants and events of default) that are not more restrictive in any material respect than those contained in this Agreement, as determined by the Borrower in good faith, and (z) the aggregate principal amount of all such Indebtedness of Subsidiaries that are not Guarantors shall not exceed $35,000,000 at any time outstanding.

6.14.13    Customer deposits and advance payments received by the Borrower or any Subsidiary in the ordinary course of business from customers for goods or services purchased in the ordinary course of business.

6.14.14    Indebtedness representing deferred compensation, stock-based compensation or retirement benefits to employees of the Borrower or any Subsidiary incurred in the ordinary course of business.

6.14.15    Indebtedness of the Borrower or any Subsidiary consisting of (A) Indebtedness owed to any insurance provider for the financing of insurance premiums so long as such Indebtedness shall not be in excess of the amount of such premiums, and shall be incurred only to defer the cost of such premiums, for the annual period in which such Indebtedness is incurred or (B) take-or-pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business.

For the avoidance of doubt, for purposes of determining compliance with this Section 6.14, if an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Borrower, in its reasonable discretion, shall classify, and from time to time may reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses; provided, that all Indebtedness arising under the Note Purchase Agreements and the Senior Notes (and any guarantees in respect thereof) and any Permitted Refinancing thereof shall be permitted to be outstanding only under Section 6.14.11.

6.15    Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any Subsidiary, except:

6.15.1    Liens, if any, securing Obligations.

6.15.2    Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

6.15.3    Liens imposed by law, such as landlords’, wage earners’, carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 45 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

6.15.4    Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

6.15.5    Liens existing on the Closing Date and described in Schedule 6.15.

6.15.6    Deposits securing liability to insurance carriers under insurance or self-insurance arrangements.

6.15.7    Deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business.

6.15.8    Easements, reservations, rights-of-way, restrictions, survey exceptions and other similar encumbrances as to real property of the Borrower and the Subsidiaries which customarily exist on properties of corporations engaged in similar activities and similarly situated and which are not material in amount and that do not materially interfere with the conduct of the business of the Borrower or such Subsidiary conducted at the property subject thereto.

6.15.9    Liens arising by reason of any judgment, decree or order of any court or other Governmental Authority, but only to the extent and for an amount and for a period not resulting in a Default under Section 7.9.

6.15.10    Liens on Receivables Facility Assets arising in connection with a Receivables Purchase Facility permitted under Section 6.14.4.

6.15.11    Liens existing on any specific fixed asset of any Subsidiary of the Borrower at the time such Subsidiary becomes a Subsidiary and not created in contemplation of such event; provided that (a) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (b) such Lien shall secure only those obligations which it secures on the date such Person becomes a Subsidiary.

6.15.12    Liens on any specific fixed asset securing Indebtedness incurred or assumed for the purpose of financing or refinancing all or any part of the cost of acquiring or constructing such asset; provided that (a) such Lien attaches to such asset concurrently with or within six (6) months after the acquisition or completion or construction thereof, (b) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (c) such Lien shall secure only those obligations which it secures on the date such asset is acquired or constructed, as the case may be.

6.15.13    Liens existing on any specific fixed asset of any Subsidiary of the Borrower at the time such Subsidiary is merged or consolidated with or into the Borrower or any Subsidiary and not created in contemplation of such event; provided that (a) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (b) such Lien shall secure only those obligations which it secures on the date such Person is merged or consolidated with or into the Borrower or such Subsidiary, as the case may be.

6.15.14    Liens existing on any specific fixed asset prior to the acquisition thereof by the Borrower or any Subsidiary and not created in contemplation thereof; provided that (a) such Liens do not encumber any other property or assets, other than improvements thereon and proceeds thereof and (b) such Lien shall secure only those obligations which it secures on the date such asset is acquired.

6.15.15    Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted under Sections 6.15.5, 6.15.10, and 6.15.11 through 6.15.14; provided that (a) such Indebtedness is not secured by any additional assets, other than improvements thereon and proceeds thereof, and (b) the amount of such Indebtedness secured by any such Lien is not increased.

6.15.16    Liens securing Permitted Purchase Money Indebtedness; provided that such Liens shall not apply to any property of the Borrower or any Subsidiary other than that purchased with the proceeds of such Permitted Purchase Money Indebtedness, other than improvements thereon and proceeds thereof.

6.15.17    Liens in respect of Capitalized Lease Obligations to the extent permitted hereunder and Liens arising under any equipment, furniture or fixtures leases or Property consignments to the Borrower or any Subsidiary otherwise permitted under the Loan Documents.

6.15.18    Licenses, leases or subleases granted to others in the ordinary course of business consistent with the Borrower’s and the Subsidiaries’ past practices that do not materially interfere with the conduct of the business of the Borrower and the Subsidiaries taken as a whole.

6.15.19    Statutory and contractual landlords’ Liens under leases to which the Borrower or any Subsidiary is a party.

6.15.20    Liens in favor of a banking institution arising as a matter of applicable law encumbering deposits (including the right of set-off) held by such banking institutions incurred in the ordinary course of business and which are within the general parameters customary in the banking industry.

6.15.21    Liens in favor of customs and revenue authorities arising as a matter of applicable law to secure the payment of customs’ duties in connection with the importation of goods.

6.15.22    Any interest or title of a lessor, sublessor, licensee or licensor under any lease or license agreement permitted by this Agreement.

6.15.23    Liens not otherwise permitted under this Section 6.15 to the extent attaching to Properties and assets with an aggregate fair market value not in excess of, and securing liabilities not in excess of, $25,000,000 in the aggregate at any one time outstanding.

6.15.24    Liens on the properties or assets of any Foreign Subsidiary, whether now or hereafter acquired, securing Indebtedness that is non-recourse to the Borrower or any Domestic Subsidiary, provided that the aggregate principal amount of Indebtedness secured by all such Liens does not exceed $5,000,000 at any time.

6.15.25    Contractual rights of setoff or any contractual Liens or netting rights, in each case arising in connection with Rate Management Transactions.

6.15.26    Precautionary Uniform Commercial Code financing statements filed solely as a precautionary measure in connection with operating leases or consignment of goods.

6.15.27    Liens on specific items of inventory or other goods and the proceeds thereof securing obligations in respect of documentary letters of credit or bankers’ acceptances issued or created for the account of the Borrower or any Subsidiary in the ordinary course of business to facilitate the purchase, shipment or storage of such inventory or other goods.

6.16    Affiliates. The Borrower will not enter into, directly or indirectly, and will not permit any Subsidiary to enter into, directly or indirectly, any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate (other than the Borrower and the Guarantors) except (a) in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arm’s-length transaction and (b) in connection with any Receivables Purchase Facility permitted under Section 6.14.4.

6.17    Financial Contracts. The Borrower will not, and will not permit any Subsidiary to, enter into or remain liable upon any Rate Management Transactions except for those entered into (a) by the Borrower and its Subsidiaries in the ordinary course of business for bona fide hedging purposes and not for speculative purposes and (b) by any SPV in connection with a Receivables Purchase Facility permitted hereunder.

6.18     Subsidiary Covenants. The Borrower will not, and will not permit any Subsidiary (other than any SPV) to, create or otherwise cause to become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary (other than any SPV) (a) to pay dividends or make any other distribution on its stock, (b) to pay any Indebtedness or other obligation owed to the Borrower or any Subsidiary, (c) to make loans or advances or other Investments in the Borrower or any Subsidiary, or (d) to sell, transfer or otherwise convey any of its property to the Borrower or any Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) this Agreement, the other Loan Documents, the Note Purchase Agreements and the Receivables Purchase Documents, (ii) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Borrower or any of its Subsidiaries, (iii) customary provisions restricting assignment of any licensing agreement or other contract entered into by Borrower and its Subsidiaries in the ordinary course of business, (iv) restrictions on the transfer of any asset pending the close of the sale of such asset (provided such restrictions apply only to the asset that is to be sold and such sale is permitted hereunder), (v) restrictions on the transfer of any assets subject to a Lien permitted by Section 6.15, (vi) agreements binding on Property or Persons acquired in a Permitted Acquisition or Investment permitted hereunder, not entered into in contemplation of such Permitted Acquisition or such Investment and not applicable to any Person other than the Person acquired, or to any Property other than the Property so acquired, and (vii) customary provisions restricting Liens on assets of and interests in joint ventures.

6.19    Contingent Obligations. The Borrower will not, and will not permit any Subsidiary to, make or suffer to exist any Contingent Obligation (including, without limitation, any Contingent Obligation with respect to the obligations of a Subsidiary), except Contingent Obligations arising with respect to (a) this Agreement and the other Loan Documents, including, without limitation, Reimbursement Obligations (b) customary indemnification obligations in favor of purchasers in connection with asset dispositions permitted hereunder, (c) customary indemnification obligations under such Person’s charter and bylaws (or equivalent formation documents), (d) indemnities in favor of the Persons issuing title insurance policies insuring the title to any property, (e) guarantees of (i) real property leases of the Borrower and its Subsidiaries and (i) personal property Operating Leases of the Borrower and its Subsidiaries, in each case entered into in the ordinary course of business by the Borrower or any of the Subsidiaries, (f) any Receivables Purchase Facility, and (g) other Contingent Obligations constituting guarantees of Indebtedness of the Borrower or any of its Subsidiaries permitted under Section 6.14, provided that to the extent such Indebtedness is subordinated to the Obligations, each such Contingent Obligation shall be subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent.

6.20     Leverage Ratio. The Borrower will maintain, as of the end of each fiscal quarter ending on or after January 23, 2021, a Leverage Ratio of not greater than 3.50 to 1.00; provided that, upon notice by the Borrower to the Administrative Agent, as of the last day of the fiscal quarter in which a Qualified Acquisition is consummated and the last day of each of the four consecutive fiscal quarters ending immediately after such initial fiscal quarter in which such Qualified Acquisition was consummated, the maximum Leverage Ratio permitted under this Section 6.20 shall be increased to 4.00 to 1.00 (any such period, a “Temporary Increase Period”); provided further that no Temporary Increase Period shall be available during the two (2) consecutive fiscal quarters occurring immediately after any Temporary Increase Period shall have concluded.

6.21    Interest Expense Coverage Ratio. The Borrower will maintain, as of the end of each fiscal quarter ending on or after January 23, 2021, an Interest Expense Coverage Ratio of not less than 3.00 to 1.00.

6.22     [RESERVED].

6.23    Additional Subsidiary Guarantors. The Borrower shall cause each Material Domestic Subsidiary of the Borrower (other than an SPV) to become a Guarantor and to Guarantee the Obligations pursuant to the Guaranty and shall execute or shall cause to be executed on the date any Person becomes a Material Domestic Subsidiary of the Borrower (other than an SPV and other than any Person that is already a Guarantor under the Guaranty), a supplement to the Guaranty pursuant to which such Material Domestic Subsidiary shall become a Guarantor, and shall deliver or cause to be delivered to the Administrative Agent all appropriate organizational resolutions and other documentation (including opinions of counsel) in each case in form and substance reasonably satisfactory to the Administrative Agent. If at any time (a) the aggregate assets of all of the Borrower’s Domestic Subsidiaries that are not Guarantors under the Guaranty exceeds 20% of the consolidated total assets of the Borrower and its Subsidiaries, (b) the aggregate Consolidated Adjusted Net Income for the four consecutive fiscal quarters most recently ended of all of the Borrower’s Domestic Subsidiaries that are not Guarantors under the Guaranty exceeds 20% of the Borrower’s Consolidated Adjusted Net Income for such period, or (c) the total revenue of all of the Borrower’s Domestic Subsidiaries that are not Guarantors under the Guaranty, determined on a consolidated basis with their respective Subsidiaries, exceeds 20% of the consolidated total revenue of the Borrower and its Subsidiaries for the four consecutive fiscal quarters most recently ended, then, in each case, the Borrower will, within 30 days after its senior management becomes aware (or reasonably should have become aware) of such event, cause to be executed and delivered to the Administrative Agent a supplement to the Guaranty (together with such other documents, opinions and information as the Administrative Agent may require) with respect to additional Domestic Subsidiaries to the extent necessary so that, after giving effect thereto, the threshold levels in clauses (a), (b) and (c) above are not exceeded.

6.24     Foreign Subsidiary Investments. The Borrower will not, and will not permit any other Credit Party to, enter into or suffer to exist Foreign Subsidiary Investments at any time in an aggregate amount greater than $500,000,000.

6.25    Subordinated Indebtedness. The Borrower will not, and will not permit any Subsidiary to, make any amendment or modification to the indenture, note or other agreement evidencing or governing any Subordinated Indebtedness, or directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness.

6.26    Sale of Accounts. The Borrower will not, and will not permit any Subsidiary to, sell or otherwise dispose of any notes receivable or accounts receivable, with or without recourse, except to the extent permitted by Section 6.12.4.

6.27 Anti-Corruption Laws. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions.

6.28    Most Favored Lender Status. If the Borrower suffers to exist any terms or conditions (other than any gross leverage test applicable under the 2018 Note Purchase Agreement, the 2011 Note Purchase Agreement or the 2015 Note Purchase Agreement, in each case as in effect as of the Closing Date), or enters into any amendment or other modification, of any Specified Indebtedness Agreement that results in one or more additional or more restrictive Financial Covenants than those contained in this Agreement, then, in each case, the terms of this Agreement or such other applicable Loan Document, without any further action on the part of the Borrower, the Administrative Agent or any of the Lenders, will unconditionally be deemed on the Closing Date or the date of execution of any such amendment or other modification, as applicable, to be automatically amended to include each such additional or more restrictive Financial Covenant or other term, condition or provision, together with all definitions relating thereto, and any event of default in respect of any such additional or more restrictive covenant(s) so included herein shall be deemed to be a Default under Section 7.3, subject to all applicable terms and provisions of this Agreement, including, without limitation, all grace periods, all limitations in application, scope or duration, and all rights and remedies exercisable by the Administrative Agent and the Lenders hereunder. For purposes of this Section 6.28, “Financial Covenant” means any covenant (or other provision having similar effect) the subject matter of which pertains to measurement of the Borrower’s financial condition or financial performance, including a measurement of the Borrower’s leverage, ability to cover expenses, earnings, net income, fixed charges, interest expense, net worth or other component of the Borrower’s consolidated financial position or results of operations (however expressed and whether stated as a ratio, a fixed threshold, as an event of default or otherwise).

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1    Any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary to the Lenders or the Administrative Agent under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be false in any material respect on the date as of which made or deemed made.

7.2    Nonpayment of (a) principal of any Loan when due, (b) any Reimbursement Obligation within one Business Day after the same becomes due or (c) interest upon any Loan, any Commitment Fee, LC Facility Fee or other Obligations under any of the Loan Documents within three (3) days after such interest, fee or other Obligation becomes due.

7.3    The breach by the Borrower of any of the terms or provisions of any of Sections 6.1 through 6.3 or any of Sections 6.10 through 6.27.

7.4    The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) or any other Credit Party of any of the terms or provisions of this Agreement or any other Loan Document to which it is a party which is not remedied within thirty (30) days after the earlier to occur of (a) written notice from the Administrative Agent or any Lender to the Borrower or (b) an Authorized Officer of the Borrower otherwise become aware of any such breach.

7.5    Failure of the Borrower or any Subsidiary to pay when due any Material Indebtedness (beyond the applicable grace period with respect thereto, if any); or the default by the Borrower or any Subsidiary in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any Material Indebtedness Agreement, or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, such Material Indebtedness to become due prior to its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated prior to its stated expiration date; or any Material Indebtedness of the Borrower or any Subsidiary shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any Subsidiary shall not pay, or admit in writing its inability to pay, its debts generally as they become due; provided that this Section 7.5 shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder.

7.6    Any Credit Party or any Material Subsidiary shall (a) have an order for relief entered with respect to it under any Debtor Relief Law, (b) make an assignment for the benefit of creditors, (c) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (d) institute any proceeding seeking an order for relief under any Debtor Relief Law or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any Debtor Relief Law or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (e) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (f) fail to contest in good faith any appointment or proceeding described in Section 7.7.

7.7    A receiver, trustee, examiner, liquidator or similar official shall be appointed for any Credit Party or any Material Subsidiary or any Substantial Portion of its Property, or a proceeding described in Section 7.6(d) shall be instituted against any Credit Party or any Material Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.

7.8    Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower and the Subsidiaries which, when taken together with all other Property of the Borrower and the Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

7.9    The Borrower or any Subsidiary shall fail within 30 days to pay, bond or otherwise discharge one or more (a) judgments or orders for the payment of money in excess of $20,000,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate (excluding the amount of any insurance coverage by insurance companies with the financial ability to pay the same and who have agreed in writing to cover the applicable claim(s)), or (b) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not (i) stayed on appeal or otherwise being appropriately contested in good faith or (ii) paid in full by third-party insurers under the Borrower’s or any Subsidiary’s insurance policies.

7.10    The Unfunded Liabilities of all Single Employer Plans shall exceed $20,000,000 in the aggregate, or any Reportable Event shall occur in connection with any Plan.

7.11    [Reserved]

7.12    Any Change in Control shall occur.

7.13    The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred, pursuant to Section 4201 of ERISA, withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $20,000,000 or requires payments exceeding $20,000,000 per annum.

7.14    The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased, in the aggregate, over the amounts contributed to such Multiemployer Plans for the respective plan years of such Multiemployer Plans immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $20,000,000.

7.15    The Borrower or any Subsidiary shall (a) be the subject of any proceeding or investigation pertaining to the release by the Borrower or any Subsidiary or any other Person of any toxic or hazardous waste or substance into the indoor or outdoor environment, or (b) violate any Environmental Law, which, in the case of an event described in clause (a) or clause (b), has resulted in liability to the Borrower or any Subsidiary in an amount equal to $20,000,000 (excluding the amount of any insurance coverage by insurance companies with the financial ability to pay the same and who have agreed in writing to cover the applicable claim(s)) or more, which liability is not paid, bonded or otherwise discharged (other than by a Facility LC) within 60 days or which is not stayed on appeal and being appropriately contested in good faith.

7.16    Any Loan Document shall fail to remain in full force or effect against the Borrower or any Subsidiary, or the Borrower or any Subsidiary shall assert that its obligations thereunder are discontinued, invalid or unenforceable for any reason or any action shall be taken or shall fail to be taken to discontinue or to assert the invalidity or unenforceability of, or which results in the discontinuation or invalidity or unenforceability of, any Loan Document.

7.17    An event (such event, an “Off-Balance Sheet Trigger Event”) shall occur which (a) permits the investors or purchasers in respect of Off-Balance Sheet Liabilities of the Borrower or any Affiliate of the Borrower to require the amortization or liquidation of such Off-Balance Sheet Liabilities as a result of the non-payment of any Off-Balance Sheet Liability having an aggregate outstanding principal amount (or similar outstanding liability) greater than or equal to $10,000,000 and (x) such Off-Balance Sheet Trigger Event shall not be remedied or waived within the later to occur of the tenth day after the occurrence thereof or the expiry date of any grace period related thereto under the agreement evidencing such Off-Balance Sheet Liabilities, or (y) such investors shall require the amortization or liquidation of such Off-Balance Sheet Liabilities as a result of such Off-Balance Sheet Trigger Event, (b) results in the termination of reinvestments of collections or proceeds of receivables and related assets under the agreements evidencing such Off-Balance Sheet Liabilities, or (c) causes or otherwise permits the replacement or substitution of the Borrower or any Affiliate thereof as the servicer under the agreements evidencing such Off-Balance Sheet Liabilities; provided, however, that this Section 7.17 shall not apply on any date with respect to (i) any voluntary request by the Borrower or an Affiliate thereof for an above-described amortization, liquidation, or termination of reinvestments so long as the aforementioned investors or purchasers cannot independently require on such date such amortization, liquidation or termination of reinvestments or (ii) any scheduled amortization or liquidation at the stated maturity of the facility evidencing such Off-Balance Sheet Liabilities.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1    Acceleration. (a) If any Default described in Section 7.6 or 7.7 occurs with respect to any Credit Party, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuers to issue Facility LCs shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent, any LC Issuer or any Lender, and the Borrower will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay the Administrative Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to (x) the amount of the LC Obligations at such time minus (y) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (the “Collateral

Shortfall Amount”). Without prejudice to the provisions of Section 4.2, if any other Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may (i) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuers to issue Facility LCs, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives and (ii) upon notice to the Borrower and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrower to pay, and the Borrower will forthwith upon such demand and without any further notice or act pay to the Administrative Agent the Collateral Shortfall Amount which funds shall be deposited in the Facility LC Collateral Account.

(b)    If at any time while any Default is continuing, the Administrative Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Administrative Agent may make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

(c)    The Administrative Agent may at any time or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the Obligations in respect of the Revolving Credit Facility and any other amounts as shall from time to time have become due and payable by the Borrower to the Revolving Lenders or the LC Issuers under the Loan Documents.

(d)    At any time while any Default is continuing, neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Facility LC Collateral Account. After all of the Obligations in respect of the Revolving Credit Facility have been indefeasibly paid in full in cash (or, with respect to any Reimbursement Obligations, the Facility LCs have been returned and cancelled or back-stopped to the Administrative Agent’s reasonable satisfaction) and the Aggregate Revolving Loan Commitment has been terminated, any funds remaining in the Facility LC Collateral Account shall be applied by the Administrative Agent to the remaining Obligations and, after all of the Obligations have been indefeasibly paid in full in cash and all other Commitments terminated, any remaining funds shall be returned by the Administrative Agent to the Borrower or paid to whomever may be legally entitled thereto at such time.

(e)    If, after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and the obligations and power of the LC Issuers to issue Facility LCs hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to any Credit Party) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

8.2    Amendments. (a) Subject to the provisions of this Section 8.2, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or thereunder or waiving any Default hereunder or thereunder; provided, however, that no such supplemental agreement shall:

(i)    Without the consent of each Lender adversely affected thereby, extend the Maturity Date, extend the final maturity of any Loan or extend the expiry date of any Facility LC to a date after the Maturity Date or postpone any regularly scheduled payment of principal of any Loan or forgive all or any portion of the principal amount thereof, or any Reimbursement Obligation related thereto, or reduce the rate or extend the time of payment of interest or fees thereon or Reimbursement Obligations related thereto (other than (x) a waiver of the application of the default rate of interest or LC Fees pursuant to Section 2.12 hereof, which shall only require the approval of the Required Lenders, (y) any amendment or modification of the financial covenants in this Agreement (or defined terms used in the financial covenants in this Agreement), which shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i), and (z) any reduction of the amount of, or any extension of the payment date for, the mandatory prepayments required under Section 2.4.4, in each case which shall only require the approval of the Required Lenders).

(ii)    Without the consent of each Lender (other than Defaulting Lenders), (1) reduce the percentage specified in the definition of “Required Lenders” or any other percentage of Lenders specified to be the applicable percentage in this Agreement to act on specified matters, (2) other than to reflect the issuance of Incremental Term Loans or Additional Term Loans hereunder on a ratable basis, amend the definition of “Pro Rata Share” or (3) amend the ratable reduction of Commitments under Section 2.5.2 or the ratable sharing of payments under Section 2.13.1.

(iii)    Increase the amount of the Commitment of any Lender hereunder without the consent of such Lender.

(iv)    Without the consent of each Lender (other than Defaulting Lenders), (x) amend this Section 8.2 other than to reflect the issuance of Incremental Term Loans or Additional Term Loans hereunder or (y) amend Section 11.1 or 11.2.

(v)    Without the consent of each Lender (other than Defaulting Lenders), permit the Borrower to assign its rights or obligations under this Agreement or release the Borrower from its obligations under Article XVI;

(vi)    Without the consent of each Lender (other than Defaulting Lenders), other than in connection with a transaction permitted under this Agreement, release any Guarantor that remains a Material Domestic Subsidiary from its obligations under the Guaranty.

(vii)    Without the consent of each Lender in the affected Class (other than Defaulting Lenders), change the definition of “Required Class Lenders” or change the definition of “Agreed Currencies”.

(viii)    Without the consent of the Required Class Lenders with respect to the applicable Class, adversely affect the rights to payment of a Class in a manner different from the effect of such amendment, waiver or consent on any other Class.

(ix)    Extend or increase the amount of the Commitment of any Defaulting Lender hereunder without the consent of such Defaulting Lender.

(x)    Effect any waiver, amendment or modification with respect to this Agreement, in each case requiring the consent of all Lenders or each Lender adversely affected thereby, without the consent of each Defaulting Lender that is affected differently from the other Lenders affected thereby.

(b)    No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent. The Administrative Agent may waive payment of the fee required under Section 12.3.3 without obtaining the consent of any other party to this Agreement. No amendment of any provision of this Agreement relating to the Swing Line Lender or any Swing Line Loan shall be effective without the written consent of the Swing Line Lender. No amendment of any provisions of this Agreement relating to any LC Issuer shall be effective without the written consent of such LC Issuer.

(c)    Notwithstanding the foregoing, (i) this Agreement may be amended or amended and restated pursuant to an increase in the Aggregate Revolving Loan Commitment or an issuance of Incremental Term Loans or Additional Term Loans pursuant to Section 2.5.3 with only the consents prescribed by such Section, (ii) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (x) to add one or more credit facilities to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, the Required Class Lenders and the Lenders and (iii) this Agreement may be amended in accordance with and pursuant to Section 3.3.

(d)    Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

8.3    Preservation of Rights. No delay or omission of the Lenders, the LC Issuers or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or Unmatured Default or the inability of a Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by, or by the Administrative Agent with the consent of, the requisite number of Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent, the LC Issuers and the Lenders until all of the Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1    Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

9.2    Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, neither any LC Issuer nor any Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3    Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4    Entire Agreement. The Loan Documents and any separate letter agreements with respect to the modifications of the LC Issuer Commitment of any LC Issuer embody the entire agreement and understanding among the Borrower, the Administrative Agent, the LC Issuers and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent, the LC Issuers and the Lenders relating to the subject matter thereof other than those contained in the Fee Letter, which shall survive and remain in full force and effect during the term of this Agreement.

9.5    Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arrangers shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6    Expenses; Indemnification.

(a)    The Borrower shall reimburse the Administrative Agent and the Arrangers for any reasonable costs, internal charges and out-of-pocket expenses (including outside attorneys’ and paralegals’ fees and, with the consent of the Borrower (provided that no such consent shall be required if a Default shall be continuing), expenses of and fees for other advisors and professionals engaged by the Administrative Agent or the Arrangers) paid or incurred by the Administrative Agent or the Arrangers in connection with the investigation, preparation, negotiation, documentation, execution, delivery, syndication, distribution (including, without limitation, via the Internet), review, amendment, modification and administration of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent, the Arrangers, the LC Issuers and the Lenders for any costs, internal charges and out-of-pocket expenses (including outside attorneys’ and paralegals’ fees and expenses of outside attorneys and paralegals for the Administrative Agent, the Arrangers, the LC Issuers and the Lenders) paid or incurred by the Administrative Agent, the Arrangers, any LC Issuer or any Lender in connection with the collection and enforcement of the Loan Documents. Expenses being reimbursed by the Borrower under this Section include, without limitation, costs and expenses incurred in connection with the Reports described in the following sentence. The Borrower acknowledges that from time to time MUFG may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the “Reports”) pertaining to the Borrower’s assets for internal use by MUFG from information furnished to it by or on behalf of the Borrower, after MUFG has exercised its rights of inspection pursuant to this Agreement.

(b)    The Borrower hereby further agrees to indemnify the Administrative Agent, the Arrangers, each LC Issuer, each Lender and their respective affiliates and each of their partners, directors, officers and employees, trustees, investment advisors, attorneys, advisors and agents against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Administrative Agent, the Arrangers, any LC Issuer, any Lender or any affiliate is a party thereto, settlement costs and all outside attorneys’ and paralegals’ fees and expenses of outside attorneys and paralegals of the party seeking indemnification) (collectively, “Losses”) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents and the other transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder (including, in each case, any Losses pursuant to Environmental Laws) except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

9.7    Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders, to the extent that the Administrative Agent deems necessary.

9.8    Accounting. Except as provided to the contrary herein, all accounting terms used in the calculation of any financial covenant or test shall be interpreted and all accounting determinations hereunder in the calculation of any financial covenant or test shall be made in accordance with Agreement Accounting Principles. If any changes in generally accepted accounting principles are hereafter required or permitted and are adopted by the Borrower or any Subsidiary with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants, tests, restrictions or standards herein or in the related definitions or terms used therein (“Accounting Changes”), the parties hereto agree, at the Borrower’s request, to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating the Borrower’s and its Subsidiaries’ financial condition shall be the same after such changes as if such changes had not been made; provided, however, until such provisions are amended in a manner reasonably satisfactory to the Administrative Agent and the Required Lenders, no Accounting Change shall be given effect in such calculations. In the event such amendment is entered into, all references in this Agreement to Agreement Accounting Principles shall mean generally accepted accounting principles, including the Accounting Change, as of the date of such amendment. Notwithstanding the foregoing, all financial statements to be delivered by the Borrower pursuant to Section 6.1 shall be prepared in accordance with generally accepted accounting principles in effect at such time.

9.9    Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10    Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders, the LC Issuers and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent (except to the limited extent as provided by Section 12.3.4 relating to maintaining the Register), the Arrangers, the LC Issuers, nor any Lender shall have any fiduciary responsibilities to the Borrower or any other Credit Party. Neither the Administrative Agent, the Arrangers, the LC Issuers nor any Lender undertakes any responsibility to the Borrower or any other Credit Party to review or inform any Credit Party of any matter in connection with any phase of any Credit Party’s business or operations. The

Borrower agrees that neither the Administrative Agent, the Arrangers, the LC Issuers, nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Administrative Agent, the Arrangers, the LC Issuers nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower or any Subsidiary in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.11    Confidentiality. Each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence in accordance with its respective customary practices (but in any event in accordance with reasonable confidentiality practices), except for disclosure (a) to its Affiliates and to other Lenders and their respective Affiliates, for use solely in connection with the transactions contemplated hereby, (b) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee who are expected to be involved in the evaluation of such information in connection with the transactions contemplated hereby, in each case which have been informed as to the confidential nature of such information, (c) to regulatory officials having jurisdiction over it, (d) to any Person as required by law, regulation, or legal process, (e) of information that presently or hereafter becomes available to such Lender on a non-confidential basis from a source other than the Borrower and other than as a result of disclosure not otherwise permitted by this Section 9.11, (f) to any Person in connection with any legal proceeding to which such Lender is a party, (g) to such Lender’s direct or indirect contractual counterparties in credit derivative transactions or to legal counsel, accountants and other professional advisors to such counterparties, in each case which have been informed as to the confidential nature of such information, (h) permitted by Section 12.4, (i) to rating agencies if requested or required by such agencies in connection with a rating relating to the Credit Extensions hereunder, (j) with the prior consent of the Borrower and (k) of information that (i) was or becomes publicly available other than as a result of a breach of this Section 9.11, (ii) was or becomes independently developed by the Administrative Agent, any Lender, any LC Issuer or any of their respective Affiliates or (iii) pertains to this Agreement that is routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Without limiting Section 9.4, the Borrower agrees that the terms of this Section 9.11 shall set forth the entire agreement between the Borrower and each Lender (including the Administrative Agent) with respect to any confidential information previously or hereafter received by such Lender in connection with this Agreement or any other Loan Document, and this Section 9.11 shall supersede any and all prior confidentiality agreements entered into by such Lender with respect to such confidential information.

9.12    Lenders Not Utilizing Plan Assets. Each Lender and Designated Lender represents and warrants that none of the consideration used by such Lender or Designated Lender to make its Loans constitutes for any purpose of ERISA or Section 4975 of the Code assets of any “plan” as defined in Section 3(3) of ERISA or Section 4975 of the Code and the rights and interests of such Lender or Designated Lender in and under the Loan Documents shall not constitute such “plan assets” under ERISA.

9.13    Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for herein.

9.14    Disclosure. The Borrower and each Lender, including the LC Issuers, hereby acknowledge and agree that each Lender and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

9.15    Performance of Obligations. The Borrower agrees that the Administrative Agent may, but shall have no obligation to (a) at any time, pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against any collateral for the Obligations and (b) after the occurrence and during the continuance of a Default make any other payment or perform any act required of the Borrower or any Subsidiary under any Loan Document or take any other action which the Administrative Agent in its discretion deems necessary or desirable to protect or preserve the collateral, if any, for the Obligations, including, without limitation, any action to (x) effect any repairs or obtain any insurance called for by the terms of any of the Loan Documents and to pay all or any part of the premiums therefor and the costs thereof and (y) pay any rents payable by the Borrower or any Subsidiary which are more than 30 days past due, or as to which the landlord has given notice of termination, under any lease. The Administrative Agent shall use its best efforts to give the Borrower notice of any action taken under this Section 9.15 prior to the taking of such action or promptly thereafter; provided the failure to give such notice shall not affect the Borrower’s obligations in respect thereof. The Borrower agrees to pay the Administrative Agent, upon demand, the principal amount of all funds advanced by the Administrative Agent under this Section 9.15, together with interest thereon at the rate from time to time applicable to Floating Rate Loans from the date of such advance until the outstanding principal balance thereof is paid in full. If the Borrower fails to make payment in respect of any such advance under this Section 9.15 within one (1) Business Day after the date the Borrower receives written demand therefor from the Administrative Agent, the Administrative Agent shall promptly notify each Lender and each Lender agrees that it shall thereupon make available to the Administrative Agent, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of such advance. If such funds are not made available to the Administrative Agent by such Lender within one (1) Business Day after the Administrative Agent’s demand therefor, the Administrative Agent will be entitled to recover any such amount from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of such demand and ending on the date such amount is received. The failure of any Lender to make available to the Administrative Agent its Pro Rata Share of any such unreimbursed advance under this Section 9.15 shall neither relieve any other Lender of its obligation hereunder to make available to the Administrative Agent such other Lender’s Pro Rata Share of such advance on the date such payment is to be made nor increase the obligation of any other Lender to make such payment to the Administrative Agent. All outstanding principal of, and interest on, advances made under this Section 9.15 shall constitute Obligations until paid in full by the Borrower.

9.16    Relations Among Lenders.

9.16.1    No Action Without Consent. Except with respect to the exercise of setoff rights of any Lender, including the LC Issuers, in accordance with Section 11.1, the proceeds of which are applied in accordance with this Agreement, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against the Borrower or any other obligor hereunder or with respect to any Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, with the consent of the Administrative Agent.

9.16.2    Not Partners; No Liability. The Lenders, including the LC Issuers, are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan or any Facility LC after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

9.17    USA Patriot Act Notification. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”) hereby notifies the Credit Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name, address and tax identification number of such Credit Party and other information that will allow such Lender to identify the Credit Parties in accordance with the USA Patriot Act.

9.18    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

9.19    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (a) (i) the arranging and other services regarding this Agreement provided by the Lenders and the Administrative Agent are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders, the Administrative Agent and their respective Affiliates, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) each of the Lenders, the

Administrative Agent and their respective Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (ii) no Lender nor the Administration Agent or any of their respective Affiliates has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender or the Administrative Agent, those obligations expressly set forth herein and in the other Loan Documents; and (c) each of the Lenders, the Administrative Agent and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender nor the Administrative Agent or any of their respective Affiliates has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders, the Administrative Agent and their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

9.20    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

9.20.1    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

9.20.2    the effects of any Bail-In Action on any such liability, including, if applicable:

(a)    a reduction in full or in part or cancellation of any such liability;

(b)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(c)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

9.21    Release of Guarantors.

9.21.1    A Guarantor shall automatically be released from its obligations under the Guaranty upon the consummation of any transaction permitted by this Agreement as a result of which such Guarantor ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction. In connection with any termination or release pursuant to this Section, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Credit Party, at such Credit Party’s expense, all documents that such Credit Party shall reasonably request to evidence such termination or release.

9.21.2    Further, the Administrative Agent may (and is hereby irrevocably authorized by each Lender to), upon the request of the Borrower, release any Guarantor from its obligations under the Guaranty if such Guarantor is no longer a Material Domestic Subsidiary.

9.21.3    At such time as the principal and interest on the Loans, all Reimbursement Obligations, the fees, expenses and other amounts payable under the Loan Documents and the other Obligations (other than contingent indemnity obligations) shall have been paid in full in cash, the Commitments shall have been terminated and no Facility LCs shall be outstanding, the Guaranty and all obligations (other than those expressly stated to survive such termination) of each Guarantor thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

9.22    Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Rate Management Transactions or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

ARTICLE X

THE ADMINISTRATIVE AGENT

10.1    Appointment; Nature of Relationship. MUFG is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Administrative Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any of the Holders of Obligations (including, without limitation, the Lenders) by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (a) does not hereby assume any fiduciary duties to any of the Holders of Obligations, (b) is a “representative” of the Holders of Obligations within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code and (c) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders, for itself and on behalf of its Affiliates as Holders of Obligations, hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Holder of Obligations hereby waives.

10.2    Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties or fiduciary duties to the Holders of Obligations, or any obligation to the Holders of Obligations to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

10.3    General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, any Subsidiary, any Lender or any Holder of Obligations for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final, non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

10.4    No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Holder of Obligations; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower, any Subsidiary or any guarantor of any of the Obligations or of any of the Borrower’s, such Subsidiary’s or any such guarantor’s respective Subsidiaries. The Administrative Agent shall have no duty to disclose, and shall have no liability for the failure to disclose, to the Holders of Obligations information that is not required to be furnished by the Borrower to the Administrative Agent at such time, but is voluntarily furnished by the Borrower to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity) or any of its Affiliates.

10.5    Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders (or all of the Lenders in the event that and to the extent that this Agreement expressly requires such approval), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders (or all of the Lenders in the event that and to the extent that this Agreement expressly requires such approval). The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6    Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.

10.7    Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent. For purposes of determining compliance with the conditions specified in Sections 4.1 and 4.2, each Lender that has signed this Agreement (or otherwise become party hereto pursuant to an Assignment Agreement) shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the applicable date specifying its objection thereto.

10.8    Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to the Lenders’ Pro Rata Shares of the sum of the outstanding Term Loans and the Aggregate Revolving Loan Commitment (or, if the Aggregate Revolving Loan Commitment has been terminated, of the sum of the outstanding Term Loans and the Aggregate Outstanding Revolving Credit Exposure) (a) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by any Credit Party under the Loan Documents, (b) for any other expenses incurred by the Administrative Agent on behalf of the Holders of Obligations, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Holder of Obligations or between two or more of the Holders of Obligations) and (c) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Holder of Obligations or between two or more of the Holders of Obligations), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 3.5(f) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.

10.10    Rights as a Lender. In the event the Person serving as the Administrative Agent is a Lender, such Person shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitments and its Credit Extensions as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Person serving as the Administrative Agent is a Lender, unless the context otherwise indicates, include such Person in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any Subsidiary in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Person serving as the Administrative Agent, in its individual capacity, is not obligated to remain a Lender.

10.11    Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents. Except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

10.12    Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, thirty days after the retiring Administrative Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. Notwithstanding the two immediately preceding sentences: (x) subject to clause (y) of this sentence, the consent of the Borrower shall be required prior to the appointment of a successor Administrative Agent unless such successor Administrative Agent is a Lender or an Affiliate of a Lender, provided that the consent of the Borrower shall not be required if a Default has occurred and is continuing, and (y) the Administrative Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent. Upon the effectiveness of the resignation of the Administrative Agent, the resigning Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

10.13    Administrative Agent and Arranger Fees. The Borrower agrees to pay to the Administrative Agent and the Arrangers, for their respective accounts, the fees agreed to by the Borrower, the Administrative Agent, and the Arrangers pursuant to the Fee Letter, or as otherwise agreed from time to time.

10.14    Delegation to Affiliates. The Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under any Loan Document to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with any Loan Document shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles IX and X.

10.15    No Duties Imposed on Co-Syndication Agents, Co-Documentation Agents or Arrangers. None of the Persons identified on the cover page to this Agreement, the signature pages to this Agreement or otherwise in this Agreement as a “Co-Syndication Agent,” “Co-Documentation Agent” or “Arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, if such Person is a Lender, those applicable to all Lenders as such. Without limiting the foregoing, none of the Persons identified on the cover page to this Agreement, the signature pages to this Agreement or otherwise in this Agreement as a “Co-Syndication Agent,” “Co-Documentation Agent” or “Arranger” shall have or be deemed to have any fiduciary duty to or fiduciary relationship with any Holder of Obligations. Each of the Holders of Obligations acknowledges that it has not relied, and will not rely, on any of the Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

10.16    Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Facility LCs or the Commitments,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Facility LCs, the Commitments and this Agreement,

(iii)     (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Facility LCs, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Facility LCs, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Facility LCs, the Commitments and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that none of the Administrative Agent, or any Arranger, any Co-Syndication Agent, any Co-Documentation Agent or any of their respective Affiliates is a fiduciary with respect to or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1    Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any other Default occurs and continues, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower or any Subsidiary may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due.

11.2    Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it in respect of any principal or interest on any of its Loans of any Class or any other obligations owing to it (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender of such Class, such Lender agrees to (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) a participation in the Loans of such Class and Obligations with respect thereto held by the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in proportion to their respective Pro Rata Shares of the Loans of such Class. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees to (a) notify the Administrative Agent of such fact and (b) take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Shares of the Term Loans and the Aggregate Outstanding Revolving Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1    Successors and Assigns; Designated Lenders.

12.1.1    Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and the Lenders and their respective successors and assigns permitted hereby, except that (a) the Borrower shall not have any right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (b) any assignment by any Lender must be made in compliance with Section 12.3, and (c) any transfer by Participants must be made in compliance with Section 12.2. Any attempted assignment or transfer by any party not made in compliance with this Section 12.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 12.3.2. The parties to this Agreement acknowledge that clause (b) of this Section 12.1 relates only to absolute assignments and this Section 12.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or any other central banking authority have jurisdiction over such Lender, (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee or (z) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to direct or indirect contractual counterparties in credit derivative transactions relating to the Loans; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

12.1.2    Designated Lenders.

(a)    Subject to the terms and conditions set forth in this Section 12.1.2, any Lender may from time to time elect to designate an Eligible Designee to provide all or any part of the Loans to be made by such Lender pursuant to this Agreement; provided that the designation of an Eligible Designee by any Lender for purposes of this Section 12.1.2 shall be subject to the approval of the Administrative Agent and, solely in the case of any designation in respect of a Lender’s Revolving Loan Commitment, the LC Issuers and the Swing Line Lender (which consent shall not be unreasonably withheld or delayed). Upon the execution by the parties to each such designation of an agreement in the form of Exhibit E hereto (a “Designation Agreement”) and the acceptance thereof by the Administrative Agent, the Eligible Designee shall become a Designated Lender for purposes of this Agreement. The Designating Lender shall thereafter have the right to permit the Designated Lender to provide all or a portion of the Loans to be made by the Designating Lender pursuant to the terms of this Agreement and the making of the Loans or portion thereof shall satisfy the obligations of the Designating Lender to the same extent, and as if, such Loan was made by the Designating Lender. As to any Loan made by it, each Designated Lender shall have all the rights a Lender making such Loan would have under this Agreement and otherwise; provided that (x) all voting rights under this Agreement shall be exercised solely by the Designating Lender, (y) each Designating Lender shall remain solely responsible to the other parties hereto for its obligations under this Agreement, including the obligations of a Lender in respect of Loans made by its Designated Lender and (z) no Designated Lender shall be entitled to reimbursement under Article III hereof for any amount which would exceed the amount that would have been payable by the Borrower to the Lender from which the Designated Lender obtained any interests hereunder. No additional Notes shall be required with respect to Loans provided by a Designated Lender; provided, however, to the extent any Designated Lender shall advance funds, the Designating Lender shall be deemed to hold the Notes in its possession as a non-fiduciary agent for such Designated Lender to the extent of the Loan funded by such Designated Lender.

Such Designating Lender shall act as administrative agent for its Designated Lender and give and receive notices and communications hereunder. Any payments for the account of any Designated Lender shall be paid to its Designating Lender as administrative agent for such Designated Lender and neither the Borrower nor the Administrative Agent shall be responsible for any Designating Lender’s application of such payments. In addition, any Designated Lender may (1) with notice to, but without the consent of the Borrower or the Administrative Agent, assign all or portions of its interests in any Loans to its Designating Lender or to any financial institution consented to by the Administrative Agent providing liquidity and/or credit facilities to or for the account of such Designated Lender and (2) subject to advising any such Person that such information is to be treated as confidential in accordance with Section 9.11, disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any guarantee, surety or credit or liquidity enhancement to such Designated Lender. In addition, each such Designating Lender that elects to designate an Eligible Designee and such Eligible Designee becomes a Designated Lender, (i) shall keep a register for the registration relating to each such Loan, specifying such Designated Lender’s name, address and entitlement to payments of principal and interest with respect to such Loan and each transfer thereof and the name and address of each transferees and (ii) shall collect, prior to the time such Designated Lender receives payment with respect to such Loans from each such Designated Lender, the appropriate forms, certificates, and statements described in Section 3.5 (and updated as required by Section 3.5) as if such Designated Lender were a Lender under Section 3.5.

(b)    Each party to this Agreement hereby agrees that it shall not institute against, or join any other Person in instituting against, any Designated Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceedings under any federal or state bankruptcy or similar law for one year and a day after the payment in full of all outstanding senior indebtedness of any Designated Lender; provided that the Designating Lender for each Designated Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage and expense arising out of its inability to institute any such proceeding against such Designated Lender. This Section 12.1.2 shall survive the termination of this Agreement.

12.2    Participations.

12.2.1    Permitted Participants; Effect. Any Lender may at any time sell to one or more banks or other entities (other than an Ineligible Institution) (“Participants”) participating interests in any Term Loans or Outstanding Revolving Credit Exposure of such Lender, any Note held by such Lender, any Revolving Loan Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such

Lender shall remain the owner of its Term Loans and/or its Outstanding Revolving Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents. In addition, each such Lender that sells any participating interest to a Participant under this Section 12.2.1 shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, (i) keep a register for the registration relating to each such participation, specifying such Participant’s name, address and entitlement to payment of principal and interest with respect to such participation and each transfer thereof and the name and address of each transferee, and (ii) collect prior to the time such Participant receives payments with respect to such participation, from each such Participant the appropriate forms, certificates and statements described in Section 3.5 (and updated as required by Section 3.5) as if such Participant were a Lender under Section 3.5.

12.2.2    Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Credit Extension or Revolving Loan Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 8.2.

12.2.3    Benefit of Certain Provisions. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender. The Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3 (it being understood that the documentation required under Section 3.5(e) shall be delivered to the Lender who sells the participation), provided that (a) a Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.5 than the Lender that sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower, and (b) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender (it being understood that the documentation required under Section 3.5 shall be delivered to the participating Lender). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in the obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such interest is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

12.2.4    No Participations to Borrower. No such participation shall be made to the Borrower or any of its Affiliates or Subsidiaries.

12.3    Assignments.

12.3.1    Permitted Assignments. Any Lender may at any time assign to one or more banks or other entities (other than an Ineligible Institution) (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be evidenced by an agreement substantially in the form of Exhibit B or in such other form (including electronic records generated by the use of an electronic platform approved by the Administrative Agent) as may be agreed to by the parties thereto (each such agreement, an “Assignment Agreement”). Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall, unless otherwise consented to in writing by the Borrower, the Administrative Agent and, in the case of an assignment in respect of the Revolving Credit Facility, each LC Issuer and the Swing Line Lender, be in an aggregate amount not less than $5,000,000 (in the case of an assignment in respect of the Revolving Credit Facility) or $1,000,000 (in the case of an assignment of Term Loans). The amount of the assignment shall be based on the Loans and/or Commitment subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the Assignment Agreement.

12.3.2    Consents. The consent of the Borrower shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund (other than a Lender or Affiliate of a Lender or an Approved Fund that becomes a Lender solely by means of the settlement of a credit derivative) (which consent shall not be unreasonably withheld or delayed and, in any event, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof); provided that the consent of the Borrower shall not be required if (a) a Default or Unmatured Default has occurred and is continuing or (b) if such assignment is in connection with the physical settlement of any Lender’s obligations to direct or indirect contractual counterparties in credit derivative transactions relating to the Loans; provided further that the assignment without the Borrower’s consent pursuant to the foregoing clause (b) shall not increase the Borrower’s liability under Section 3.5. The consent of the Administrative Agent and, solely in the case of an assignment in respect of the Revolving Credit Facility, the LC Issuers and the Swing Line Lender shall be required prior to any assignment becoming effective. Any consent required under this Section 12.3.2 shall not be unreasonably withheld or delayed.

12.3.3    Effect; Effective Date. Upon (a) delivery to the Administrative Agent of an Assignment Agreement, together with any consents required by Sections 12.3.1 and 12.3.2, and (b) payment of a $3,500 fee to the Administrative Agent by the assigning Lender or the Purchaser for processing such assignment (unless such fee is waived by the Administrative Agent or unless such assignment is made to such assigning Lender’s Affiliate), such assignment shall become effective on the effective date specified in such assignment. The Assignment Agreement shall contain a representation and warranty by the Purchaser to the effect that none of the funds, money, assets or other consideration used to make the purchase and assumption of the Commitment and/or Loans under the applicable Assignment Agreement constitutes “plan assets” as defined under ERISA and that the rights, benefits and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights, benefits and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall (x) if a Revolving Lender, be released with respect to the Revolving Loan Commitment and Outstanding Revolving Credit Exposure assigned to such Purchaser and (y) if a Term Lender, be released with respect to the Term Loans assigned to such Purchaser, in each case without any further consent or action by the Borrower, the Lenders or the Administrative Agent. In the case of an assignment covering all of the assigning Lender’s rights, benefits and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the Loan Documents. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.3, the transferor Lender, the Administrative Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that, upon cancellation and surrender to the Borrower of the Notes (if any) held by the transferor Lender, new Notes or, as appropriate, replacement Notes are issued to such transferor Lender, if applicable, and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Term Loans or Revolving Loan Commitments (or, if the Maturity Date has occurred, their respective Outstanding Revolving Credit Exposure), as applicable, as adjusted pursuant to such assignment.

12.3.4    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and the Borrower hereby designates the Administrative Agent to act in such capacity), shall maintain at one of its offices in New York, New York a copy of each Assignment Agreement delivered to it and a register (the

“Register”) for the recordation of the names and addresses of the Lenders, and the Term Loans and Revolving Loan Commitments of, and principal amounts of and interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time and whether such Lender is an original Lender or assignee of another Lender pursuant to an assignment under this Section 13.3. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

12.3.5    No Assignments to Borrower. No such assignment shall be made to the Borrower or any of its Affiliates or Subsidiaries.

12.4    Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and the Subsidiaries; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

12.5    Tax Certifications. If any interest in any Loan Document is transferred to any Transferee which is not organized under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(d).

ARTICLE XIII

NOTICES

13.1    Notices; Effectiveness; Electronic Communication.

13.1.1    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 13.1.2), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(a)    if to the Borrower, to it at Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120, Attention: Donald J. Zurbay, Chief Financial Officer (Telephone: 651-405-5142; Email: Don.zurbay@pattersoncompanies.com);

(b)    if to the Administrative Agent or the Swing Line Lender or if the LC Issuer is MUFG, to it at MUFG Bank, Ltd., 1221 Avenue of the Americas, New York, NY 10020, Attention: Lawrence Blat, Telephone: 212-405-6621, Email: AgencyDesk@us.sc.mufg.jp, and (c) in the case of any other notice to be delivered hereunder, at its address or telecopier number set forth on the signature page hereof;

(c)    if to a Lender or to any LC Issuer other than MUFG, to it at its address (or telecopier number) set forth in its Administrative Questionnaire delivered to the Administrative Agent.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 13.1.2 shall be effective as provided in Section 13.1.2.

13.1.2    Electronic Communications. Notices and other communications to the Lenders may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower, on behalf of the Borrower, may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines; provided that such determination or approval may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

13.2    Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

13.3    Communications on Electronic Transmission System. The Borrower agrees that the Administrative Agent may make communications available to the Lenders by posting such communications on Debtdomain or a substantially similar electronic transmission system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN

THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, THE “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

ARTICLE XIV

COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION

14.1    Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

14.2    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any assignment and assumption agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other state laws based on the Uniform Electronic Transactions Act.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1    CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS,

INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

15.2    CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LC ISSUER, ANY LENDER OR ANY HOLDER OF OBLIGATIONS TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT, ANY LC ISSUER, ANY LENDER OR HOLDER OF OBLIGATIONS OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT, ANY LC ISSUER, ANY LENDER OR HOLDER OF OBLIGATIONS INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT SITTING IN NEW YORK, NEW YORK.

15.3    WAIVER OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT, EACH LC ISSUER, EACH LENDER AND EACH HOLDER OF OBLIGATIONS HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

ARTICLE XVI

BORROWER GUARANTY

In order to induce the Lenders to extend credit to the Borrower hereunder and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Borrower hereby absolutely and irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Rate Management Obligations and Banking Services Obligations of the Subsidiaries (collectively, the “Specified Ancillary Obligations”). The Borrower further agrees that the due and punctual payment of such Specified Ancillary Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Specified Ancillary Obligation.

The Borrower waives presentment to, demand of payment from and protest to any Subsidiary of any of the Specified Ancillary Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Borrower hereunder shall not be affected by: (a) the failure of any applicable Lender (or any of its Affiliates) to assert any claim or demand or to enforce any right or remedy against any Subsidiary under the provisions of any Banking Services Agreement, any Rate Management Transaction or otherwise; (b) any extension or renewal of any of the Specified Ancillary Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, any other Loan Document, any Banking Services Agreement, any Rate Management Transaction or other agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Specified Ancillary Obligations; (e) the failure of any applicable Lender (or any of its Affiliates) to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Specified Ancillary Obligations, if any; (f) any change in the corporate, partnership or other existence, structure or ownership of any Subsidiary or any other guarantor of any of the Specified Ancillary Obligations; (g) the enforceability or validity of the Specified Ancillary Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Specified Ancillary Obligations or any part thereof, or any other invalidity or unenforceability relating to or against any Subsidiary or any other guarantor of any of the Specified Ancillary Obligations, for any reason related to this Agreement, any other Loan Document, any Banking Services Agreement, any Rate Management Transaction, or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by such Subsidiary or any other guarantor of the Specified Ancillary Obligations, of any of the Specified Ancillary Obligations or otherwise affecting any term of any of the Specified Ancillary Obligations; or (h) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Borrower or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Borrower to subrogation.

The Borrower further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Specified Ancillary Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any applicable Lender (or any of its Affiliates) to any balance of any deposit account or credit on the books of the Administrative Agent, any LC Issuer or any Lender in favor of any Subsidiary or any other Person.

The obligations of the Borrower hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Specified Ancillary Obligations, any impossibility in the performance of any of the Specified Ancillary Obligations or otherwise.

The Borrower further agrees that its obligations hereunder shall constitute a continuing and irrevocable guarantee of all Specified Ancillary Obligations now or hereafter existing and shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Specified Ancillary Obligation (including a payment effected through exercise of a right of setoff) is rescinded, or is or must otherwise be restored or returned by any applicable Lender (or any of its Affiliates) upon the insolvency, bankruptcy or reorganization of any Subsidiary or otherwise (including pursuant to any settlement entered into by a holder of Specified Ancillary Obligations in its discretion).

In furtherance of the foregoing and not in limitation of any other right which any applicable Lender (or any of its Affiliates) may have at law or in equity against the Borrower by virtue hereof, upon the failure of any Subsidiary to pay any Specified Ancillary Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Borrower hereby promises to and will, upon receipt of written demand by any applicable Lender (or any of its Affiliates), forthwith pay, or cause to be paid, to such applicable Lender (or any of its Affiliates) in cash an amount equal to the unpaid principal amount of such Specified Ancillary Obligations then due, together with accrued and unpaid interest thereon. The Borrower further agrees that if payment in respect of any Specified Ancillary Obligation shall be due in a currency other than Dollars and/or at a place of payment other than New York, Chicago or any other Eurocurrency Payment Office and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Specified Ancillary Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of any applicable Lender (or any of its Affiliates), disadvantageous to such applicable Lender (or any of its Affiliates) in any material respect, then, at the election of such applicable Lender, the Borrower shall make payment of such Specified Ancillary Obligation in Dollars (based upon the applicable Equivalent Amount in effect on the date of payment) and/or in New York or such other Eurocurrency Payment Office as is designated by such applicable Lender (or its Affiliate) and, as a separate and independent obligation, shall indemnify such applicable Lender (and any of its Affiliates) against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

Upon payment by the Borrower of any sums as provided above, all rights of the Borrower against any Subsidiary arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Specified Ancillary Obligations owed by such Subsidiary to the applicable Lender (or its applicable Affiliates).

Nothing shall discharge or satisfy the liability of the Borrower hereunder except the full performance and payment in cash of the Obligations.

The Borrower hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Guarantor to honor all of its obligations under the Guaranty in respect of Specified Swap Obligations (provided, however, that the Borrower shall only be liable under this paragraph for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this paragraph or otherwise under this Article XVI voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The Borrower intends that this paragraph constitute, and this paragraph shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[The remainder of this page is intentionally blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PATTERSON COMPANIES, INC., as the Borrower
By:	/s/ Donald J. Zurbay
Name: Donald J. Zurbay
Title: Executive Vice President, Chief Financial Officer and Treasurer

Signature Page to Second Amended and Restated Credit Agreement

Patterson Companies, Inc.

MUFG BANK, LTD., as Administrative Agent

By:	/s/ Lawrence Blat
Name: Lawrence Blat
Title: Authorized Signatory

Signature Page to Second Amended and Restated Credit Agreement

Patterson Companies, Inc.

MUFG BANK, LTD., as a Lender and as an LC Issuer

By:	/s/ Eric Hill
Name: Eric Hill
Title: Authorized Signatory

Signature Page to Second Amended and Restated Credit Agreement

Patterson Companies, Inc.

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Linda E.C. Alto
Name: Linda E.C. Alto
Title: Senior Vice President

Signature Page to Second Amended and Restated Credit Agreement

Patterson Companies, Inc.

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Nathaniel E. (Ned) Sher
Name: Nathaniel E. (Ned) Sher
Title: Managing Director

Signature Page to Second Amended and Restated Credit Agreement

Patterson Companies, Inc.

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Lender

By:	/s/ Michael Borowiecki
Name: Michael Borowiecki
Title: Authorized Signatory

Signature Page to Second Amended and Restated Credit Agreement

Patterson Companies, Inc.

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Maria Massimino
Name: Maria Massimino
Title: SVP

Signature Page to Second Amended and Restated Credit Agreement

Patterson Companies, Inc.

TRUIST BANK, as a Lender

By:	/s/ James W. Ford
Name: James W. Ford
Title: Managing Director

Signature Page to Second Amended and Restated Credit Agreement

Patterson Companies, Inc.

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Helen D. Davis
Name: Helen D. Davis
Title: Authorized Officer

Signature Page to Second Amended and Restated Credit Agreement

Patterson Companies, Inc.

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Scott MacVicar
Name: Scott MacVicar
Title: Authorized Signatory

Signature Page to Second Amended and Restated Credit Agreement

Patterson Companies, Inc.

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Thomas Gawel
Name: Thomas Gawel
Title: Vice President

Signature Page to Second Amended and Restated Credit Agreement

Patterson Companies, Inc.

COMMITMENT SCHEDULE

Commitments

Lender	Amount of Revolving Loan Commitment	% of Aggregate Revolving Loan Commitment	Amount of Outstanding Initial Term Loans as of Closing Date	% of Outstanding Initial Term Loans as of Closing Date
MUFG Bank, Ltd.	$88,666,666.68	12.666666668%	$38,000,000.00	12.666666668%
Bank of America, N.A.	$88,666,666.66	12.666666666%	$38,000,000.00	12.666666666%
Fifth Third Bank, National Association	$88,666,666.66	12.666666666%	$38,000,000.00	12.666666666%
The Toronto-Dominion Bank, New York Branch	$80,500,000.00	11.500000000%	$34,500,000.00	11.500000000%
U.S. Bank National Association	$80,500,000.00	11.500000000%	$34,500,000.00	11.500000000%
Truist Bank	$80,500,000.00	11.500000000%	$34,500,000.00	11.500000000%
JPMorgan Chase Bank, N.A.	$70,000,000.00	10.000000000%	$30,000,000.00	10.000000000%
Royal Bank of Canada, New York Branch	$70,000,000.00	10.000000000%	$30,000,000.00	10.000000000%
The Northern Trust Company	$52,500,000.00	7.500000000%	$22,500,000.00	7.500000000%
TOTAL	$700,000,000.00	100.000000000%	$300,000,000.00	100.000000000%

LC ISSUER COMMITMENT SCHEDULE

LC Issuer Commitments

LC Issuer	LC Issuer Commitment
MUFG Bank, Ltd.	$16,666,666.68
Bank of America, N.A.	$16,666,666.66
Fifth Third Bank, National Association	$16,666,666.66
Facility LC Sublimit	$50,000,000.00

PRICING SCHEDULE

Applicable Margin	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status	Level VI Status
Eurocurrency Rate	1.000%	1.125%	1.250%	1.500%	1.750%	2.000%
Floating Rate	0.000%	0.125%	0.250%	0.500%	0.750%	1.000%

Applicable Fee Rate	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status	Level VI Status
Commitment Fee	0.150%	0.175%	0.200%	0.250%	0.300%	0.350%

The Applicable Margin shall be Level III Status until the delivery of the Financials for the first full fiscal quarter ending after the Closing Date. The Applicable Fee Rate shall be Level III Status until the delivery of the Financials for the first full fiscal quarter ending after the Closing Date.

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is less than 1.50 to 1.00.

“Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status and (ii) the Leverage Ratio is less than 2.00 to 1.00.

“Level III Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Leverage Ratio is less than 2.50 to 1.00.

“Level IV Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status, Level II Status or Level III Status and (iii) the Leverage Ratio is less than 3.00 to 1.00.

“Level V Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status and (iii) the Leverage Ratio is less than 3.50 to 1.00.

“Level VI Status” exists at any date if the Borrower has not qualified for Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

“Status” means Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level VI Status.

The Applicable Margin and the Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Borrower’s Status as reflected in the then most recent Financials. Adjustments, if any, to the Applicable Margin or the Applicable Fee Rate shall be effective five Business Days after the Administrative Agent has received the applicable Financials. If the Borrower fails to deliver the Financials to the Administrative Agent at the time required pursuant to Section 6.1, then the Applicable Margin and the Applicable Fee Rate shall be the highest Applicable Margin and Applicable Fee Rate set forth in the foregoing table until five days after such Financials are so delivered.

If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the applicable LC Issuers, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or any LC Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or any LC Issuer, as the case may be, under Section 2.12, 2.24.4 or 2.24.6 or under Article VII. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.